Exhibit 10.178

LOAN AGREEMENT (CALIFORNIA PROPERTY)

Dated as of May 21, 2004

Between

WELLS REIT – ORANGE COUNTY, CA, L.P.,

as Borrower

and

MORGAN STANLEY MORTGAGE CAPITAL INC.,

as Lender

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3.1.4	Litigation	37
3.1.5	Agreements	37
3.1.6	Consents	37
3.1.7	Title	38
3.1.8	No Plan Assets	38
3.1.9	Compliance	38
3.1.10	Financial Information	39
3.1.11	Condemnation	39
3.1.12	Utilities and Public Access	39
3.1.13	Separate Lots	39
3.1.14	Assessments	39
3.1.15	Enforceability	39
3.1.16	Assignment of Leases	39
3.1.17	Insurance	40
3.1.18	Licenses	40
3.1.19	Flood Zone	40
3.1.20	Physical Condition	40
3.1.21	Boundaries	40
3.1.22	Leases	40
3.1.23	Filing and Recording Taxes	41
3.1.24	Single Purpose	41
3.1.25	Tax Filings	44
3.1.26	Solvency	45
3.1.27	Federal Reserve Regulations	45
3.1.28	Organizational Chart	45
3.1.29	Bank Holding Company	45
3.1.30	No Other Debt	45
3.1.31	Investment Company Act	45
3.1.32	Access/Utilities	45
3.1.33	No Bankruptcy Filing	46
3.1.34	Full and Accurate Disclosure	46
3.1.35	Foreign Person	46
3.1.36	No Change in Facts or Circumstances; Disclosure	46
3.1.37	Perfection of Accounts	46
3.1.38	REA	47
Section 3.2	Survival of Representations	47

IV. BORROWER COVENANTS

Section 4.1	Borrower Affirmative Covenants	47
4.1.1	Existence; Compliance with Legal Requirements	47
4.1.2	Taxes and Other Charges	47
4.1.3	Litigation	48
4.1.4	Access to the Individual Property	48
4.1.5	Further Assurances; Supplemental Mortgage Affidavits	48
4.1.6	Financial Reporting	48

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4.1.7	Title to the Individual Property	51
4.1.8	Estoppel Statement	51
4.1.9	Leases	51
4.1.10	Alterations	53
4.1.11	Intentionally Deleted	53
4.1.12	Material Agreements	53
4.1.13	Performance by Borrower	54
4.1.14	Costs of Enforcement/Remedying Defaults	54
4.1.15	Business and Operations	54
4.1.16	Loan Fees	54
Section 4.2	Borrower Negative Covenants	54
4.2.1	Due on Sale and Encumbrance; Transfers of Interests	54
4.2.2	Liens	55
4.2.3	Dissolution	55
4.2.4	Change in Business	55
4.2.5	Debt Cancellation	55
4.2.6	Affiliate Transactions	55
4.2.7	Zoning	55
4.2.8	Assets	55
4.2.9	No Joint Assessment	56
4.2.10	Principal Place of Business	56
4.2.11	ERISA	56
4.2.12	Material Agreements	56
4.2.13	REA	56

V. INSURANCE, CASUALTY AND CONDEMNATION

Section 5.1	Insurance.	57
5.1.1	Insurance Policies	57
5.1.2	Insurance Company	61
Section 5.2	Casualty and Condemnation	62
5.2.1	Casualty	62
5.2.2	Condemnation	62
5.2.3	Business Interruption Insurance Proceeds	63
Section 5.3	Delivery of Net Proceeds.	63
5.3.1	Minor Casualty or Condemnation	63
5.3.2	Major Casualty or Condemnation	64

VI. RESERVE FUNDS

Section 6.1	Required Repair Fund	67
6.1.1	Deposit of Required Repair Funds	67
6.1.2	Release of Required Repair Funds	67
Section 6.2	Tax Funds.	68
6.2.1	Deposits of Tax Funds	68
6.2.2	Release of Tax Funds	68

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Section 6.3	Insurance Funds.	68
6.3.1	Deposits of Insurance Funds	68
6.3.2	Release of Insurance Funds	69
Section 6.4	Capital Expenditure Funds	69
6.4.1	Deposits of Capital Expenditure Funds	69
6.4.2	Release of Capital Expenditure Funds	69
Section 6.5	Rollover Funds.	71
6.5.1	Deposits of Rollover Funds	71
6.5.2	Release of Rollover Funds	71
Section 6.6	Lease Termination Rollover Funds.	71
6.6.1	Deposits of Rollover Funds	71
6.6.2	Release of Lease Termination Rollover Funds	72
Section 6.7	Ground Rent Funds.	73
6.7.1	Deposits of Ground Rent Funds.	73
6.7.2	Release of Ground Rent Funds.	73
Section 6.8	Application of Reserve Funds	73
Section 6.9	Security Interest in Reserve Funds	74
6.9.1	Grant of Security Interest	74
6.9.2	Income Taxes	74
6.9.3	Prohibition Against Further Encumbrance	74
Section 6.10	Letters of Credit	74
6.10.1	Delivery of Letters of Credit	74
Section 6.11	Provisions Regarding Letters of Credit	75
6.11.1	Security for Debt	75
6.11.2	Additional Rights of Lender	75

VII. PROPERTY MANAGEMENT

Section 7.1	The Management Agreement	76
Section 7.2	Prohibition Against Termination or Modification	76
Section 7.3	Replacement of Manager	76

VIII. PERMITTED TRANSFERS

Section 8.1	Permitted Transfer of the Individual Property	77
Section 8.2	Permitted Transfers of Interest in Borrower	77
Section 8.3	Permitted Easements	77

IX. SALE AND SECURITIZATION OF MORTGAGE

Section 9.1	Sale of Mortgage and Securitization	78
Section 9.2	Securitization Indemnification	79

X. DEFAULTS

Section 10.1	Event of Default	81

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SCHEDULES

Schedule I	– Rent Roll
Schedule II	– Required Repairs
Schedule III	– Organizational Chart
Schedule IV	– Form of Subordination, Non-Disturbance and Attornment Agreement
Schedule V	– [Reserved]
Schedule VI	– [Reserved]
Schedule VII	– Description of REA
Schedule VIII	– [Reserved]
Schedule IX	– The Other Loans
Schedule X	– Managers and Management Agreements
Schedule XI	– Exceptions to Representations and Warranties
Schedule XII	– Form of Estoppel Letter
Schedule XIII	– Form of Ground Lessor Estoppel

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LOAN AGREEMENT (CALIFORNIA PROPERTY)

THIS LOAN AGREEMENT (CALIFORNIA PROPERTY), dated as of May 21, 2004 (as amended, restated, replaced, supplemented or otherwise modified from time to time, this “Agreement”), between MORGAN STANLEY MORTGAGE CAPITAL INC., a New York corporation, having an address at 1221 Avenue of the Americas, 27th Floor, New York, New York 10020 (“Lender”), and WELLS REIT – ORANGE COUNTY, CA, L.P., a Delaware limited partnership, having an address at c/o Wells Real Estate Funds, 6200 The Corners Parkway, Norcross, Georgia 30092-6040 ( “Borrower”).

All capitalized terms used herein shall have the respective meanings set forth in Article I hereof.

W I T N E S S E T H:

WHEREAS, Borrower desires to obtain the Loan from Lender; and

WHEREAS, Lender is willing to make the Loan to Borrower, subject to and in accordance with the conditions and terms of this Agreement and the other Loan Documents.

NOW, THEREFORE, in consideration of the covenants set forth in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree, represent and warrant as follows:

I. DEFINITIONS; PRINCIPLES OF CONSTRUCTION

Section 1.1 Definitions.

For all purposes of this Agreement, except as otherwise expressly provided:

“Acquired Properties” shall have the meaning set forth in Section 9.1(c)

“Acquired Property Statements” shall have the meaning set forth in Section 9.1(c).

“Additional Partial Defeasance Collateral” shall mean, in connection with an Additional Partial Defeasance Event, U.S. Obligations which provide payments (i) on or prior to, but as close as possible to, the Business Day immediately preceding all Monthly Payment Dates and other scheduled payment dates, if any, under the Defeased Note issued in connection with such Additional Partial Defeasance Event after the Defeasance Date and up to and including the Maturity Date, and (ii) in amounts equal to or greater than the Scheduled Defeasance Payments relating to such Monthly Payment Dates and other scheduled payment dates.

“Additional Partial Defeasance Date” shall have the meaning set forth in Section 2.5.3(a)(i).

“Additional Partial Defeasance Event” shall have the meaning set forth in Section 2.5.3(a).

“Affiliate” shall mean, as to any Person, any other Person that, directly or indirectly, owns more than forty percent (40%) of, is in control of, is controlled by or is under common ownership or control with such Person or is a director or officer of such Person or of an Affiliate of such Person. As used in this definition, the term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management, policies or activities of a Person, whether through ownership of voting securities, by contract or otherwise.

“Agent” shall mean LaSalle Bank, National Association, and any successor Eligible Institution thereto.

“Allocated Loan Amount” shall mean $10,700,000.00. The Allocated Loan Amount shall be reduced by the principal amount that the Loan is prepaid pursuant to this Agreement in connection with a Condemnation or Casualty affecting the Individual Property and if the Individual Property is the subject of an Additional Partial Defeasance Event the Allocated Loan Amount shall be reduced by the principal amount of the Defeased Note attributable to the Individual Property.

“ALTA” shall mean American Land Title Association, or any successor thereto.

“Alteration Threshold” shall mean three percent (3%) of the Allocated Loan Amount.

“Annual Budget” shall mean the operating and capital budget for the Individual Property setting forth the Borrower’s good faith estimate of Gross Revenue, Operating Expenses, and Capital Expenditures for the applicable Fiscal Year.

“Approved Annual Budget” shall have the meaning set forth in Section 4.1.6(e).

“Assignment of Leases” shall mean, collectively, the First Assignment of Leases and the Second Assignment of Leases.

“Assignment of Management Agreement” shall mean that certain Assignment of Management Agreement and Subordination of Management Fees dated the date hereof each among Borrower, Manager and Lender, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Award” shall mean any compensation paid by any Governmental Authority in connection with a Condemnation in respect of the Individual Property.

“Bankruptcy Code” shall mean Title 11 of the United States Code entitled “Bankruptcy”, as amended from time to time, and any successor statute or statutes and all rules and regulations from time to time promulgated thereunder, and any comparable foreign laws relating to bankruptcy, insolvency or creditors’ rights.

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“Basic Carrying Costs” shall mean the sum of the following costs associated with the Individual Property for the relevant Fiscal Year or payment period: (i) Taxes and (ii) Insurance Premiums.

“Borrower” shall mean WELLS REIT – ORANGE COUNTY, CA, L.P., a Delaware limited partnership, together with its permitted successors and permitted assigns.

“Business Day” shall mean any day other than a Saturday, a Sunday or a legal holiday on which national banks are not open for general business in (i) the State of New York, (ii) the state where the corporate trust office of the Trustee is located, or (iii) the state where the servicing offices of the Servicer are located.

“Cap Ex Amount” shall mean, an annual amount equal to the product of (a) $0.25 multiplied by (b) the number of square feet in the Improvements at the Individual Property.

“Capital Expenditures” for any period shall mean amounts expended for replacements and alterations to the Individual Property and required to be capitalized according to GAAP.

“Capital Expenditure Funds” shall have the meaning set forth in Section 6.4.1.

“Capital Expenditures Work” shall mean any labor performed or materials installed in connection with any Capital Expenditure.

“Cash Management Agreement” shall mean that certain Portfolio Cash Management Agreement of even date herewith among Lender, Borrower, Wells REIT – Bridgewater, NJ, LLC, Wells REIT – Austin, TX, L.P., Wells REIT – Nashville, TN, LLC, Wells REIT – Multi-State Owner, LLC, Agent and the Manager as defined therein.

“Casualty” shall mean the occurrence of any casualty, damage or injury, by fire or otherwise, to any of the Individual Property or any part thereof.

“Casualty Consultant” shall have the meaning set forth in Section 5.3.2(c).

“Casualty Retainage” shall have the meaning set forth in Section 5.3.2(d).

“Clearing Account Agreement” shall mean that certain Clearing Account Agreement (Multi-State) dated as of the date hereof, among Borrower, Wells REIT – Bridgewater, NJ, LLC, Wells REIT – Austin, TX, L.P., Wells REIT – Nashville, TN, LLC, Wells REIT – Multi-State Owner, LLC, Lender and the Clearing Bank (as defined therein).

“Clearing Account” shall mean the “Clearing Account” as defined in the Clearing Account Agreement.

“Closing Date” shall mean the date of funding the Loan.

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“Code” shall mean the Internal Revenue Code of 1986, as amended, and as it may be further amended from time to time, any successor statutes thereto, and applicable U.S. Department of Treasury regulations issued pursuant thereto in temporary or final form.

“Component A1” shall mean that portion of the Loan in the amount of Three Million Sixty Thousand and No/100 Dollars ($3,060,000.00) made by Lender to Borrower pursuant to this Agreement.

“Component A1 Rate” shall mean a rate per annum equal to four and eighty-four hundredths percent (4.84%).

“Component A2” shall mean that portion of the Loan in the amount of Two Million Four Hundred Fifty Thousand and No/100 Dollars ($2,450,000.00) made by Lender to Borrower pursuant to this Agreement.

“Component A2 Rate” shall mean a rate per annum equal to four and eighty-four hundredths percent (4.84%).

“Component A3” shall mean that portion of the Loan in the amount of Two Million One Hundred Forty Thousand and No/100 Dollars ($2,140,000.00) made by Lender to Borrower pursuant to this Agreement.

“Component A3 Rate” shall mean a rate per annum equal to four and eighty-four hundredths percent (4.84%).

“Component A4” shall mean that portion of the Loan in the amount of One Million Five Hundred Thirty Thousand and No/100 Dollars ($1,530,000.00) made by Lender to Borrower pursuant to this Agreement.

“Component A4 Rate” shall mean a rate per annum equal to four and eighty-four hundredths percent (4.84%).

“Component A5” shall mean that portion of the Loan in the amount of Nine Hundred Twenty Thousand and No/100 Dollars ($920,000.00) made by Lender to Borrower pursuant to this Agreement.

“Component A5 Rate” shall mean a rate per annum equal to four and eighty-four hundredths percent (4.84%).

“Component A6” shall mean that portion of the Loan in the amount of Six Hundred Thousand and No/100 Dollars ($600,000.00) made by Lender to Borrower pursuant to this Agreement.

“Component A6 Rate” shall mean a rate per annum equal to four and eighty-four hundredths percent (4.84%).

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“Component Rates” means, collectively, the Component A1 Rate, Component A2 Rate, Component A3 Rate, Component A4 Rate, Component A5 Rate and the Component A6 Rate.

“Components” shall mean, collectively, Component A1, Component A2, Component A3, Component A4, Component A5 and Component A6.

“Condemnation” shall mean a temporary or permanent taking by any Governmental Authority as the result or in lieu or in anticipation of the exercise of the right of condemnation or eminent domain, of all or any part of the Individual Property, or any interest therein or right accruing thereto, including any right of access thereto or any change of grade affecting the Individual Property or any part thereof.

“Debt” shall mean the outstanding principal amount of the Loan together with all interest accrued and unpaid thereon (including, without limitation, any interest that would accrue on the outstanding principal amount of the Loan through and including the end of any applicable Interest Period) and all other sums (including the Yield Maintenance Premium) due to Lender in respect of the Loan under the Note, this Agreement, the Mortgage, the Environmental Indemnity, the Guaranty of Other Loans, any other Loan Document or any Guaranty Security Document.

“Debt Service” shall mean, with respect to any particular period of time, scheduled principal, if any, and interest payments under the Note.

“Debt Service Coverage Ratio” shall mean (a) with respect to the Individual Property and the Other Properties, the ratio of (i) Underwritable Cash Flow for the Individual Property and the Other Properties (to the extent then subject to the liens of the Other Mortgages) for the twelve (12) calendar month period immediately preceding the date of calculation to (ii) the projected Debt Service that would be due for the twelve (12) calendar month period immediately following such calculation under the Note and each “Note” (as defined in the Other Loan Agreements) (to the extent not theretofore prepaid) evidencing the Other Loans, assuming an annual loan constant of nine percent (9.0%) of the aggregate outstanding principal balance of the Loan and the Other Loans as of the date of such calculation and (b) with respect to the Individual Property, the ratio of (y) Underwritable Cash Flow for the Individual Property for the immediately preceding twelve (12) calendar month period to (z) the projected Debt Service that would be due with respect to the Allocated Loan Amount for the twelve (12) month period immediately following such calculation based upon an assumed loan constant for such period equal to nine percent (9%) of the Allocated Loan Amount with respect to the Individual Property as of the date of such calculation.

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“Default” shall mean the occurrence of any event hereunder or under any other Loan Document which, but for the giving of notice or passage of time, or both, would be an Event of Default.

“Default Rate” shall mean, with respect to the Loan, a rate per annum equal to the lesser of (i) the maximum rate permitted by applicable law, or (ii) four percent (4.0%) above the Interest Rate.

“Defeasance Collateral Account” shall have the meaning set forth in Section 2.5.3.

“Defeased Note” shall have the meaning set forth in Section 2.5.3(a)(iii).

“Deposit Account” shall have the meaning set forth in the Cash Management Agreement.

“Disclosure Document” shall have the meaning set forth in Section 9.2(a).

“Disclosure Document Date” shall have the meaning set forth in Section 9.1(c)(iv).

“Eligible Account” shall mean an identifiable and separate account which is separate from all other funds held by the holding institution that is either (a) an account or accounts maintained with a federal or state-chartered depository institution or trust company which complies with the definition of Eligible Institution or (b) a segregated trust account or accounts maintained with the corporate trust department of a federal or state chartered depository institution or trust company acting in its fiduciary capacity which, in the case of a state chartered depository institution or trust company is subject to regulations substantially similar to 12 C.F.R. §9.10(b), having in either case a combined capital and surplus of at least $50,000,000 and subject to supervision or examination by federal and state authority. An Eligible Account will not be evidenced by a certificate of deposit, passbook or other instrument.

“Eligible Institution” shall mean a federal or state chartered depository institution or trust company insured by the Federal Deposit Insurance Corporation the short term unsecured debt obligations or commercial paper of which are rated at least A-1 by S&P, P-1 by Moody’s and F-1+ by Fitch in the case of accounts in which funds are held for thirty (30) days or less or, in the case of Letters of Credit or accounts in which funds are held for more than thirty (30) days, the long term unsecured debt obligations of which are rated at least “AA” by Fitch and S&P and “Aa2” by Moody’s.

“Environmental Indemnity” shall mean that certain Environmental Indemnity Agreement, dated as of the date hereof, executed by Borrower and Guarantor in connection with the Loan for the benefit of Lender, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Equipment” shall have the meaning set forth in the granting clause of the Mortgage with respect to the Individual Property.

“ERISA” shall have the meaning set forth in Section 3.1.8.

“Event of Default” shall have the meaning set forth in Section 10.1.

“Excess Release Amount” shall mean the amount by which the Release Amount exceeds the Allocated Loan Amount on the Total Defeasance Date.

“Exchange Act” shall have the meaning set forth in Section 9.2(a).

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“Exchange Act Filing” shall have the meaning set forth in Section 9.1(c)(vi).

“Excusable Delay” shall mean a delay due to acts of God, governmental restrictions, stays, judgments, orders, decrees, enemy actions, civil commotion, fire, casualty, strikes, work stoppages, shortages of labor or materials or other causes beyond the reasonable control of Borrower, but lack of funds in and of itself shall not be deemed a cause beyond the control of Borrower.

“Extraordinary Expense” shall have the meaning set forth in Section 4.1.6(e).

“First Assignment of Leases” shall mean that certain first priority Assignment of Leases and Rents, dated as of the date hereof, executed and delivered by Borrower, as assignor, as security for its obligations under this Agreement and the Note and encumbering the Individual Property, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“First Mortgage” shall mean that certain first priority Deed of Trust and Security Agreement, dated as of the date hereof, executed and delivered by Borrower as security for its obligations under this Agreement and the Note, and encumbering the Individual Property, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Fiscal Year” shall mean each twelve month period commencing on January 1 and ending on December 31 during each year of the term of the Loan.

“Fitch” shall mean Fitch, Inc.

“GAAP” shall mean generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the accounting profession), or in such other statements by such entity as may be in general use by significant segments of the U.S. accounting profession.

“Governmental Authority” shall mean any court, board, agency, commission, office or authority of any nature whatsoever or any governmental unit (federal, state, county, district, municipal, city or otherwise) whether now or hereafter in existence.

“Gross Revenue” shall mean all revenue, derived from the ownership and operation of the Individual Property from whatever source, including, but not limited to, Rents, but excluding sales, use and occupancy or other taxes on receipts required to be accounted for by Borrower to any Governmental Authority, non-recurring revenues as determined by Lender, proceeds from the sale or refinancing of the Individual Property, security deposits (except to the extent determined by Lender to be properly utilized to offset a loss of Rent), refunds and uncollectible accounts, proceeds of casualty insurance and Awards (other than business interruption or other loss of income insurance related to business interruption or loss of income for the period in question), and any disbursements to Borrower from the Reserve Funds or any other fund established by the Loan Documents.

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“Ground Lease” shall mean any ground lease with Borrower as the tenant which now or at any time during the term of the Loan becomes a part of the collateral for the Loan in accordance with this Agreement, together with any amendments, restatements, supplements, extensions or other modifications thereto.

“Ground Rent” shall mean any rent, additional rent or other charge payable by the tenant under a Ground Lease.

“Ground Rent Funds” shall have the meaning set forth in Section 6.7.1.

“Guarantor” shall mean Wells Operating Partnership, L.P., a Delaware limited partnership.

“Guarantees” shall mean, collectively, the Guaranty and the Guaranty of Other Loans.

“Guaranty” shall mean that certain Guaranty of Recourse Carveouts of even date herewith executed by Guarantor for the benefit of Lender with respect to the Loan, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Guaranty of Other Loans” shall mean that certain Guaranty as to Other Loans executed by Borrower for the benefit of Lender of even date herewith, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Guaranty Security Documents” shall mean, collectively, the Second Mortgage, the Second Assignment of Leases, the Guaranty of Other Loans, the Subordination of Management Agreement and all other documents now or hereafter executed and/or delivered by Borrower in connection with, and/or as security for, the Guaranty of Other Loans.

“Improvements” shall have the meaning set forth in the granting clause of the Mortgage.

“Indebtedness” shall mean, for any Person, without duplication: (i) all indebtedness of such Person for borrowed money, for amounts drawn under a letter of credit, or for the deferred purchase price of property for which such Person or its assets is liable, (ii) all unfunded amounts under a loan agreement, letter of credit, or other credit facility for which such Person would be liable if such amounts were advanced thereunder, (iii) all amounts required to be paid by such Person as a guaranteed payment to partners or a preferred or special dividend, including any mandatory redemption of shares or interests, (iv) all indebtedness guaranteed by such Person, directly or indirectly, (v) all obligations under leases that constitute capital leases for which such Person is liable, and (vi) all obligations of such Person under interest rate swaps, caps, floors, collars and other interest hedge agreements, in each case whether such Person is liable contingently or otherwise, as obligor, guarantor or otherwise, or in respect of which obligations such Person otherwise assures a creditor against loss.

“Indemnified Liabilities” shall have the meaning set forth in Section 11.13(b).

“Independent Director” shall have the meaning set forth in Section 3.1.24(p).

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“Individual Property” shall mean that certain parcel of real property, the improvements thereon and all personal property owned by Borrower and encumbered by the Mortgage, together with all rights pertaining to such property and improvements, as more particularly described in the granting clauses of such Mortgages, and located at 675 Placentia Avenue, Brea, California.

“Insurance Funds” shall have the meaning set forth in Section 6.3.1.

“Insurance Premiums” shall have the meaning set forth in Section 5.1.1(b).

“Interest Period” shall mean for each interest period commencing June 7, 2004, the period commencing on (and including) the seventh (7th) day of each calendar month and ending on (and including) the sixth (6th) day of the following calendar month. Each Interest Period shall be a full month and shall not be shortened by reason of any payment of the Loan prior to the expiration of such Interest Period.

“Interest Rate” shall mean a rate per annum equal to the applicable Component Rate or the weighted average of all Component Rates, as the context requires.

“Lease” shall mean any lease, sublease or subsublease, letting, license, concession or other agreement (whether written or oral and whether now or hereafter in effect) pursuant to which any Person is granted a possessory interest in, or right to use or occupy all or any portion of any space in the Individual Property, and every modification, amendment or other agreement relating to such lease, sublease, subsublease, or other agreement entered into in connection with such lease, sublease, subsublease, or other agreement and every guarantee of the performance and observance of the covenants, conditions and agreements to be performed and observed by the other party thereto.

“Lease Termination Fee” shall have the meaning set forth in Section 6.6.1.

“Lease Termination Rollover Funds” shall have the meaning set forth in Section 6.6.1.

“Legal Requirements” shall mean, with respect to Borrower and the Individual Property, all federal, state, county, municipal and other governmental statutes, laws, rules, orders, regulations, ordinances, judgments, decrees and injunctions of Governmental Authorities affecting Borrower or the Individual Property or any part thereof or the construction, use, alteration or operation thereof, or any part thereof, whether now or hereafter enacted and in force, including, without limitation, the Americans with Disabilities Act of 1990, and all permits, licenses and authorizations and regulations relating thereto, and all covenants, agreements, restrictions and encumbrances contained in any instruments, either of record or known to Borrower, at any time in force affecting the Individual Property or any part thereof, including, without limitation, any which may (i) require repairs, modifications or alterations in or to the Individual Property or any part thereof, or (ii) in any way limit the use and enjoyment thereof.

“Lender” shall mean Morgan Stanley Mortgage Capital Inc., a New York corporation, together with its successors and assigns and Participants.

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“Lender Indemnitees” shall have the meaning set forth in Section 11.13(b).

“Letter of Credit” shall mean an irrevocable, unconditional, transferable, clean sight draft letter of credit acceptable to Lender and the Rating Agencies (either an evergreen letter of credit or one which does not expire until at least thirty (30) Business Days after the Maturity Date) in favor of Lender and entitling Lender to draw thereon in New York, New York, issued by a domestic Eligible Institution or the U.S. agency or branch of a foreign Eligible Institution which shall provide that if at any time the bank issuing any such Letter of Credit shall cease to be an Eligible Institution, Lender shall have the right immediately to draw down the same in full and hold the proceeds of such draw in accordance with the applicable provisions hereof.

“Liabilities” shall have the meaning set forth in Section 9.2(b).

“Lien” shall mean any mortgage, deed of trust, lien, pledge, hypothecation, assignment, security interest, or any other encumbrance, charge or transfer of, on or affecting the Individual Property or any portion thereof or any interest therein, or any interest in Borrower, including, without limitation, any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, the filing of any financing statement, and mechanic’s, materialmen’s and other similar liens and encumbrances.

“Loan” shall mean the loan in the original principal amount of Ten Million Seven Hundred Thousand and No/100 Dollars ($10,700,000.00) made by Lender to Borrower pursuant to this Agreement, which loan is comprised of the Components.

“Loan Documents” shall mean, collectively, this Agreement, the Note, the First Mortgage, the First Assignment of Leases, the Cash Management Agreement, the Clearing Account Agreement, the Environmental Indemnity, the Guarantees, the Assignment of Management Agreement and any other document pertaining to the Individual Property as well as all other documents now or hereafter executed and/or delivered in connection with the Loan, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Major Lease” shall mean any Lease (i) covering more than 20,000 square feet at the Individual Property or (ii) made with a Tenant that is a Tenant under another Lease at the Individual Property or that is an Affiliate of any other Tenant under a Lease at the Individual Property, if the Leases together cover more than 20,000 square feet.

“Management Agreement” shall mean the management agreement entered into by and between Borrower and the Manager, pursuant to which the Manager is to provide management and other services with respect to the Individual Property.

“Manager” shall have the meaning set forth on Schedule X attached hereto or any other manager approved in accordance with the terms and conditions of the Loan Documents.

“Manager Termination Ratio” shall have the meaning set forth in Section 7.3.

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“Material Agreements” shall mean each contract and agreement relating to the ownership, management, development, use, operation, leasing, maintenance, repair or improvement of the Individual Property, other than the Management Agreement and the Leases, under which there is an obligation of Borrower to pay more than $1,000,000.00 per annum.

“Maturity Date” shall mean June 7, 2014 or such other date on which the final payment of principal of the Note becomes due and payable as therein or herein provided, whether at such stated maturity date, by declaration of acceleration, or otherwise; provided, however, (i) if a Total Defeasance Event occurs, the Maturity Date shall mean the Permitted Prepayment Date, or (ii) if an Additional Partial Defeasance Event occurs, the Maturity Date of the Defeased Note relating to such Additional Partial Defeasance Event shall mean the Permitted Prepayment Date.

“Maximum Legal Rate” shall mean the maximum nonusurious interest rate, if any, that at any time or from time to time may be contracted for, taken, reserved, charged or received on the indebtedness evidenced by the Note and as provided for herein or the other Loan Documents, under the laws of such state or states whose laws are held by any court of competent jurisdiction to govern the interest rate provisions of the Loan.

“Minimum Disbursement Amount” shall mean Fifty Thousand and No/100 Dollars ($50,000).

“Monthly Payment Date” shall mean the seventh (7th) day of every calendar month occurring during the term of the Loan.

“Moody’s” shall mean Moody’s Investors Service, Inc.

“Morgan Stanley” shall have the meaning set forth in Section 9.2(b).

“Morgan Stanley Group” shall have the meaning set forth in Section 9.2(b).

“Mortgage” or “Mortgages” shall mean, individually or collectively, as the case may be, the First Mortgage and the Second Mortgage.

“Net Proceeds” shall mean: (i) the net amount of all insurance proceeds payable as a result of a Casualty to the Individual Property, after deduction of reasonable costs and expenses (including, but not limited to, reasonable attorneys’ fees and expenses), if any, in collecting such insurance proceeds, or (ii) the net amount of the Award, after deduction of reasonable costs and expenses (including, but not limited to, reasonable attorneys’ fees and expenses), if any, in collecting such Award.

“Net Proceeds Deficiency” shall have the meaning set forth in Section 5.3.2(f).

“Non-Consolidation Opinion” shall mean that certain bankruptcy nonconsolidation opinion letter dated the date hereof delivered by Alston & Bird LLP in connection with the Loan.

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“Note” shall mean, collectively, Note A1, Note A2, Note A3, Note A4, Note A5 and Note A6. The definition of Note shall also include any Undefeased Notes, but shall not include any Defeased Notes.

“Note A1” shall mean that certain Promissory Note A1 dated the date hereof in the original principal amount of Component A1 from Borrower for the benefit of Lender, as the same may hereafter be amended, supplemented, split, restated, increased, extended or consolidated from time to time.

“Note A2” shall mean that certain Promissory Note A2 dated the date hereof in the original principal amount of Component A2 from Borrower for the benefit of Lender, as the same may hereafter be amended, supplemented, split, restated, increased, extended or consolidated from time to time.

“Note A3” shall mean that certain Promissory Note A3 dated the date hereof in the original principal amount of Component A3 from Borrower for the benefit of Lender, as the same may hereafter be amended, supplemented, split, restated, increased, extended or consolidated from time to time.

“Note A4” shall mean that certain Promissory Note A4 dated the date hereof in the original principal amount of Component A4 from Borrower for the benefit of Lender, as the same may hereafter be amended, supplemented, split, restated, increased, extended or consolidated from time to time.

“Note A5” shall mean that certain Promissory Note A5 dated the date hereof in the original principal amount of Component A5 from Borrower for the benefit of Lender, as the same may hereafter be amended, supplemented, split, restated, increased, extended or consolidated from time to time.

“Note A6” shall mean that certain Promissory Note A6 dated the date hereof in the original principal amount of Component A6 from Borrower for the benefit of Lender, as the same may hereafter be amended, supplemented, split, restated, increased, extended or consolidated from time to time.

“Notice” shall have the meaning set forth in Section 11.6.

“Obligations” shall have the meaning set forth in the Mortgage.

“Officer’s Certificate” shall mean a certificate delivered to Lender by Borrower which is signed by an authorized senior officer of Borrower.

“Operating Agreements” shall mean the REA, including any other covenants, restrictions or agreements of record relating to the construction, operation or use of the Individual Property.

“Operating Expenses” shall mean all costs and expenses relating to the operation, maintenance and management of the Individual Property, including, without limitation, utilities, repairs and maintenance, insurance, property taxes and assessments,

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advertising expenses, payroll and related taxes, equipment lease payments, a management fee equal to the greater of three percent (3%) of annual rents or the actual management fee, $0.25 per rentable square foot of the Improvements per annum with respect to capital costs and $1.25 per rentable square foot of the Improvements per annum with respect to tenant rollover expenses, but excluding actual Capital Expenditures, depreciation, amortization, Extraordinary Expenses and deposits required to be made to the Reserve Funds; provided, however such costs and expenses shall be subject to adjustment by Lender to normalize such costs and expenses.

“Other Assignment of Leases” shall mean, individually and collectively, the Assignment of Leases (as defined in the Other Loan Agreements).

“Other Assignments of Management Agreements” shall mean, individually and collectively, the Assignments of Management Agreements (as defined in the Other Loan Agreements).

“Other Borrowers” shall mean, individually and collectively, the borrowers under any or all of the Other Loans as more particularly set forth on Schedule IX attached hereto.

“Other Charges” shall mean all ground rents, maintenance charges, impositions other than Taxes, and any other charges, including, without limitation, vault charges and license fees for the use of vaults, chutes and similar areas adjoining the Individual Property, now or hereafter levied or assessed or imposed against the Individual Property or any part thereof.

“Other Guarantees” shall mean, individually and collectively, each “Guaranty of Other Loans” (as defined in the other Loan Agreements) executed by each of the Other Borrowers, to the extent applicable.

“Other Lenders” shall mean Morgan Stanley Mortgage Capital Inc., a New York corporation, as the lender under the Other Loan Agreements, together with its successors and assigns.

“Other Loan Agreements” shall mean, individually and collectively, the loan agreements dated as of the date hereof pursuant to which Lender has made the Other Loans to the Other Borrowers, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Other Loan Documents” shall mean, individually and collectively, the “Loan Documents” (as defined in the Other Loan Agreements), including, without limitation, the Other Loan Agreements.

“Other Loans” shall mean, individually and collectively, those loans made by the Other Lender to the Other Borrowers contemporaneously herewith, as more particularly set forth on Schedule IX attached hereto.

“Other Mortgages” shall mean, individually and collectively, the Mortgages (as defined in the Other Loan Agreements) encumbering the Other Properties.

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“Other Properties” shall mean, individually and collectively, the properties owned by the Other Borrowers, as more particularly set forth on Schedule IX attached hereto.

“Otherwise Rated Insurer” shall have the meaning set forth in Section 5.1.2.

“Participant” shall mean any Person that has purchased a participation in this Loan Agreement pursuant to Section 11.27.

“Permitted Encumbrances” shall mean, collectively, (i) the Liens and security interests created by the Loan Documents and the Guaranty Security Documents, (ii) all Liens, encumbrances and other matters disclosed in the Title Insurance Policy, (iii) Liens, if any, for Taxes imposed by any Governmental Authority not yet due or delinquent, (iv) such other title and survey exceptions as Lender has approved or may approve in writing in Lender’s sole discretion, and (v) any Leases permitted hereunder.

“Permitted Investments” shall have the meaning set forth in the Cash Management Agreement.

“Permitted Prepayment Date” shall mean March 7, 2014.

“Permitted Transferee” shall mean a corporation, partnership or limited liability company (i) acceptable to Lender in its reasonable discretion based on then current underwriting and credit requirements for commercial mortgage loans in the secondary market secured by similar properties, (ii) that qualifies as a single purpose, bankruptcy remote entity under criteria established by the Rating Agencies and (iii) whose counsel has delivered to Lender a non-consolidation opinion acceptable to Lender and the Rating Agencies in their sole discretion.

“Person” shall mean any individual, corporation, partnership, limited liability company, joint venture, estate, trust, unincorporated association, any other entity, any federal, state, county or municipal government or any bureau, department or agency thereof and any fiduciary acting in such capacity on behalf of any of the foregoing.

“Plan Assets Regulation” shall have the meaning set forth in Section 3.1.8.

“Policies” shall have the meaning specified in Section 5.1.1(b).

“Prepayment Date” shall mean the date on which the Loan is prepaid in accordance with the terms hereof.

“Prescribed Laws” shall mean, collectively, (a) the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Public Law 107-56) (the USA PATRIOT Act), (b) Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001, and relating to Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism, (c) the International Emergency Economic Power Act, 50 U.S.C. §1701 et seq. and (d) all other Legal Requirements relating to money laundering or terrorism.

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“Rating Agencies” shall mean, prior to the final Securitization of the Loan, each of S&P, Moody’s and Fitch, or any other nationally recognized statistical rating agency which has been designated by Lender and, after the final Securitization of the Loan, shall mean any of the foregoing that have rated any of the Securities.

“Rating Agency Confirmation” shall mean a written affirmation from each of the Rating Agencies that the credit rating of the Securities by such Rating Agency immediately prior to the occurrence of the event with respect to which such Rating Agency Confirmation is sought will not be qualified, downgraded or withdrawn as a result of the occurrence of such event, which affirmation may be granted or withheld in such Rating Agency’s sole and absolute discretion.

“REA” shall mean, collectively, as the same may be amended, restated, supplemented or otherwise modified from time to time, those certain agreements more specifically described on Schedule VII attached hereto and made a part hereof.

“Registration Statement” shall have the meaning set forth in Section 9.2(b).

“REIT” shall mean Wells Real Estate Investment Trust, Inc., a Maryland corporation.

“Related Party” or “Related Parties” shall have the meaning set forth in Section 3.1.26.

“Release Amount” shall mean (a) in connection with a Total Defeasance Event (as defined herein and in each of the Other Loan Agreements) of the Loan and all the Other Loans, an amount equal to one hundred percent (100%) of the Allocated Loan Amount, and (b) in connection with a Total Defeasance Event (as defined herein and in each of the Other Loan Agreements) of the Loan and less than all of the Other Loans, an amount equal to one hundred twenty percent (120%) of the Allocated Loan Amount; provided, however, that the Borrower shall be permitted to increase the Release Amount under (b) above in order to satisfy the debt service coverage ratio tests set forth in Section 2.5.1(a)(xii) hereof or to satisfy the debt service coverage ratio tests for a “Total Defeasance Event” or “Partial Defeasance Event” as defined in and as set forth in Sections 2.5.1(a)(xiii) and 2.5.2(a)(vii) of the Other Loan Agreements (if applicable).

“Release Date” shall mean the date that is two (2) years from the “startup day” (within the meaning of Section 860G(a)(9) of the Code) of the REMIC Trust established in connection with the last Securitization involving any portion of this Loan.

“REMIC Trust” shall mean any “real estate mortgage investment conduit” within the meaning of Section 860D of the Code that holds all or any portion of the Note or any Component.

“Rent Deficiency” shall have the meaning set forth in Section 6.6.2.

“Rents” shall mean all rents, moneys payable as damages or in lieu of rent, revenues, deposits (including, without limitation, security, utility and other deposits), accounts,

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cash, issues, profits, charges for services rendered, and other consideration of whatever form or nature received by or paid to or for the account of or benefit of Borrowers or its agents or employees from any and all sources arising from or attributable to the Individual Property.

“Replacement Lease” shall have the meaning set forth in Section 6.6.2.

“Required Repair Funds” shall have the meaning set forth in Section 6.1.1.

“Required Repairs” shall have the meaning set forth in Section 6.1.1.

“Reserve Funds” shall mean, collectively, the Capital Expenditure Funds, the Insurance Funds, the Tax Funds, the Required Repair Funds, the Rollover Funds and to the extent required hereunder, Ground Rent Funds.

“Restoration” shall have the meaning set forth in Section 5.2.1.

“Restoration Threshold” shall mean ten percent (10%) of the Allocated Loan Amount.

“Rollover Amount” shall mean, an annual amount equal to the product of (a) $1.25 multiplied by (b) the number of square feet in the Improvements at the Individual Property.

“Rollover Funds” shall have the meaning set forth in Section 6.5.1.

“S&P” shall mean Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc.

“Scheduled Defeasance Payments” shall mean (a) in connection with a Total Defeasance Event, scheduled payments of interest and principal under the Note for all Monthly Payment Dates occurring after the Defeasance Date and up to and including the Maturity Date (including the outstanding principal balance on the Note as of the Maturity Date), and (b) in connection with an Additional Partial Defeasance Event, scheduled payments of interest and principal under the Defeased Note created in connection with such Additional Partial Defeasance Event for all Monthly Payment Dates occurring after the Defeasance Date and up to and including the Maturity Date (including the outstanding principal balance on such Defeased Note as of the Maturity Date), and, in each case, all payments required after the Defeasance Date under the Loan Documents for servicing fees and other similar charges.

“Second Assignment of Leases” shall mean that certain second priority Second Assignment of Leases and Rents, dated as of the date hereof, executed and delivered by Borrower, as assignor, to Lender, as assignee, as security for Borrower’s obligations under the Guaranty of Other Loans and encumbering the Individual Property, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Second Mortgage” shall mean that certain second priority Second Deed of Trust and Security Agreement, dated as of the date hereof, executed and delivered by Borrower as security for Borrower’s obligations under the Guaranty of Other Loans and encumbering the Individual Property, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

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“Secondary Market Transaction” shall have the meaning set forth in Section 9.1(a).

“Securities” shall have the meaning set forth in Section 9.1(a).

“Securities Act” shall have the meaning set forth in Section 9.2(a).

“Securitization” shall have the meaning set forth in Section 9.1(a).

“Security Agreement” shall mean a security agreement in form and substance that would be satisfactory to a prudent lender pursuant to which Borrower grant Lender a perfected, first priority security interest in the Defeasance Collateral Account and the Defeasance Collateral.

“Servicer” shall have the meaning set forth in Section 11.24.

“Servicing Agreement” shall have the meaning set forth in Section 11.24.

“Severed Loan Documents” shall have the meaning set forth in Section 10.2(c).

“SPC Party” shall have the meaning set forth in Section 3.1.24(o).

“Standard Statement” shall have the meaning set forth in Section 9.1(c).

“State” shall mean the State or Commonwealth in which the Individual Property or any part thereof is located.

“Subordination of Management Agreement” shall mean, with respect to the Individual Property, that certain Subordination of Management Agreement and Management Fees dated the date hereof among the Borrower, Manager and Lender, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Substitute Property” and “Substitute Properties” shall have the meaning set forth in Section 2.6.

“Substitute Property Loan Amount” shall have the meaning set forth in Section 2.6(k).

“Substituted Property” and “Substituted Properties” shall have the meaning set forth in Section 2.6.

“Successor Borrower” shall have the meaning set forth in Section 2.5.3.

“Survey” shall mean a survey of the Individual Property prepared by a surveyor licensed in the State and satisfactory to Lender and the company or companies issuing the Title Insurance Policies, and containing a certification of such surveyor satisfactory to Lender.

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“Tax Funds” shall have the meaning set forth in Section 6.2.1.

“Taxes” shall mean all real estate and personal property taxes, assessments, water rates or sewer rents, now or hereafter levied or assessed or imposed against the Individual Property or part thereof, together with all interest and penalties thereon.

“Tenant” shall mean any Person obligated by contract or otherwise to pay monies (including a percentage of gross income, revenue or profits) under any Lease now or hereafter affecting all or any part of the Individual Property.

“Termination Space” shall have the meaning set forth in Section 6.6.1.

“Terrorism Insurance Premium Limit” shall mean the aggregate amount of $500,000 which shall be reasonably allocated by Borrowers and the Other Borrowers to the Individual Property and the Other Properties.

“Threshold DSCR” shall mean 1:65 to 1:00.

“Title Insurance Policies” shall mean an ALTA mortgagee title insurance policy in the form acceptable to Lender issued with respect to the Individual Property and insuring the lien of the Mortgage encumbering the Individual Property.

“Total Defeasance Collateral” shall mean, in connection with a Total Defeasance Event, U.S. Obligations which provide payments (i) on or prior to, but as close as possible to, the Business Day immediately preceding all Monthly Payment Dates and other scheduled payment dates, if any, under the Note after the Defeasance Date and up to and including the Maturity Date, and (ii) in amounts equal to or greater than the Scheduled Defeasance Payments relating to such Monthly Payment Dates and other scheduled payment dates.

“Total Defeasance Date” shall have the meaning set forth in Section 2.5.1(a).

“Total Defeasance Event” shall have the meaning set forth in Section 2.5.1(a).

“Treasury Rate” shall mean, as of the Maturity Date, the yield, calculated by Lender by linear interpolation (rounded to the nearest one-thousandth of one percent (i.e., 0.001%) of the yields of non-inflation adjusted noncallable United States Treasury obligations with terms (one longer and one shorter) most nearly approximating the period from such date of determination to the Maturity Date, as determined by Lender on the basis of Federal Reserve Statistical Release H.15-Selected Interest Rates under the heading U.S. Governmental Security/Treasury Constant Maturities, or another recognized source of financial market information selected by Lender. Lender’s determination of the Treasury Rate shall be final absent manifest error.

“TRIA” shall mean the Terrorism Risk Insurance Act of 2002, Public Law 107-297.

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“Trigger Event” shall mean the occurrence of either of the following: (a) an Event of Default or (b) Lender’s determination that the Debt Service Coverage Ratio with respect to the Individual Property and the Other Properties combined is less than 1.50 to 1.00.

“Trigger Period” shall mean the period commencing on the date upon which a Trigger Event occurs and ending on the date that Lender determines that (a) if the Trigger Event is of the type described in clause (a) of the definition thereof, the Event of Default that such Trigger Event relates to has been cured and no longer exists, or (b) if the Trigger Event is of the type described in clause (b) of the definition thereof and provided no Event of Default has occurred and is continuing, the Debt Service Coverage Ratio with respect to the Individual Property and the Other Properties combined, as calculated by Lender for each of the immediately preceding six (6) calendar months, is equal to or greater than 1.50 to 1.00.

“Trustee” shall mean any trustee holding the Loan in a Securitization.

“UCC” or “Uniform Commercial Code” shall mean the Uniform Commercial Code as in effect in the applicable State or Commonwealth in which the Individual Property is located; provided, however, that when used in connection with the Accounts, UCC or Uniform Commercial Code shall mean the Uniform Commercial Code as in effect in the state of New York.

“Undefeased Note” shall have the meaning set forth in Section 2.5.3(a)(iii) hereof.

“Underwritable Cash Flow” shall mean the excess of Gross Revenue over Operating Expenses. Lender’s calculation of Underwritable Cash Flow (including determination of items that do not qualify as Gross Revenue or Operating Expenses) shall be calculated by Lender based upon Lender’s determination of Rating Agency criteria and shall be final absent manifest error.

“Underwriter Group” shall have the meaning set forth in Section 9.2(b).

“Updated Information” shall have the meaning set forth in Section 9.1(b)(i).

“U.S. Obligations” shall mean direct full faith and credit obligations of the United States of America that are not subject to prepayment, call or early redemption.

“Yield Maintenance Premium” shall mean an amount equal to the greater of: (i) one percent (1%) of the principal amount of the Loan being prepaid or (ii) the present value as of the Prepayment Date of the Calculated Payments from the Prepayment Date through the Maturity Date determined by discounting such payments at the Discount Rate. As used in this definition, the term “Prepayment Date” shall mean the date on which prepayment is made. As used in this definition, the term “Calculated Payments” shall mean the monthly payments of interest only which would be due based on the principal amount of the Loan being prepaid on the Prepayment Date and assuming an interest rate per annum equal to the difference (if such difference is greater than zero) between (y) the Interest Rate and (z) the Yield Maintenance Treasury Rate. As used in this definition, the term “Discount Rate” shall mean the rate which, when compounded monthly, is equivalent to the Yield Maintenance Treasury Rate, when

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compounded semi-annually. As used in this definition, the term “Yield Maintenance Treasury Rate” shall mean the yield calculated by Lender by the linear interpolation of the yields, as reported in the Federal Reserve Statistical Release H.15-Selected Interest Rates under the heading U.S. Government Securities/Treasury Constant Maturities for the week ending prior to the Prepayment Date, of U.S. Treasury Constant Maturities with maturity dates (one longer or one shorter) most nearly approximating the Maturity Date. In the event Release H.15 is no longer published, Lender shall select a comparable publication to determine the Yield Maintenance Treasury Rate. In no event, however, shall Lender be required to reinvest any prepayment proceeds in U.S. Treasury obligations or otherwise.

Section 1.2 Principles of Construction.

All references to sections and schedules are to sections and schedules in or to this Agreement unless otherwise specified. Unless otherwise specified, the words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. Unless otherwise specified, all meanings attributed to defined terms herein shall be equally applicable to both the singular and plural forms of the terms so defined.

II. THE LOAN

Section 2.1 The Loan.

2.1.1 Agreement to Lend and Borrow. Subject to and upon the terms and conditions set forth herein, Lender shall make the Loan to Borrower and Borrower shall accept the Loan from Lender on the Closing Date.

2.1.2 Single Disbursement to Borrower. Borrower shall receive only one borrowing hereunder in respect of the Loan and any amount borrowed and repaid hereunder in respect of the Loan may not be reborrowed.

2.1.3 The Note. The Loan shall be evidenced by the Note in the aggregate stated principal amount of Ten Million Seven Hundred Thousand and No/100 Dollars ($ 10,700,000.00) and shall be repaid in accordance with the terms of this Agreement and the Note.

2.1.4 Use of Proceeds. Borrower shall use proceeds of the Loan to (i) pay and discharge any existing loans relating to the Individual Property, (ii) pay all past due Basic Carrying Costs, if any, in respect of the Individual Property, (iii) deposit the Reserve Funds, (iv) pay costs and expenses incurred in connection with the closing of the Loan, as approved by Lender, (v) fund any working capital requirements of the Individual Property, as approved by Lender and (vi) retain the balance, if any.

2.1.5 Modification of the Components. Lender shall have the right, at any time prior to a Securitization, to modify the Loan in order to create additional Components, reduce the number of Components, reallocate the principal balances of the Components or eliminate the Component structure of the Loan provided that (a) the total principal balance of the Loan as of the effective date of such modification equals the outstanding principal balance of the

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Loan immediately prior to such modification, (b) the weighted average interest rate of all such Components on the date created shall equal the weighted average interest rate that was applicable to the Components immediately prior to the modification of such Components and (c) any voluntary or required prepayment of the Loan shall be applied, provided no Event of Default has occurred and is continuing, on a prorata basis as to all Components. Lender shall have the right to modify the Components in accordance with this Section 2.1.5 upon notice to Borrower in which event such modification shall then be deemed effective. If requested by Lender, Borrower shall promptly execute an amendment to this Agreement, the Note, the Loan Documents and the Guaranty Security Documents to evidence such modification. Borrower shall, at Lender’s expense, cooperate with all reasonable requests of Lender in order to establish the “component” notes and shall execute and deliver such documents as shall reasonably be required by Lender and any Rating Agency in connection therewith.

Section 2.2 Interest Rate.

2.2.1 Interest Rate. Interest on the outstanding principal balance of the Loan shall accrue from the Closing Date up to but excluding the Maturity Date at the Interest Rate.

2.2.2 Default Rate. In the event that, and for so long as, any Event of Default shall have occurred and be continuing, the outstanding principal balance of the Loan and, to the extent permitted by law, overdue interest in respect of the Loan shall accrue interest at the Default Rate, calculated from the date such payment was due without regard to any grace or cure periods contained herein.

2.2.3 Interest Calculation. Interest on the outstanding principal balance of each Component of the Loan shall be calculated by multiplying (a) the actual number of days elapsed in the period for which the calculation is being made by (b) a daily rate based on a three hundred sixty (360) day year (that is, the Interest Rate or the Default Rate, as then applicable, expressed as an annual rate divided by 360) by (c) the outstanding principal balance. The accrual period for calculating interest due on each Monthly Payment Date shall be the Interest Period immediately prior to such Monthly Payment Date.

2.2.4 Usury Savings. This Agreement and the other Loan Documents are subject to the express condition that at no time shall Borrower be required to pay interest on the principal balance of the Loan at a rate which could subject Lender to either civil or criminal liability as a result of being in excess of the Maximum Legal Rate. If by the terms of this Agreement or the other Loan Documents, Borrower is at any time required or obligated to pay interest on the principal balance due hereunder at a rate in excess of the Maximum Legal Rate, the Interest Rate or the Default Rate, as the case may be, shall be deemed to be immediately reduced to the Maximum Legal Rate and all previous payments in excess of the Maximum Legal Rate shall be deemed to have been payments in reduction of principal and not on account of the interest due hereunder. All sums paid or agreed to be paid to Lender for the use, forbearance, or detention of the sums due under the Loan, shall, to the extent permitted by applicable law, be amortized, prorated, allocated, and spread throughout the full stated term of the Loan until payment in full so that the rate or amount of interest on account of the Loan does not exceed the Maximum Legal Rate from time to time in effect and applicable to the Loan for so long as the Loan is outstanding.

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Section 2.3 Loan Payments.

2.3.1 Payment Before Maturity Date Borrower shall make a payment to Lender of interest only on the Closing Date for the period from the Closing Date through June 6, 2004. On the Monthly Payment Date occurring in July 2004 and on each Monthly Payment Date thereafter to and including the Maturity Date, Borrower shall make a payment to Lender of interest accruing hereunder during the entire Interest Period in which such Monthly Payment Date occurs, calculated in the manner set forth herein. Provided no Event of Default shall have occurred, each payment shall be applied (a) first to accrued and unpaid interest on all of the Components on a pari passu basis and (b) on the Maturity Date, to the principal balance of the Components in the following order of priority: pro rata and pari passu according to the principal amount of Note A1, Note A2, Note A3, Note A4, Note A5 and Note A6.

2.3.2 Payment on Maturity Date. Borrower shall pay to Lender on the Maturity Date the outstanding principal balance of the Loan, all accrued and unpaid interest and all other amounts due hereunder and under the Note, the Mortgages and the other Loan Documents.

2.3.3 Late Payment Charge. If any principal, interest or any other sum due under the Loan Documents, other than the payment of principal due on the Maturity Date, is not paid by Borrower on the date on which it is due, Borrower shall pay to Lender upon demand an amount equal to the lesser of five percent (5%) of such unpaid sum or the maximum amount permitted by applicable law in order to defray the expense incurred by Lender in handling and processing such delinquent payment and to compensate Lender for the loss of the use of such delinquent payment. Any such amount shall be secured by the Mortgages and the other Loan Documents.

2.3.4 Method and Place of Payment. (a) Except as otherwise specifically provided herein, all payments and prepayments under this Agreement and the Note shall be made to Lender not later than 1:00 P.M., New York City time, on the date when due and shall be made in lawful money of the United States of America in immediately available funds at Lender’s office, and any funds received by Lender after such time shall, for all purposes hereof, be deemed to have been paid on the next succeeding Business Day.

(b) Whenever any payment to be made hereunder or under any other Loan Document shall be stated to be due on a day which is not a Business Day, the due date thereof shall be the preceding Business Day.

(c) All payments required to be made by Borrower hereunder or under the Note or the other Loan Documents shall be made irrespective of, and without deduction for, any setoff, claim or counterclaim and shall be made irrespective of any defense thereto.

Section 2.4 Prepayments.

2.4.1 Voluntary Prepayments. Except as otherwise provided herein, Borrower shall not have the right to prepay the Loan in whole or in part. On and after the Permitted Prepayment Date, Borrower may, provided no Event of Default has occurred, at its option and upon ten (10) days prior notice to Lender (or such shorter period of time as may be permitted by

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Lender in its sole discretion), prepay the Debt in whole only on any date without payment of the Yield Maintenance Premium. Any prepayment received by Lender on a date other than a Monthly Payment Date shall include interest which would have accrued thereon to the next Monthly Payment Date and such amounts (i.e., principal and interest prepaid by Borrower) shall be held by Lender as collateral security for the Loan in an interest bearing account at an Eligible Institution, with interest accruing on such amounts to the benefit of Borrower; such amounts prepaid shall be applied to the Loan on the next Monthly Payment Date, with any interest on such funds paid to Borrower on such date provided no Event of Default then exists.

2.4.2 Mandatory Prepayments. On each date on which Lender actually receives a distribution of Net Proceeds, and if Lender does not make such Net Proceeds available to Borrower for Restoration of the Individual Property, Borrower shall, at Lender’s option, prepay the outstanding principal balance of the Note in an amount equal to one hundred percent (100%) of such Net Proceeds together with interest that would have accrued on such amounts through the next Monthly Payment Date. No Yield Maintenance Premium shall be due in connection with any prepayment made pursuant to this Section 2.4.2. Any prepayment received by Lender pursuant to this Section 2.4.2 on a date other than a Monthly Payment Date shall be held by Lender as collateral security for the Loan in an interest bearing account, with such interest accruing to the benefit of Borrower, and shall be applied by Lender on the next Monthly Payment Date. Any prepayment made under this Section 2.4.2(a) shall be applied to the Allocated Loan Amount which will be reduced in an amount equal to any such prepayment made pursuant to this Section 2.4.2 and (b) shall be applied to the outstanding principal balance of the Components in the following order of priority: pro rata and pari passu according to the principal balance of Note A1, Note A2, Note A3, Note A4, Note A5 and Note A6.

2.4.3 Prepayments After Default. If after an Event of Default, payment of all or any part of the principal of the Loan is tendered by Borrower, a purchaser at foreclosure or any other Person, such tender shall be deemed an attempt to circumvent the prohibition against prepayment set forth in Section 2.4.1 and Borrower, such purchaser at foreclosure or other Person shall pay the Yield Maintenance Premium, in addition to the outstanding principal balance, all accrued and unpaid interest and other amounts payable under the Loan Documents. Any amounts received by Lender while any Event of Default exists may be applied by Lender toward the payment of interest and/or principal of any of the Components and/or any other amounts due under the Loan Documents and the Guaranty Security Documents in such order, priority and proportions as Lender in its sole discretion shall deem proper.

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Section 2.5 Defeasance

2.5.1 Total Defeasance. (a) Provided no Event of Default shall have occurred and remain uncured, Borrower shall have the right at any time after the Release Date and prior to the Permitted Prepayment Date, to voluntarily defease the entire Loan and obtain a release of the lien of the Mortgage encumbering the Individual Property by providing Lender with the Total Defeasance Collateral (hereinafter, a “Total Defeasance Event”), subject to the satisfaction of the following conditions precedent:

(i) Borrower shall provide Lender not less than thirty (30) days notice (or such shorter period of time if permitted by Lender in its sole discretion) specifying a date (the “Total Defeasance Date”) on which the Total Defeasance Event is to occur;

(ii) Borrower shall pay to Lender (A) all payments of principal and interest due on the Loan to and including the Total Defeasance Date and (B) all other sums, then due under the Note, this Agreement, the Mortgage and the other Loan Documents;

(iii) Borrower shall deposit the Total Defeasance Collateral into the Defeasance Collateral Account and otherwise comply with the provisions of Sections 2.5.4 and 2.5.5 hereof;

(iv) Borrower shall execute and deliver to Lender a Security Agreement in respect of the Defeasance Collateral Account and the Total Defeasance Collateral;

(v) Borrower shall deliver to Lender an opinion of counsel for Borrower that is standard in commercial lending transactions and subject only to customary qualifications, assumptions and exceptions opining, among other things, that (A) Lender has a legal and valid perfected first priority security interest in the Defeasance Collateral Account and the Total Defeasance Collateral, (B) if a Securitization has occurred, the REMIC Trust formed pursuant to such Securitization will not fail to maintain its status as a “real estate mortgage investment conduit” within the meaning of Section 860D of the Code as a result of a Total Defeasance Event pursuant to this Section 2.5.1, (C) the Total Defeasance Event will not result in a deemed exchange for purposes of the Code and will not adversely affect the status of the Note as indebtedness for federal income tax purposes, (D) delivery of the Total Defeasance Collateral and the grant of a security interest therein to Lender shall not constitute an avoidable preference under Section 547 of the Bankruptcy Code or applicable state law and (E) a non-consolidation opinion with respect to the Successor Borrower;

(vi) Borrower shall deliver to Lender a Rating Agency Confirmation as to the Total Defeasance Event;

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(vii) Borrower shall deliver an Officer’s Certificate certifying that the requirements set forth in this Section 2.5.1 have been satisfied;

(viii) Borrower shall deliver a certificate of a “big four” or other nationally recognized public accounting firm acceptable to Lender certifying that the Total Defeasance Collateral will generate monthly amounts equal to or greater than the Scheduled Defeasance Payments;

(ix) Borrower shall deliver such other certificates, opinions, documents and instruments as Lender may reasonably request;

(x) Borrower shall pay all costs and expenses of Lender incurred in connection with the Total Defeasance Event, including Lender’s reasonable attorneys’ fees and expenses and Rating Agency fees and expenses;

(xi) If all of the Other Borrowers have not elected to voluntarily defease the entire amount of all of the Other Loans and obtain a release of the lien of the Other Mortgages encumbering all the Other Properties, or the Other Borrowers have not satisfied all of the conditions for a “Total Defeasance Event” (as defined in the Other Loan Agreements) set forth in Section 2.5.1 of the Other Loan Agreements, then Borrower shall cause the Other Borrowers to deposit with the Other Lenders the Additional Partial Defeasance Collateral into the “Defeasance Collateral Account” (as defined in the Other Loan Agreements) and shall cause the Other Borrowers to satisfy the conditions set forth in Section 2.5.3 of the Other Loan Agreements. Borrower acknowledges and agrees that Lender and the Other Lenders shall determine, in their reasonable discretion (after consultation with the Borrower), which of the Other Borrowers that are required to cause to comply with this subsection (xii) and which of the Other Loans shall be affected;

(xii) If all of the Other Borrowers have not elected to voluntarily defease the entire amount of all of the Other Loans and obtain a release of the lien of the Other Mortgages encumbering all the Other Properties, or the Other Borrowers have not satisfied all of the conditions for a “Total Defeasance Event” (as defined in the Other Loan Agreements) set forth in Section 2.5.1 of the Other Loan Agreements, then, after giving effect to the Total Defeasance of the Loan, the Debt Service Coverage Ratio with respect to the remaining Other Properties shall not be less than the greater of (A) the Debt Service Coverage Ratio of the Individual Property encumbered by the Mortgage and the Other Properties encumbered by the Other Mortgages prior to the release and (B) the Threshold DSCR; and

(xiii) With respect to the matters referred to in clause (xii), Borrower shall have delivered to Lender, and the Rating Agencies shall have received from Borrower, (A) statements of the Underwritable Cash Flow and Debt Service (both on a consolidated basis and separately for the Individual Property or Other Properties to be released) for the applicable measuring period and (B) based on the foregoing statements of Underwritable Cash Flow and Debt Service, calculations of the Debt Service Coverage Ratio both with and without giving effect to the proposed Total Defeasance Event and

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any “Total Defeasance Event” under any of the Other Loan Agreements, and (C) calculations of the ratios referred to in such clause (xiii), accompanied by an Officer’s Certificate stating that such statements, calculations and information are true, correct and complete in all material respects.

(b) If Borrower has elected to defease the Note and the requirements of this Section 2.5 have been satisfied, the Individual Property shall be released from the lien of the First Mortgage and security agreements or pledges and the Second Mortgage and the other security agreements or pledges entered into as, or in connection with, the other Guaranty Security Documents, and the Total Defeasance Collateral pledged pursuant to the Security Agreement shall be the sole source of collateral securing the Note. In connection with the release of the Liens, Borrower shall submit to Lender, not less than thirty (30) days prior to the Defeasance Date (or such shorter time as is acceptable to Lender in its sole discretion), a release of Lien (and related Loan Documents) for execution by Lender. Such release shall be in a form appropriate in the jurisdiction in which the Individual Property is located and that contains standard provisions protecting the rights of the releasing lender. In addition, Borrower shall provide all other documentation Lender reasonably requires to be delivered by Borrower in connection with such release, together with an Officer’s Certificate certifying that such documentation (i) is in compliance with all Legal Requirements, and (ii) will effect such releases in accordance with the terms of this Agreement. Borrower shall pay all costs, taxes and expenses associated with the releases of the lien of each Mortgage, including Lender’s reasonable attorneys’ fees. Except as set forth in this Section 2.5, no repayment, prepayment or defeasance of all or any portion of the Note shall cause, give rise to a right to require, or otherwise result in, the release of the lien of any Mortgage on the Individual Property.

2.5.2 Intentionally Deleted.

2.5.3 Additional Partial Defeasance Collateral. (a) If (1) a “Total Defeasance Event” (as defined in the Other Loan Documents) or a “Partial Defeasance Event” (as defined in the Other Loan Agreements) has occurred, and (2) the Lender and the Other Lenders have determined, in their reasonable discretion (after consultation with the Borrower and the Other Borrowers) that all or a portion of the “Excess Release Amount” (as defined in the Other Loan Agreements) with respect to the Other Loans that are being defeased shall be allocated to one or more Individual Properties and subject to the terms and provisions of this Section 2.5.3 (an “Additional Partial Defeasance Event”), then Borrower shall satisfy each of the following provisions:

(i) Borrower shall pay to Lender (A) all payments of principal and interest due on the Loan to and including the Monthly Payment Date on which the “Total Defeasance Event” (as defined in the Other Loan Agreements) or the “Partial Defeasance Event” (as defined in the Other Loan Agreements) of the applicable Other Loan is to occur (the “Additional Partial Defeasance Date”) and (B) all other sums then due under the Note, this Agreement, the Mortgage and the other Loan Documents with respect to the Individual Property;

(ii) Borrower shall deposit the Additional Partial Defeasance Collateral relating to the “Excess Release Amount” (as defined in the Other Loan

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Agreement pursuant to which the Other Loans were defeased) which Lender and the Other Lenders have allocated to the Individual Property into the Defeasance Collateral Account and otherwise comply with the provisions of Sections 2.5.4 and 2.5.5 hereof;

(iii) Borrower shall prepare all necessary documents to modify this Agreement and to amend and restate the Note and issue two substitute notes (or, if the Note consists of separate component notes, two groups of component notes), one note (or one group of component notes) having an aggregate principal balance equal to the portion of the “Excess Release Amount” (as defined in the Other Loan Agreement pursuant to which the Other Loans were defeased) that is allocated to the Loan (the “Defeased Note”), and the other note (or group of component notes) having an aggregate principal balance equal to the outstanding principal balance of the Note immediately prior to the Additional Partial Defeasance Event minus the principal amount of the Defeased Note executed in connection with such Additional Partial Defeasance Event (the “Undefeased Note”). The Defeased Note and the Undefeased Note shall be cross defaulted and cross collateralized unless the Rating Agencies shall require otherwise or unless a Successor Borrower that is not an Affiliate of the Borrower is established pursuant to Section 2.5.4. A Defeased Note may not be the subject of any further defeasance;

(iv) Borrower shall execute and deliver to Lender a Security Agreement in respect of the Defeasance Collateral Account and the Additional Partial Defeasance Collateral;

(v) Borrower shall deliver to Lender an opinion of counsel for Borrower that is standard in commercial lending transactions and subject only to customary qualifications, assumptions and exceptions opining, among other things, that (A) Lender has a legal and valid perfected first priority security interest in the Defeasance Collateral Account and the Additional Partial Defeasance Collateral, (B) if a Securitization has occurred, the REMIC Trust formed pursuant to such Securitization will not fail to maintain its status as a “real estate mortgage investment conduit” within the meaning of Section 860D of the Code as a result of the Additional Partial Defeasance Event pursuant to this Section 2.5.3, (C) the Additional Partial Defeasance Event will not result in a deemed exchange for purposes of the Code and will not adversely affect the status of the Defeased Note and the Undefeased Note as indebtedness for federal income tax purposes, (D) delivery of the Additional Partial Defeasance Collateral and the grant of a security interest therein to Lender shall not constitute an avoidable preference under Section 547 of the Bankruptcy Code or applicable state law and (E) a non-consolidation opinion with respect to the Successor Borrower;

(vi) Borrower shall deliver to Lender a Rating Agency Confirmation as to the Additional Partial Defeasance Event;

(vii) Borrower shall deliver to Lender a certificate of a “Big Four” or other nationally recognized public accounting firm acceptable to Lender certifying that the Additional Partial Defeasance Collateral will generate monthly amounts equal to or greater than the Scheduled Defeasance Payments;

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(viii) Borrower shall deliver to Lender an Officer’s Certificate certifying that the requirements set forth in this Section 2.5.3(a) have been satisfied; and

(ix) Borrower shall pay all costs and expenses of Lender incurred in connection with the Additional Partial Defeasance Event, including Lender’s reasonable attorneys’ fees and expenses.

(b) No defeasance of all or any portion of the Note pursuant to this Section 2.5.3 shall cause, give rise to a right to require, or otherwise result in, the release of the Lien of the First Mortgage or the Second Mortgage.

2.5.4 Defeasance Collateral Account. On or before the date on which Borrower delivers the Total Defeasance Collateral or Additional Partial Defeasance Collateral, Borrower shall open at any Eligible Institution the defeasance collateral account (the “Defeasance Collateral Account”) which shall at all times be an Eligible Account. The Defeasance Collateral Account shall contain only (i) Total Defeasance Collateral or Additional Partial Defeasance Collateral, and (ii) cash from interest and principal paid on the Total Defeasance Collateral or Additional Partial Defeasance Collateral. All cash from interest and principal payments paid on the Total Defeasance Collateral or Additional Partial Defeasance Collateral shall be paid over to Lender on each Monthly Payment Date and applied to accrued and unpaid interest and on the Maturity Date, shall be first applied to accrued and unpaid interest and then to principal. Any cash from interest and principal paid on the Total Defeasance Collateral or Additional Partial Defeasance Collateral not needed to pay the Scheduled Defeasance Payments shall be retained in the Defeasance Collateral Account and applied to payments due on subsequent Monthly Payment Dates or released to Borrower upon the payment and satisfaction in full of the Debt. Borrower shall cause the Eligible Institution at which the Total Defeasance Collateral or Additional Partial Defeasance Collateral is deposited to enter an agreement with Borrower and Lender, satisfactory to Lender in its reasonable discretion, pursuant to which such Eligible Institution shall agree to hold and distribute the Total Defeasance Collateral or Additional Partial Defeasance Collateral in accordance with this Agreement. Borrower or Successor Borrower, as applicable, shall be the owner of the Defeasance Collateral Account and shall report all income accrued on Total Defeasance Collateral or Additional Partial Defeasance Collateral for federal, state and local income tax purposes in its income tax return. Borrower shall prepay all cost and expenses associated with opening and maintaining the Defeasance Collateral Account. Lender shall not in any way be liable by reason of any insufficiency in the Defeasance Collateral Account.

2.5.5 Successor Borrower. In connection with a Total Defeasance Event or Additional Partial Defeasance Event under this Section 2.5, Borrower shall, if required by the Rating Agencies or if Borrower elects to do so, establish or designate a successor entity (the “Successor Borrower”) which shall be a single purpose bankruptcy remote entity and which shall be approved by the Rating Agencies. Any such Successor Borrower may, at Borrower’s option, be an Affiliate of the Borrower unless the Rating Agencies shall require otherwise. Borrower shall transfer and assign all obligations, rights and duties under and to the Note or the Defeased Note, as applicable, together with the Total Defeasance Collateral or Additional Partial Defeasance Collateral, as applicable, to such Successor Borrower. Such Successor Borrower shall assume the obligations under the Note or the Defeased Note, as applicable, and the Security

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Agreement and Borrower that owned the Individual Property released pursuant to Section 2.5 hereof shall be relieved of its obligations under such documents except to the extent of any cross-collateralization required hereunder. Borrower shall pay a minimum of $1,000 to any such Successor Borrower as consideration for assuming the obligations under the Note or the Defeased Note, as applicable, and the Security Agreement. Borrower shall pay all costs and expenses incurred by Lender, including Lender’s attorney’s fees and expenses, incurred in connection therewith.

Section 2.6 Substitution of Properties

Subject to the terms and conditions set forth in this Section 2.6, on and after the Release Date, Borrower may obtain a release of the Lien of the Mortgage (and the Loan Documents) encumbering the Individual Property (the “Substituted Property”), by substituting therefor one or more properties of like kind and quality acquired by Borrower (individually, a “Substitute Property” and collectively, the “Substitute Properties”), provided that no such substitution may occur after the date that is eight (8) years after the date of this Agreement. In addition, any such substitution shall be subject, in each case, to the satisfaction of the following conditions precedent:

(a) Lender shall have received at least thirty (30) days prior written notice requesting the substitution and identifying the Substitute Property and the Substituted Property;

(b) The Substitute Property must be a property as to which Borrower will hold indefeasible fee or ground leasehold title free and clear of any lien or other encumbrance except for Permitted Encumbrances, Leases and easements, restrictive covenants and other title exceptions which do not have a material adverse effect on the utility or value of such property for its current use.

(c) Lender and the Rating Agencies shall have received a copy of a deed conveying all of Borrower’s right, title and interest in and to the Substituted Property to an entity other than Borrower or an Affiliate of Borrower (such transferee, the “Buyer”) in an arms’ length transaction together with a copy of a fully executed contract of sale between the Buyer and the Borrower which contract of sale (i) at the time of substitution, is not subject to any unsatisfied contingencies, except for the payment of the purchase price by the purchaser and the delivery of title by Borrower and (ii) evidence that any good-faith deposit required under such contract of sale has been deposited into escrow.

(d) Lender and the applicable Rating Agencies shall have received an MAI appraisal of the Substitute Property dated no more than thirty (30) days prior to the substitution by an appraiser acceptable to such Rating Agencies, indicating an appraised value of the Substitute Property that is at least equal to the greater of the appraised value of the Substituted Property determined by Lender as of the date hereof or determined by an Independent Appraiser within thirty (30) days of the encumbrance of the Substitute Property by the related Mortgage.

(e) The Debt Service Coverage Ratio for the Substitute Property shall be equal to the greater of (i) the Threshold DSCR and (ii) the Debt Service Coverage Ratio, as determined by Lender in its sole and absolute discretion, immediately prior to such substitution.

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(f) The Underwritten Cash Flow for the Substitute Property either (i) does not show a successive decrease over the three (3) years immediately prior to the date of substitution, or (ii) if the Substitute Property has been substantially renovated within such three (3) year period, the Underwritten Cash Flow shall not show a successive decrease for such a period of not less than twelve (12) months.

(g) The Underwritten Cash Flow for the twelve (12) month period immediately preceding the substitution for the Substitute Property shall not be less than the Underwritten Cash Flow for the twelve (12) month period immediately preceding the substitution for the Substituted Property.

(h) The Person transferring the Substitute Property is solvent and the Substitute Property was transferred to Borrower in an arm’s length transaction, which may include a transfer by an Affiliate of Borrower to Borrower as long as Borrower is giving a reasonably equivalent value (as determined by the appraisal obtained pursuant to clause (d) above) for the Substitute Property.

(i) If the Loan is part of a Securitization, Lender shall have received a Rating Agency Confirmation with respect to such substitution.

(j) No Event of Default shall have occurred and be continuing and Lender and the Rating Agencies shall have received an Officer’s Certificate certifying as to such absence of an Event of Default.

(k) The Borrower shall have executed, acknowledged and delivered to Lender (A) a First Mortgage and a Second Mortgage, a First Assignment of Leases and a Second Assignment of Leases and UCC Financing Statements with respect to the Substitute Property, together with a letter from Borrower countersigned by a title insurance company acknowledging receipt of such documents and agreeing to record or file, as applicable, such documents in the real estate records for the county in which the Substitute Property is located and to file one of the UCC-1 Financing Statements in the office of the Secretary of State of the state in which Borrower is organized, so as to effectively create upon such recording and filing valid and enforceable liens upon the Substitute Property, of the requisite priority, in favor of Lender (or such other trustee as may be required under local law), subject only to the Permitted Encumbrances and such other liens as are permitted pursuant to the Loan Documents, (B) an Environmental Indemnity Agreement with respect to the Substitute Property, and (C) written confirmation and acceptance from each Guarantor and the Other Borrowers of such substitution and a reaffirmation by such Guarantor and Other Borrowers with respect to guarantees executed by such Guarantor and Other Borrowers which relate to the Loan. The Mortgage, UCC-1 Financing Statements and Environmental Indemnity Agreement shall be the same in form and substance as the counterparts of such documents executed and delivered with respect to the related Substituted Property subject to modifications reflecting the Substitute Property as the Individual Property and such modifications reflecting the laws of the state in which the Substitute Property is located as shall be recommended by the counsel admitted to practice in such state and delivering the opinion as to the enforceability of such documents required pursuant to clause (p) below. The First Mortgage encumbering the Substitute Property shall secure all amounts evidenced by the Note, provided that in the event that the jurisdiction in

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which the Substitute Property is located imposes a mortgage recording, intangibles or similar tax and does not permit the allocation of indebtedness for the purpose of determining the amount of such tax payable, the principal amount secured by such First Mortgage shall be equal to one hundred twenty-five percent (125%) of the amount of the Loan allocated to the Substitute Property. The amount of the Loan allocated to the Substitute Property (such amount being hereinafter referred to as the “Substitute Property Loan Amount”) shall equal the Allocated Loan Amount of the related Substituted Property.

(l) Lender shall have received (i) a “tie-in” or similar endorsement to each Title Insurance Policy insuring the lien of an existing Mortgage as of the date of the substitution available with respect to the Title Insurance Policy insuring the lien of the Mortgage with respect to the Substitute Property and (ii) a Title Insurance Policy (or a marked, signed and redated commitment to issue such Title Insurance Policy) insuring the lien of the Mortgage encumbering the Substitute Property, issued by the title company that issued the Title Insurance Policies insuring the lien of the existing Mortgages and dated as of the date of the substitution, with reinsurance and direct access agreements that replace such agreements issued in connection with the Title Insurance Policy insuring the lien of the Mortgage encumbering the Substituted Property, to the extent such agreements are available in the jurisdiction in which the Substitute Property is located. The Title Insurance Policy issued with respect to the Substitute Property shall (1) provide coverage in the amount of the Allocated Loan Amount if the “tie-in” or similar endorsement described above is available or, if such endorsement is not available, in an amount equal to one hundred twenty-five percent (125%) of the Allocated Loan Amount, (2) insure Lender that the relevant Mortgage creates a valid first lien on the Substitute Property encumbered thereby, free and clear of all exceptions from coverage other than Permitted Encumbrances and standard exceptions and exclusions from coverage (as modified by the terms of any endorsements), (3) contain such endorsements and affirmative coverages as are contained in the Title Insurance Policies insuring the liens of the existing Mortgage, to the extent available in the jurisdiction in which the Substitute Property is located and (4) name Lender as the insured. Lender also shall have received copies of paid receipts or a closing statement showing that all premiums in respect of such endorsements and Title Insurance Policies have been paid or will be paid at closing of the purchase of the Substitute Property.

(m) Lender shall have received a current title survey for each Substitute Property, certified to the title company and Lender and their successors and assigns, in the same form and having the same content as the certification of the Survey of the Substituted Property prepared by a professional land surveyor licensed in the state in which the Substitute Property is located and acceptable to the Rating Agencies in accordance with the 1997 Minimum Standard Detail Requirements for ALTA/ACSM Land Title Surveys, including items 1, (if readily available) 2, 3, 4, 6, 7 (a) (b) (c) , 8, 9, 10, 11 and 13 from Table A, or in accordance with similar successor standards typically accepted by prudent lenders in similar transactions. Such survey shall reflect the same legal description contained in the Title Insurance Policy relating to such Substitute Property and shall include, among other things, a metes and bounds description of the real property comprising part of such Substitute Property. The surveyor’s seal shall be affixed to each survey and each survey shall certify that the Improvements located on the surveyed property is not located in an area identified by the Federal Emergency Management Agency as a “special flood hazard area”.

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(n) Lender shall have received valid certificates of insurance indicating that the requirements for the Policies of insurance required for an Individual Property hereunder have been satisfied with respect to the Substitute Property and evidence of the payment of all premiums payable for the existing policy period.

(o) Lender shall have received a Phase I environmental report and, if recommended under the Phase I environmental report, a Phase II environmental report from a nationally recognized environmental consultant approved by the Rating Agencies (if applicable), not less than thirty (30) days prior to such release and substitution, which conclude that the Substitute Property does not contain any Hazardous Materials (except for cleaning and other products used in connection with the routine maintenance or repair of the Substitute Property or the operation thereof as an office building and in full compliance with Hazardous Materials Laws) and is not subject to any risk of contamination from any off-site Hazardous Materials. If any such report discloses the presence of any Hazardous Materials (except for cleaning and other products used in connection with the routine maintenance or repair of the Substitute Property or the operation thereof as an office building, in full compliance with Hazardous Materials Laws) or the risk of contamination from any off-site Hazardous Materials, such report shall include an estimate of the cost of any related remediation and Borrower shall deposit with Lender an amount equal to one hundred twenty-five percent (125%) of such estimated cost, which deposit shall constitute additional security for the Loan and shall be released to Borrower upon the delivery to Lender of (i) an update to such report indicating that there is no longer any Hazardous Materials (except for cleaning and other products used in connection with the routine maintenance or repair of the Substitute Property or the operation thereof as an office building, in full compliance with Hazardous Materials Laws) on the Substitute Property or any danger of contamination from any off-site Hazardous Materials that has not been fully remediated in accordance with all applicable laws and (ii) paid receipts indicating that the costs of all such remediation work have been paid. Such report shall also state the amount of time that will be necessary to complete such remediation, as may be required by applicable law. Borrower covenants to undertake any repairs, cleanup or remediation indicated.

(p) Borrower shall deliver or cause to be delivered to Lender (i) an Officer’s Certificate and updates of all organizational documentation related to the Borrower substituting an Individual Property and/or the formation, structure, existence, good standing and/or qualification to do business delivered to Lender on the Closing Date; (ii) good standing certificates, certificates of qualification to do business in the jurisdiction in which the Substitute Property is located (if required in such jurisdiction) and (iii) resolutions of the managing member of the Borrower substituting an Individual Property authorizing the substitution and any actions taken in connection with such substitution.

(q) Lender shall have received the following opinions of Borrower’s counsel (which opinions, with respect to the opinions set forth in clauses (i), (ii) and (iii) below, shall be in form similar to the corresponding opinions delivered to Lender on the Closing Date: (i) an opinion or opinions of counsel admitted to practice under the laws of the state in which the Substitute Property is located stating that the Loan Documents delivered with respect to the Substitute Property pursuant to clause (j) above are valid and enforceable in accordance with their terms, subject to the laws applicable to creditors’ rights and equitable principles, and that Borrower is qualified to do business and in good standing under the laws of the jurisdiction

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where the Substitute Property is located or that the Borrower is not required by applicable law to qualify to do business in such jurisdiction; (ii) an opinion of counsel stating that the Loan Documents delivered with respect to the Substitute Property pursuant to clause (j) above were duly authorized, executed and delivered by the Borrower and that, to the best of Borrower’s counsel’s knowledge, the execution and delivery of such Loan Documents and the performance by the Borrower of its obligations thereunder will not cause a breach of, or a default under, any agreement, document or instrument to which Borrower is a party or to which it or its properties are bound; (iii) title endorsements or, if such title endorsements are not available, an opinion of counsel insuring or opining, as applicable, that subjecting the Substitute Property to the lien of the related Mortgage and the execution and delivery of the related Loan Documents does not and will not affect or impair the ability of Lender to enforce its remedies under all of the Loan Documents or the Guaranty Security Documents or to realize the benefits of the cross-collateralization provided for thereunder; (iv) an update of the Non-Consolidation Opinion indicating that the substitution does not affect the opinions set forth therein; (v) an Officer’s Certificate and other reasonable evidence acceptable to the applicable Rating Agencies confirming that the substitution and the related transactions do not constitute a fraudulent conveyance under applicable bankruptcy and insolvency laws and (vi) an opinion of counsel acceptable to the applicable Rating Agencies that the substitution does not constitute a “significant modification” of the Loan under Section 1001 of the Code or otherwise cause a tax to be imposed on a “prohibited transaction” by any REMIC.

(r) Borrower shall have paid or caused to be paid all Basic Carrying Costs relating to the Individual Property and the Substitute Property, including, without limitation, (i) accrued but unpaid insurance premiums relating to the Individual Property and the Substitute Property, (ii) currently due taxes (including any in arrears) relating to the Individual Property and the Substitute Property and (iii) any other charges relating to the Individual Property and Substitute Property which are currently due.

(s) Borrower shall have paid or reimbursed Lender for all third party out-of-pocket costs and expenses incurred by Lender (including, without limitation, reasonable attorneys fees and disbursements) in connection with the substitution and Borrower shall have paid all recording charges, filing fees, taxes or other expenses (including, without limitation, mortgage and intangibles taxes and documentary stamp taxes) payable in connection with the substitution. Borrower shall have paid all costs and expenses of the Rating Agencies incurred in connection with the substitution.

(t) Lender shall have received annual operating statements and occupancy statements for the Substitute Property for the three (3) most recently completed fiscal years and a current operating statement for the Substituted Property or, if information is not available for a three (3) year period or if the Substituted Property has been substantially renovated within such three (3) year period, such lesser period as is available, but in no event less than twelve (12) months. Each of the statements required under this clause (t) shall be certified to Lender as being true and correct and an Officer’s Certificate certifying that there has been no material adverse change in the financial condition of the Substitute Property since the date of such operating statements.

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(u) The Borrower that owns the Substitute Property shall have used commercially reasonable efforts to obtain and deliver to Lender estoppel certificates from all of the Tenants of the Substitute Property, provided, that, Borrower shall be required to deliver estoppel certificates acceptable to Lender from a minimum of seventy-five percent (75%) of the Tenants of the rentable square footage of such Substitute Property prior to effectuating the substitution contemplated by this Section 2.6. All such estoppel certificates shall be in the form attached hereto as Schedule XII (with such commercially reasonable changes as may be requested by Tenants, from time to time, and which are reasonably acceptable to Lender) and shall indicate, among other things, that (i) the subject Lease is a valid and binding obligation of the tenant thereunder, (ii) there are no defaults under such Lease on the part of the landlord or Tenant thereunder, (iii) the Tenant thereunder has no defense or offset to the payment of rent under such leases, (iv) no rent under such lease has been paid more than one (1) month in advance, (v) the Tenant thereunder has no option or right of first refusal under such Lease to purchase all or any portion of the Substitute Property and (vi) all Tenant improvement work required under such Lease has been completed and the Tenant under such Lease is in actual occupancy of its leased premises. If an estoppel certificate indicates that all tenant improvement work required under the subject Lease has not yet been completed, Borrower shall, if required by the Rating Agencies, deliver to Lender financial statements indicating that Borrower has adequate funds to pay all costs related to such tenant improvement work as required under such Lease.

(v) Lender shall have received copies of all Leases affecting the Substitute Property which shall be accompanied by an Officer’s Certificate certifying that such Leases being delivered are true and correct copies thereof. Lender shall have received a current Rent Roll of the Substitute Property certified pursuant to an Officer’s Certificate as being true and correct.

(w) Lender shall have received (A) an endorsement to the Title Insurance Policy insuring the lien of the Mortgage encumbering the Substitute Property insuring that the Substitute Property constitutes a separate tax lot or, if such an endorsement is not available in the state in which the Substitute Property is located, a letter from the title insurance company issuing such Title Insurance Policy stating that the Substitute Property constitutes a separate tax lot or (B) a letter from the appropriate taxing authority stating that the Substitute Property constitutes a separate tax lot.

(x) Lender shall have received a physical conditions report with respect to the Substitute Property from a nationally recognized structural consultant approved by the Rating Agencies (if applicable) in a form recognized and approved by such Rating Agencies not less than thirty (30) days prior to such release and substitution stating that the Substitute Property and its use comply in all material respects with all applicable Legal Requirements (including, without limitation, zoning, subdivision and building laws) and that the Substitute Property is in good condition and repair and free of material damage or waste. If compliance with any Legal Requirements are not addressed by the physical conditions report, such compliance shall be confirmed by delivery to Lender of a zoning report issued to Lender by a nationally recognized zoning review consultant, a certificate of an architect licensed in the state in which the Substitute Property is located, a letter from the municipality in which such Substitute Property is located, a certificate of a surveyor that is licensed in the state in which the Substitute Property is located

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(with respect to zoning and subdivision laws), an ALTA 3.1 zoning endorsement to the Title Insurance Policy delivered pursuant to clause (k) above (with respect to zoning laws) or a subdivision endorsement to the Title Insurance Policy delivered pursuant to clause (k) above (with respect to subdivision laws) to the extent such endorsements are available in the jurisdiction in which the Substitute Property is located. If the physical conditions report recommends that any repairs be made with respect to the Substitute Property, such physical conditions report shall either (i) include an estimate of the cost of such recommended repairs (in which case Borrower shall deposit into the Repair Escrow Account an amount equal to one hundred twenty-five percent (125%) of such estimated cost), or (ii) state the specific amounts that need to be reserved over time in order to meet the requirements of such replacements (in which case Borrower shall deposit such reserves into the Replacement Reserve Account on a monthly basis). Any such deposits shall constitute additional security for the Loan pursuant to Section 6.9 and shall be released to Borrower pursuant to Section 6.4.2. Borrower covenants to undertake any repairs, cleanup or remediation indicated in the physical conditions report before the earlier of (A) the time required by Legal Requirements or (B) the time recommended in the physical conditions report.

(y) Lender shall have received the Management Agreement, if any, relating to the Substitute Property, and the Borrower shall have demonstrated that such agreement is on substantially similar terms as the agreement then in place at the Substituted Property.

(z) If the Substitute Property is located in California or a seismic area designated as Zone 3 or 4 by the Rating Agencies (Source: ICBC, 1994 Uniform Building Code), Lender shall have received a PML study and a seismic report indicating the seismic zone in which the Substitute Property is located and otherwise acceptable to a prudent institutional mortgage lender and, if the reports would have been acceptable to a prudent institutional lender, Borrower shall obtain earthquake insurance in accordance with Section 5.1.1(a)(i).

(aa) Lender shall have received such other and further approvals, opinions, documents and information in connection with the substitution as the Rating Agencies may request.

(bb) If the Borrower owns a ground leasehold estate in the Substitute Property, Lender shall have received (i) a certified copy of the ground lease for the Substitute Property, together with all amendments and modifications thereto and a recorded memorandum thereof, which ground lease would be reasonably satisfactory to a prudent institutional mortgage lender and which contains customary leasehold mortgagee provisions and protections, and which shall provide, among other things, (A) for a remaining term of not less than thirty (30) years from the Maturity Date (including any extensions that are exercisable by Lender in the event Borrower fails to do so when permitted or obligated thereunder), (B) that the ground lease shall not be terminated until Lender has received of an event of default thereunder and has been afforded a reasonable opportunity to cure the default or complete foreclosure, and fails to do so in a diligent manner, (C) for a new lease on the same terms to Lender as the tenant if the ground lease is terminated for any reason, (D) the non-merger of fee and leasehold estates, and (E) that insurance proceeds and condemnation awards (from the fee interest as well as the leasehold interest) will be applied pursuant to the terms of this Agreement or to the restoration of the improvements, (ii) and a ground lessor estoppel in the form attached hereto as Exhibit XIII, with such modifications and additions as reasonably required after a review of the ground lease by Lender.

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(cc) Lender shall have received copies of all contracts and agreements relating to the leasing and operation of the Substitute Property together with an Officer’s Certificate attached to each such contract or agreement certifying that the attached copy is a true and correct copy of such contract or agreement and all amendments thereto.

(dd) Borrower shall submit to Lender, not less than thirty (30) days prior to the date of such substitution, a release of lien (and related Loan Documents) for the Substituted Property for execution by Lender. Such release shall be in a form appropriate for the jurisdiction in which the Substituted Property is located. Borrower shall deliver an Officer’s Certificate certifying that the requirements set forth in this Section 2.6 have been satisfied.

(ee) The total Allocated Loan Amount, in the aggregate, for all prior Substituted Properties (including the current Substituted Property) under this Agreement and the Other Loan Agreements is less than thirty percent (30%) of the aggregate Original Principal Amount of the Loan and all of the Other Loans.

(ff) The Substitute Property shall be subject to the lien of the Mortgage and subject to any cross-collateralization and cross-default provisions of this Loan Agreement and the Mortgage.

Upon the satisfaction of the foregoing conditions precedent, Lender will release its lien from the Substituted Property to be released and the Substitute Property shall be deemed to be the Individual Property for purposes of this Agreement and the Substitute Property Loan Amount with respect to such Substitute Property shall be deemed to be the Allocated Loan Amount with respect to the Substituted Property for all purposes hereunder.

III. REPRESENTATIONS AND WARRANTIES

Section 3.1 Borrower Representations.

Borrower represents and warrants that:

3.1.1 Organization. (a) Borrower and each SPC Party is duly organized, validly existing and in good standing with full power and authority to own its assets and conduct its business, and is duly qualified in all jurisdictions in which the ownership of its property or the conduct of its business requires such qualification, except where the failure to be so qualified would not have a material adverse effect on its ability to perform its obligations hereunder, and Borrower has taken all necessary action to authorize the execution, delivery and performance of this Agreement and the other Loan Documents by it, and has the power and authority to execute, deliver and perform under this Agreement, the other Loan Documents and all the transactions contemplated hereby.

(b) Borrower’s exact legal name is correctly set forth in the first paragraph of this Agreement. Borrower is an organization of the type specified in the first paragraph of this

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Agreement. Borrower is incorporated or organized under the laws of the state specified in the first paragraph of this Agreement. Borrower’s principal place of business and chief executive office, and the place where Borrower keeps its books and records, including recorded data of any kind or nature, regardless of the medium of recording, including software, writings, plans, specifications and schematics, has been for the preceding four (4) months (or, if less than four (4) months, the entire period of the existence of Borrower) and will continue to be the address of Borrower set forth in the first paragraph of this Agreement (unless Borrower notifies Lender in writing at least thirty (30) days prior to the date of such change). The organizational identification number of Wells REIT – Orange County, L.P. assigned by the state of its incorporation or organization is 3797225 and its federal tax identification number is 20-1068331. Borrower is not subject to back-up withholding taxes.

3.1.2 Proceedings. This Agreement and the other Loan Documents have been duly authorized, executed and delivered by Borrower and constitute the legal, valid and binding obligation of Borrower, enforceable against Borrower in accordance with their respective terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally, and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

3.1.3 No Conflicts. The execution and delivery of this Agreement and the other Loan Documents by Borrower and the performance of its obligations hereunder and thereunder will not conflict with any provision of any law or regulation to which Borrower is subject, or conflict with, result in a breach of, or constitute a default under, any of the terms, conditions or provisions of any of Borrower’s organizational documents or any agreement or instrument to which Borrower is a party or by which it is bound, or any order or decree applicable to Borrower, or result in the creation or imposition of any lien on any of Borrower’s assets or property (other than the Individual Property and pursuant to the Loan Documents and the Guaranty Security Documents).

3.1.4 Litigation. There is no action, suit, proceeding or investigation pending or, to Borrower’s knowledge, threatened against Borrower in any court or by or before any other Governmental Authority which would materially and adversely affect the ability of Borrower to carry out the transactions contemplated by this Agreement.

3.1.5 Agreements. Borrower is not in default with respect to any order or decree of any court or any order, regulation or demand of any Governmental Authority, which default might have consequences that would materially and adversely affect the condition (financial or other) or operations of Borrower or its properties or might have consequences that would adversely affect its performance hereunder.

3.1.6 Consents. No consent, approval, authorization or order of any court or Governmental Authority is required for the execution, delivery and performance by Borrower of, or compliance by Borrower with, this Agreement or the consummation of the transactions contemplated hereby, other than those which have been obtained by Borrower.

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3.1.7 Title. Borrower has good, marketable and insurable fee simple title to the real property comprising part of the Individual Property and good title to the balance of the Individual Property, free and clear of all Liens whatsoever except the Permitted Encumbrances, the Second Mortgage and the Second Assignment of Leases. The First Mortgage and the First Assignment of Leases, when properly recorded in the appropriate records, together with any Uniform Commercial Code financing statements required to be filed in connection therewith, will create (i) a valid, first priority, perfected lien on the Individual Property, subject only to Permitted Encumbrances and (ii) perfected security interests in and to, and perfected collateral assignments of, all personalty (including the Leases), all in accordance with the terms thereof, in each case subject only to any Permitted Encumbrances. The Second Mortgage and Second Assignment of Leases, when properly recorded in the appropriate records, together with any Uniform Commercial Code financing statements required to be filed in connection therewith, will create (i) a valid, second priority, perfected lien on the Individual Property, subject only to Permitted Encumbrances and the First Mortgage and (ii) perfected security interests in and to, and perfected collateral assignments of, all personalty (including the Leases), all in accordance with the terms thereof, in each case subject only to any Permitted Encumbrances and the First Mortgage and the First Assignment of Leases. There are no mechanics’, materialman’s or other similar liens or claims which have been filed for work, labor or materials affecting the Individual Property which are or may be liens prior to, or equal or coordinate with, the lien of the related Mortgage. None of the Permitted Encumbrances, individually or in the aggregate, materially interfere with the benefits of the security intended to be provided by the Mortgage and this Loan Agreement, materially and adversely affect the value of the Individual Property, impair the use or operations of the Individual Property or impair Borrower’s ability to pay its obligations in a timely manner.

3.1.8 No Plan Assets. As of the date hereof and throughout the term of the Loan (a) Borrower is not, and Borrower will not be, an “employee benefit plan,” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), whether or not subject to Title I of ERISA, or a “plan” as defined in Section 4975 of the Code, (b) none of the assets of Borrower constitutes or will constitute “plan assets” of one or more such plans within the meaning of U.S. Department of Labor Regulation 29 C.F.R. Section 2510.3-101 (the “Plan Assets Regulation”), and (c) transactions by or with Borrower are not and will not be subject to any state statute regulating investments of, or fiduciary obligations with respect to, governmental plans, as defined in Section 3(32) of ERISA.

3.1.9 Compliance. Except as set forth on Schedule XI attached hereto, Borrower and the Individual Property and the use thereof comply in all material respects with all applicable Legal Requirements, including, without limitation, building and zoning ordinances and codes and Prescribed Laws. Borrower is not in default or violation of any order, writ, injunction, decree or demand of any Governmental Authority, the violation of which might materially adversely affect the condition (financial or otherwise) or business of Borrower. Borrower has not committed any act which may give any Governmental Authority the right to cause Borrower to forfeit the Individual Property or any part thereof or any monies paid in performance of the Borrower’s obligations under any of the Loan Documents or the Guaranty Security Documents.

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3.1.10 Financial Information. All financial data, including, without limitation, the statements of cash flow and income and operating expense, that have been delivered to Lender in respect of the Individual Property (i) are true, complete and correct in all material respects, (ii) accurately represent the financial condition of the Individual Property as of the date of such reports, and (iii) have been prepared in accordance with GAAP throughout the periods covered, except as disclosed therein. Borrower has no contingent liabilities, liabilities for taxes, unusual forward or long-term commitments or unrealized or anticipated losses from any unfavorable commitments that are known to Borrower and reasonably likely to have a materially adverse effect on the Individual Property or the operation thereof, except as referred to or reflected in said financial statements. Since the date of the financial statements, there has been no material adverse change in the financial condition, operations or business of Borrower or the Individual Property from that set forth in said financial statements.

3.1.11 Condemnation. No Condemnation or other proceeding has been commenced or, to Borrower’s best knowledge, is contemplated with respect to all or any portion of the Individual Property or for the relocation of roadways providing access to the Individual Property.

3.1.12 Utilities and Public Access. The Individual Property has rights of access to public ways and is served by water, sewer, sanitary sewer and storm drain facilities adequate to service the Individual Property for its respective intended uses.

3.1.13 Separate Lots. The Individual Property is comprised of one (1) or more parcels which constitutes a separate tax lot and does not constitute a portion of any other tax lot not a part of the Individual Property.

3.1.14 Assessments. There are no pending or proposed special or other assessments for public improvements or otherwise affecting the Individual Property, nor are there any contemplated improvements to the Individual Property that may result in such special or other assessments.

3.1.15 Enforceability. The Loan Documents are not subject to any right of rescission, set off, counterclaim or defense by Borrower, including the defense of usury, nor would the operation of any of the terms of the Loan Documents, or the exercise of any right thereunder, render the Loan Documents unenforceable, and Borrower has not asserted any right of rescission, set off, counterclaim or defense with respect thereto. The Guaranty Security Documents are not subject to any right of rescission, set off, counterclaim or defense by Borrower, including the defense of usury, nor would the operation of any of the terms of the Guaranty Security Documents, or the exercise of any right thereunder, render the Guaranty Security Documents unenforceable, and Borrower has not asserted any right of rescission, set off, counterclaim or defense with respect thereto.

3.1.16 Assignment of Leases. Each Assignment of Leases creates a valid assignment of, or a valid security interest in, certain rights under the Leases at the Individual Property, subject only to a license granted to the Borrower to exercise certain rights and to perform certain obligations of the lessor under such Leases, including the right to operate the Individual Property. No Person other than Lender has any interest in or assignment of the Leases or any portion of the Rents due and payable or to become due and payable thereunder.

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3.1.17 Insurance. Borrower has obtained and has delivered to Lender certificates evidencing the insurance coverage provided under the Policies, with all premiums prepaid thereunder, reflecting the insurance coverages, amounts and other requirements set forth in this Agreement. Except as set forth on Schedule XI attached hereto, no claims have been made under any of the Policies, and no Person, including Borrower, has done, by act or omission, anything which would impair the coverage of any of the Policies.

3.1.18 Licenses. All permits and approvals, including without limitation, certificates of occupancy required by any Governmental Authority for the use, occupancy and operation of the Individual Property in the manner in which the Individual Property is currently being used, occupied and operated have been obtained and are in full force and effect.

3.1.19 Flood Zone. Except as may be shown on the Survey, none of the Improvements on the Individual Property are located in an area identified by the Federal Emergency Management Agency as a special flood hazard area.

3.1.20 Physical Condition. Except as may be disclosed in the engineering reports described on Schedule XI attached hereto, the Individual Property, including, without limitation, all buildings, improvements, parking facilities, sidewalks, storm drainage systems, roofs, plumbing systems, HVAC systems, fire protection systems, electrical systems, equipment, elevators, exterior sidings and doors, landscaping, irrigation systems and all structural components, is in good condition, order and repair in all material respects; there exists no structural or other material defects or damages in the Individual Property, whether latent or otherwise, and Borrower has not received any notice from any insurance company or bonding company of any defects or inadequacies in the Individual Property, or any part thereof, which would adversely affect the insurability of the same or cause the imposition of extraordinary premiums or charges thereon or of any termination or threatened termination of any policy of insurance or bond.

3.1.21 Boundaries. Except as may be shown on the Survey, all of the improvements which were included in determining the appraised value of the Individual Property lie wholly within the boundaries and building restriction lines of the Individual Property, and no improvements on adjoining properties encroach upon the Individual Property, and no easements or other encumbrances affecting the Individual Property encroach upon any of the improvements, so as to affect the value or marketability of the Individual Property except those which are insured against by title insurance.

3.1.22 Leases. Except as set forth on Schedule XI attached hereto, Borrower represents and warrants to Lender with respect to the Leases at the Individual Property: (a) the rent roll attached hereto as Schedules I is true, complete and correct and the Individual Property is not subject to any Leases other than the Leases for the Individual Property that are described in the applicable Schedule I, (b) the Leases identified on Schedules I are in full force and effect and there are no defaults thereunder by either party (other than non-material defaults by Tenants that it is commercially reasonable for the Borrower to excuse), (c) the copies of the Leases delivered

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to Lender are true and complete, and there are no oral agreements with respect thereto, (d) no Rent (including security deposits) has been paid more than one (1) month in advance of its due date, (e) all work to be performed by Borrower under each Lease has been performed as required and has been accepted by the applicable Tenant, (f) any payments, free rent, partial rent, rebate of rent or other payments, credits, allowances or abatements required to be given by Borrower to any Tenant has already been received by such Tenant and (g) all security deposits are being held in accordance with Legal Requirements.

3.1.23 Filing and Recording Taxes. All transfer taxes, deed stamps, intangible taxes or other amounts in the nature of transfer taxes required to be paid under applicable Legal Requirements in connection with the transfer of the Individual Property to the applicable Borrower have been paid or are being paid simultaneously herewith. All mortgage, mortgage recording, stamp, intangible or other similar tax required to be paid under applicable Legal Requirements in connection with the execution, delivery, recordation, filing, registration, perfection or enforcement of any of the Loan Documents and the Guaranty Security Documents, including, without limitation, the Mortgages, have been paid or are being paid simultaneously herewith. All taxes and governmental assessments due and owing in respect of the Individual Property have been paid, or an escrow of funds in an amount sufficient to cover such payments has been established hereunder or are insured against by the title insurance policy to be issued in connection with the Mortgages

3.1.24 Single Purpose. Borrower hereby represents and warrants to, and covenants with, Lender that as of the date hereof and until such time as the Debt shall be paid in full:

(a) Borrower does not own and will not own any asset or property other than (i) the Individual Property, and (ii) incidental personal property or other assets necessary for the ownership or operation of the Individual Property.

(b) Borrower will not engage in any business other than the ownership, management and operation of the Individual Property, entering into the Loan as a co-borrower and Borrower will conduct and operate its business as presently conducted and operated.

(c) Borrower will not enter into any contract or agreement with any Affiliate of Borrower, any constituent party of Borrower or any Affiliate of any constituent party, except upon terms and conditions that are intrinsically fair and substantially similar to those that would be available on an arm’s-length basis with third parties other than any such party.

(d) Borrower has not incurred and will not incur any Indebtedness other than (i) the Debt, (ii) unsecured trade payables and operational debt not evidenced by a note and (iii) Indebtedness incurred in the financing of equipment and other personal property used at the Individual Property; provided that any Indebtedness incurred pursuant to subclauses (ii) and (iii) shall be (x) not in excess of three percent (3%) of the Allocated Loan Amount, (y) paid not more than sixty (60) days from the date incurred as to the matters in subclause (ii) above and not more than sixty (60) days from the date due as to the matters in subclause (iii) above, subject only to Borrower’s right to diligently prosecute a good faith dispute as to amounts due and payable in accordance with the provisions of this Agreement and (z) incurred in the ordinary course of

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business. No Indebtedness other than the Debt may be secured (subordinate or pari passu) by the Individual Property except with respect to the Guaranty of Other Loans and the Guaranty Security Documents delivered by Borrower in connection therewith.

(e) Borrower has not made and will not make any loans or advances to any third party (including any Affiliate or constituent party), and shall not acquire obligations or securities of its Affiliates.

(f) Borrower is and will remain solvent and Borrower will pay its debts and liabilities (including, as applicable, shared personnel and overhead expenses) from its assets as the same shall become due.

(g) Borrower has done or caused to be done and will do all things necessary to observe organizational formalities and preserve its existence, and Borrower will not, nor will Borrower permit any constituent party to amend, modify or otherwise change the partnership certificate, partnership agreement, articles of incorporation and bylaws, operating agreement, trust or other organizational documents of Borrower or such constituent party without the prior consent of Lender in any manner that (i) violates the single purpose covenants set forth in this Section 3.1.24, or (ii) amends, modifies or otherwise changes any provision thereof that by its terms cannot be modified at any time when the Loan is outstanding or by its terms cannot be modified without Lender’s consent.

(h) Borrower will maintain all of its books, records, financial statements and bank accounts separate from those of its Affiliates and any constituent party. Borrower’s assets will not be listed as assets on the financial statement of any other Person; provided, however, that Borrower’s assets may be included in a consolidated financial statement of its Affiliates provided that (i) appropriate notation shall be made on such consolidated financial statements (or the notes thereto) to indicate the separateness of Borrower and such Affiliates and to indicate that Borrower’s assets and credit are not available to satisfy the debts and other obligations of such Affiliates or any other Person and (ii) such assets shall be listed on Borrower’s own separate balance sheet. Borrower will file its own tax returns (to the Borrower is required to file any such tax returns) and will not file a consolidated federal income tax return with any other Person except to the extent Borrower is a disregarded entity for federal income tax purposes. Borrower shall maintain its books, records, resolutions and agreements as official records.

(i) Borrower will be, and at all times will hold itself out to the public as, a legal entity separate and distinct from any other entity (including any Affiliate of Borrower or any constituent party of Borrower), shall correct any known misunderstanding regarding its status as a separate entity, shall conduct business in its own name, shall not identify itself or any of its Affiliates as a division or part of the other.

(j) Borrower will maintain adequate capital for the normal obligations reasonably foreseeable in a business of its size and character and in light of its contemplated business operations.

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(k) Neither Borrower nor any constituent party will seek or effect the liquidation, dissolution, winding up, liquidation, consolidation or merger, in whole or in part, of Borrower.

(l) Borrower will not commingle the funds and other assets of Borrower with those of any Affiliate or constituent party or any other Person, and will hold all of its assets in its own name.

(m) Borrower has and will maintain its assets in such a manner that it will not be costly or difficult to segregate, ascertain or identify its individual assets from those of any Affiliate or constituent party or any other Person.

(n) Borrower will not guarantee, other than as set forth in the Guaranty of Other Loans, or become obligated for the debts of any other Person and does not and will not hold itself out to be responsible for or have its credit available to satisfy the debts or obligations of any other Person.

(o) (i) If Borrower is a limited partnership or a limited liability company (other than a single member limited liability company), each general partner or managing member (each, an “SPC Party”), as applicable, shall be a corporation or a Delaware single member limited liability company acceptable to Lender whose sole asset is its interest in Borrower and each such SPC Party will at all times comply, and will cause Borrower to comply, with each of the representations, warranties, and covenants contained in this Section 3.1.24 as if such representation, warranty or covenant was made directly by such SPC Party. Upon the withdrawal or the disassociation of an SPC Party from Borrower, Borrower shall immediately appoint a new SPC Party whose articles of incorporation are substantially similar to those of such SPC Party and deliver a new non-consolidation opinion to the Rating Agency or Rating Agencies, as applicable, with respect to the new SPC Party and its equity owners.

(ii) If Borrower or any SPC Party of Borrower is a single member limited liability company, Borrower or such SPC Party shall have at least two (2) springing members, one of which, upon the dissolution of such sole member or the withdrawal or the disassociation of the sole member from Borrower or such SPC Party, shall immediately become the sole member of Borrower or such SPC Party, and the other of which shall become the sole member of Borrower or such SPC Party if the first such springing member no longer is available to serve as such sole member.

(p) Borrower shall at all times cause there to be at least two (2) duly appointed members of the board of directors of each SPC Party and the Borrower who are provided by a nationally recognized company that provides professional independent directors (each, an “Independent Director”) and which are reasonably satisfactory to Lender who shall not have been at the time of such individual’s appointment or at any time while serving as a director of such SPC Party and Borrower, and may not have been at any time during the preceding five years (i) a stockholder, director (other than as an Independent Director), officer, employee, partner, attorney or counsel of such SPC Party, Borrower or any Affiliate of either of them, (ii) a customer, supplier or other Person who derives any of its purchases or revenues from its activities with such SPC Party, Borrower or any Affiliate of either of them (other than as an

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Independent Director), (iii) a Person or other entity controlling or under common control with any such stockholder, partner, customer, supplier or other Person, or (iv) a member of the immediate family of any such stockholder, director, officer, employee, partner, customer, supplier or other Person. A natural person who otherwise satisfies the foregoing definition of Independent Director except for being the independent director, manager or special member of a “special purpose entity” affiliated with the Borrower that does not own a direct or indirect equity interest in the Borrower shall not be disqualified from serving as an Independent Director if such individual is at the time of initial appointment, or at any time while serving as an Independent Director, is an independent manager, director or special member provided by a nationally-recognized company that provides professional independent managers, directors or special members. As used in this definition, the term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management, policies or activities of a Person, whether through ownership of voting securities, by contract or otherwise.

(q) Borrower shall not cause or permit the board of directors of any SPC Party and Borrower to take any action which, under the terms of any certificate of incorporation, by-laws or any voting trust agreement with respect to any common stock or under any organizational document of Borrower or SPC Party, requires a unanimous vote of the board of directors of each SPC Party and Borrower unless at the time of such action there shall be at least two members who are each an Independent Director.

(r) Borrower shall conduct its business so that the assumptions made with respect to Borrower in the Non-Consolidation Opinion shall be true and correct in all respects. In connection with the foregoing, Borrower hereby covenants and agrees that it will comply with or cause the compliance with, (i) all of the facts and assumptions (whether regarding the Borrower or any other Person) set forth in the Non-Consolidation Opinion, (ii) all the representations, warranties and covenants in this Section 3.1.24, and (iii) all the organizational documents of the Borrower and any SPC Party.

(s) Borrower will not permit any Affiliate or constituent party independent access to its bank accounts other than a Manager approved by Lender, and then in such circumstances, only in accordance with the terms of its respective Management Agreement.

(t) Borrower shall pay the salaries of its own employees (if any) from its own funds and maintain a sufficient number of employees (if any) in light of its contemplated business operations.

(u) Borrower shall compensate each of its consultants and agents from its funds for services provided to it and pay from its own assets all obligations of any kind incurred.

3.1.25 Tax Filings. To the extent required, Borrower has filed (or has obtained effective extensions for filing) all federal, state and local tax returns required to be filed and have paid or made adequate provision for the payment of all federal, state and local taxes, charges and assessments payable by Borrower. Borrower believes that its tax returns (if any) properly reflect the income and taxes of Borrower for the periods covered thereby, subject only to reasonable adjustments required by the Internal Revenue Service or other applicable tax authority upon audit.

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3.1.26 Solvency. Borrower (a) has not entered into the transaction or any Loan Document or Guaranty Security Document with the actual intent to hinder, delay, or defraud any creditor and (b) received reasonably equivalent value in exchange for its obligations under the Loan Documents and the Guaranty Security Documents. Giving effect to the Loan, the fair saleable value of Borrower’s assets exceeds and will, immediately following the making of the Loan, exceed Borrower’s total liabilities, including, without limitation, subordinated, unliquidated, disputed and contingent liabilities, excluding the Guaranty of Other Loans. The fair saleable value of Borrower’s assets is and will, immediately following the making of the Loan, be greater than Borrower’s probable liabilities, including the maximum amount of its contingent liabilities on its debts as such debts become absolute and matured, excluding the Guaranty of Other Loans. Borrower’s assets do not and, immediately following the making of the Loan and the Guaranty of Other Loans will not, constitute unreasonably small capital to carry out its business as conducted or as proposed to be conducted. Borrower does not intend to, and does not believe that it will, incur Indebtedness and liabilities (including contingent liabilities and other commitments) beyond its ability to pay such Indebtedness and liabilities as they mature (taking into account the timing and amounts of cash to be received by Borrower and the amounts to be payable on or in respect of obligations of Borrower).

3.1.27 Federal Reserve Regulations. No part of the proceeds of the Loan will be used for the purpose of purchasing or acquiring any “margin stock” within the meaning of Regulation U of the Board of Governors of the Federal Reserve System or for any other purpose which would be inconsistent with such Regulation U or any other Regulations of such Board of Governors, or for any purposes prohibited by Legal Requirements or by the terms and conditions of this Agreement, the other Loan Documents or the Guaranty Security Documents.

3.1.28 Organizational Chart. The organizational chart attached as Schedule III hereto, relating to Borrower and certain Affiliates and other parties, is true, complete and correct on and as of the date hereof.

3.1.29 Bank Holding Company. Borrower is not a “bank holding company” or a direct or indirect subsidiary of a “bank holding company” as defined in the Bank Holding Company Act of 1956, as amended, and Regulation Y thereunder of the Board of Governors of the Federal Reserve System.

3.1.30 No Other Debt. Borrower has not borrowed or received debt financing (other than permitted pursuant to this Agreement) that has not been heretofore repaid in full.

3.1.31 Investment Company Act. Borrower is not (1) an “investment company” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended; (2) a “holding company” or a “subsidiary company” of a “holding company” or an “affiliate” of either a “holding company” or a “subsidiary company” within the meaning of the Public Utility Holding Company Act of 1935, as amended; or (3) subject to any other federal or state law or regulation which purports to restrict or regulate its ability to borrow money.

3.1.32 Access/Utilities. All public utilities necessary to the continued use and enjoyment of the Individual Property as presently used and enjoyed are located in the public

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right-of-way abutting the Individual Property. All roads necessary for the full utilization of the Individual Property for its current purpose have been completed and dedicated to public use and accepted by all governmental authorities or are the subject of access easements for the benefit of the Individual Property.

3.1.33 No Bankruptcy Filing. Borrower is not contemplating either the filing of a petition by it under any state or federal bankruptcy or insolvency laws or the liquidation of its assets or property, and Borrower has no knowledge of any Person contemplating the filing of any such petition against it.

3.1.34 Full and Accurate Disclosure. To the best of Borrower’s knowledge, no information contained in this Agreement, the other Loan Documents, the Guaranty Security Documents or any written statement furnished by or on behalf of Borrower pursuant to the terms of this Agreement contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein or therein not materially misleading in light of the circumstances under which they were made. There is no material fact or circumstance presently known to Borrower which have not been disclosed to Lender and which materially adversely affects, or is reasonably likely to materially adversely affect, the Individual Property, Borrower, the Guaranty of Other Loans or its business, operations or condition (financial or otherwise).

3.1.35 Foreign Person. Borrower is not a “foreign person” within the meaning of Section 1445(f)(3) of the Code.

3.1.36 No Change in Facts or Circumstances; Disclosure. To the best of Borrower’s knowledge, there has been no material adverse change in any condition, fact, circumstance or event that would make the financial statements, rent rolls, reports, certificates or other documents submitted in connection with the Loan inaccurate, incomplete or otherwise misleading in any material respect or that otherwise materially and adversely affects the business operations or the financial condition of Borrower or the Individual Property.

3.1.37 Perfection of Accounts. Borrower hereby represents and warrants to Lender that:

(a) This Agreement, together with the other Loan Documents create a valid and continuing security interest (as defined in the Uniform Commercial Code) in the Accounts (as defined in the Cash Management Agreement) in favor of Lender, which security interest is prior to all other Liens, other than Permitted Encumbrances, and is enforceable as such against creditors of and purchasers from Borrower. Other than in connection with the Loan Documents and the Guaranty Security Documents and except for Permitted Encumbrances, Borrower has not sold or otherwise conveyed the Accounts;

(b) The Accounts constitute “deposit accounts” or “securities accounts” within the meaning of the Uniform Commercial Code, as set forth in the Cash Management Agreement;

(c) Pursuant and subject to the terms of the Cash Management Agreement, Agent has agreed to comply with all instructions originated by Lender, without further consent

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by Borrower, directing disposition of the Accounts and all sums at any time held, deposited or invested therein, together with any interest or other earnings thereon, and all proceeds thereof (including proceeds of sales and other dispositions), whether accounts, general intangibles, chattel paper, deposit accounts, instruments, documents or securities; and

(d) The Accounts are not in the name of any Person other than Borrower, as pledgor, or Lender, as pledgee. Borrower has not consented to Agent’s complying with instructions with respect to the Accounts from any Person other than Lender.

3.1.38 REA. Except as disclosed on Schedule XI attached hereto, each REA is in full force and effect and neither Borrower nor, to Borrower’s knowledge, any other party to any REA, is in default thereunder, and to the best of Borrower’s knowledge, there are no conditions which, with the passage of time or the giving of notice, or both, would constitute a default thereunder. Except as set forth on Schedule VII, the REA has not been modified, amended or supplemented.

Section 3.2 Survival of Representations.

The representations and warranties set forth in Section 3.1 shall survive, and any covenants contained in Section 3.1 shall continue, for so long as any amount remains payable to Lender under this Agreement or any of the other Loan Documents or the Guaranty Security Documents.

IV. BORROWER COVENANTS

Section 4.1 Borrower Affirmative Covenants.

Borrower hereby covenants and agrees with Lender that:

4.1.1 Existence; Compliance with Legal Requirements. Borrower shall do or cause to be done all things necessary to preserve, renew and keep in full force and effect its existence, rights, licenses, permits and franchises and comply with all Legal Requirements applicable to it and the Individual Property, including, without limitation, Prescribed Laws.

4.1.2 Taxes and Other Charges. Borrower shall pay all Taxes and Other Charges now or hereafter levied or assessed or imposed against the Individual Property or any part thereof as the same become due and payable; provided, however, Borrower’s obligation to directly pay Taxes shall be suspended for so long as Borrower is required to make deposits of Tax Funds and in such case complies with the terms and provisions of Section 6.2 hereof. Borrower shall furnish to Lender receipts for the payment of the Taxes and the Other Charges prior to the date the same shall become delinquent; provided, however, that Borrower is not required to furnish such receipts for payment of Taxes in the event that such Taxes have been paid by Lender with Tax Funds on deposit with Lender pursuant to Section 6.2 hereof. Borrower shall not permit or suffer and shall promptly discharge any lien or charge against the Individual Property. After prior notice to Lender, Borrower, at its own expense, may contest by appropriate legal proceeding, conducted in good faith and with due diligence, the amount or validity of any Taxes or Other Charges, provided that (i) no Event of Default has occurred and remains uncured;

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(ii) such proceeding shall be permitted under and be conducted in accordance with all applicable statutes, laws and ordinances; (iii) no Individual Property nor any part thereof or interest therein will be in danger of being sold, forfeited, terminated, canceled or lost; (iv) Borrower shall promptly upon final determination thereof pay the amount of any such Taxes or Other Charges, together with all costs, interest and penalties which may be payable in connection therewith; (v) such proceeding shall suspend the collection of Taxes or Other Charges from the Individual Property; and (vi) to the extent required by law, Borrower shall have paid under protest or deposited with the appropriate taxing authority any such security as may be required by applicable law (which must be in an amount equal to at least 100% of Taxes plus interest thereon for an additional period of three (3) years) to insure the payment of any such Taxes or Other Charges, together with all interest and penalties thereon, provided, that, if the applicable taxing authority does not require Borrower to deliver cash as security while Taxes or Other Charges are being contested by Borrower, Borrower shall deposit cash with Lender or, in lieu of a cash deposit, a Letter of Credit, in the amount required above as security for the payment of such Taxes or Other Charges, as the case may be. Lender may pay over any such cash, Letter of Credit or other security held by Lender to the claimant entitled thereto at any time when, in the judgment of Lender, the entitlement of such claimant is established.

4.1.3 Litigation. Borrower shall give prompt notice to Lender of any litigation or governmental proceedings pending or threatened against Borrower which might materially adversely affect the Individual Property or Borrower’s ability to perform its obligations hereunder or under the other Loan Documents or the Guaranty Security Documents.

4.1.4 Access to the Individual Property. Borrower shall permit agents, representatives and employees of Lender to inspect the Individual Property or any part thereof at reasonable hours upon reasonable advance notice.

4.1.5 Further Assurances; Supplemental Mortgage Affidavits. Borrower shall, at Borrower’s sole cost and expense:

(a) execute and deliver to Lender such documents, instruments, certificates, assignments and other writings, and do such other acts necessary or desirable, to evidence, preserve and/or protect the collateral at any time securing or intended to secure the obligations of Borrower under the Loan Documents and/or the Guaranty Security Documents, as Lender may reasonably require; and

(b) do and execute all and such further lawful and reasonable acts, conveyances and assurances for the better and more effective carrying out of the intents and purposes of this Agreement and the other Loan Documents and the Guaranty Security Documents, as Lender shall reasonably require from time to time.

4.1.6 Financial Reporting. (a) Borrower shall keep and maintain or will cause to be kept and maintained proper and accurate books and records, in accordance with GAAP, reflecting the financial affairs of Borrower. Lender shall have the right from time to time during normal business hours upon reasonable notice to the Borrower to examine such books and records at the office of Borrower or other Person maintaining such books and records and to make such copies or extracts thereof as Lender shall desire.

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(b) Borrower shall furnish Lender annually, within one hundred twenty (120) days following the end of each Fiscal Year, a complete copy of Borrower’s annual financial statements audited by a “Big Four” accounting firm or other independent certified public accountant acceptable to Lender prepared in accordance with GAAP covering the Individual Property, such financial statements to include statements of income and expense and cash flow for Borrower and the Individual Property and a balance sheet for Borrower. Such statements shall set forth gross revenue and operating expenses for the Individual Property. Borrower’s annual financial statements shall be accompanied by a certificate executed by the chief financial officer of Borrower stating that such annual financial statement presents fairly the financial condition and the results of operations of Borrower and the Individual Property. Borrower shall furnish a balance sheet and income statement for the preceding Fiscal Year for the Individual Property, certified by the chief financial officer of Borrower that each statement fairly presents the financial condition and results of operations of the Individual Property. Together with Borrower’s annual financial statements, Borrower shall furnish to Lender an Officer’s Certificate certifying as of the date thereof whether to the best of Borrower’s knowledge there exists an event or circumstance which constitutes a Default or Event of Default by Borrower under the Loan Documents and if such Default or Event of Default exists, the nature thereof, the period of time it has existed and the action then being taken to remedy the same.

(c) Borrower will furnish Lender on or before the sixtieth (60th) day after the end of each fiscal quarter (based on Borrower’s Fiscal Year), the following items, accompanied by a certificate from the chief financial officer of Borrower, certifying that such items are true, correct, accurate and complete and fairly present the financial condition and results of the operations of Borrower and the Individual Property in accordance with GAAP as applicable:

(i) quarterly and year-to-date statements of income and expense prepared for such quarter with respect to the Individual Property, with a balance sheet for such quarter for Borrower;

(ii) a calculation reflecting the Debt Service Coverage Ratio as of the last day of such quarter, for such quarter and the last four quarters;

(iii) a current rent roll for the Individual Property;

(iv) a comparison of the budgeted income and expenses and the actual income and expenses for such quarter and year to date for the Individual Property, together with a detailed explanation of any variances of more than five percent (5%) between budgeted and actual amounts for such period and year to date; and

(v) with respect to any Major Leases, any notice received from a Tenant threatening non-payment of Rent or other default, alleging or acknowledging a default by landlord, requesting a termination of a Lease or a material modification of any Lease or notifying Borrower of the exercise or non-exercise of any option provided for in such Tenant’s Lease, or any other similar material correspondence received by Borrower from Tenants during the subject fiscal quarter.

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(d) Prior to the last Securitization of any portion of the Loan and upon request by Lender, Borrower will furnish Lender on or before the thirty-fifth (35th) day after the end of each calendar month, the following items, accompanied by a certificate from the chief financial officer of Borrower, certifying that such items are true, correct, accurate, and complete and fairly present the financial condition and results of the operations of Borrower and the Individual Property in a manner consistent with GAAP, as applicable:

(i) monthly and year-to-date statements of income and expense and cash flow prepared for such month with respect to the Individual Property; and

(ii) a current rent roll for the Individual Property.

(e) Borrower shall submit a proposed draft of the Annual Budget to Lender not later than thirty (30) days prior to the commencement of each Fiscal Year and a final Annual Budget to Lender not later than ten (10) days prior to the commencement of each Fiscal Year. Lender shall have the right to approve each Annual Budget covering any period of time after the occurrence of a Trigger Event. In the event that Lender objects to a proposed Annual Budget (draft or final) submitted by Borrower at any time after a Trigger Event, Lender shall advise Borrower of such objections within fifteen (15) days after receipt thereof (and deliver to Borrower a reasonably detailed description of such objections) and Borrower shall promptly revise such Annual Budget and resubmit the same to Lender. Lender shall advise Borrower of any objections to its revised Annual Budget within ten (10) days after receipt thereof (and deliver to Borrower a reasonably detailed description of such objections) and Borrower shall promptly revise the same in accordance with the process described in this subsection until Lender approves the Annual Budget. Until such time that Lender approves a proposed Annual Budget, which approval shall not be unreasonably withheld, conditioned or delayed unless an Event of Default exists, in which case Lender’s approval shall be in its sole and absolute discretion, the most recent Annual Budget (or the most recent Approved Annual Budget, if such previous Annual Budget was subject to Lender’s approval) shall apply; provided that, such Annual Budget (or Approved Annual Budget, as applicable) shall be adjusted to reflect actual increases in Taxes, Insurance Premiums, utility expenses and management fees under the Management Agreement. Each Annual Budget approved by Lender shall hereinafter be referred to as an “Approved Annual Budget.” In the event that, after the occurrence of a Trigger Event, Borrower incurs an extraordinary operating expense or extraordinary capital expenditure not set forth in the applicable Annual Budget (each, an “Extraordinary Expense”), then Borrower shall promptly deliver to Lender a reasonably detailed explanation of such proposed Extraordinary Expense for Lender’s approval.

(f) Borrower shall furnish to Lender, within ten (10) Business Days after request (or as soon thereafter as may be reasonably possible), such further detailed information with respect to the operation of the Individual Property and the financial affairs of Borrower as may be reasonably requested by Lender, including, without limitation, a comparison of the budgeted income and expenses and the actual income and expenses for a quarter and year to date for the Individual Property, together with a detailed explanation of any variances of more than the greater of five percent (5%) or $10,000 between budgeted and actual amounts for such period and year to date.

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4.1.7 Title to the Individual Property. Borrower will warrant and defend the validity and priority of the Liens of the Mortgage and the Assignment of Leases on the Individual Property against the claims of all Persons whomsoever, subject only to Permitted Encumbrances and, in the case of the Second Mortgage and the Second Assignment of Leases, the First Mortgage and the First Assignment of Leases.

4.1.8 Estoppel Statement. (a) After request by Lender, Borrower shall within ten (10) Business Days furnish Lender with a statement, duly acknowledged and certified, stating (i) the unpaid principal amount of the Note, (ii) the Interest Rate of the Note, (iii) the date installments of interest and/or principal were last paid, (iv) any offsets or defenses to the payment of the Debt, if any, and (v) that this Agreement, the other Loan Documents and the Guaranty Security Documents have not been modified or if modified, giving particulars of such modification.

(b) After request by Borrower, Lender shall within ten (10) Business Days furnish Borrower with a statement, duly acknowledged and certified, stating (i) the unpaid principal amount of the Note, (ii) the Interest Rate of the Note, (iii) the date installments of interest and/or principal were last paid and (iv) whether or not Lender has sent any notice of default under the Loan Documents which remains uncured in the opinion of Lender.

(c) Borrower shall deliver to Lender, upon request, an estoppel certificate from each Tenant under any Lease (provided that Borrower shall only be required to use commercially reasonable efforts to obtain an estoppel certificate from any Tenant not required to provide an estoppel certificate under its Lease); provided that such certificate may be in the form required under such Lease; provided, further, that Borrower shall not be required to deliver such certificates more frequently than once in any calendar year (or twice during any calendar year in which a Securitization occurs).

(d) Borrower shall deliver to Lender, upon request, estoppel certificates from each party under the REA; provided that such certificates may be in the form required under the REA; provided, further, that Borrower shall not be required to deliver such certificates more than three (3) times during the term of the Loan and not more frequently than once per calendar year (or twice during any calendar year in which a Securitization occurs).

4.1.9 Leases. (a) All Leases and all renewals of Leases executed after the date hereof shall (i) provide for rental rates comparable to existing local market rates for similar properties, (ii) be on commercially reasonable terms, (iii) provide that such Lease is subordinate to the Mortgage encumbering the Individual Property and that the lessee will attorn to Lender and any purchaser at a foreclosure sale and (iv) not contain any terms which would materially adversely affect Lender’s rights under the Loan Documents. All Major Leases and all renewals, amendments and modifications thereof executed after the date hereof shall be subject to Lender’s prior approval, which approval shall not be unreasonably withheld or delayed. Lender shall execute and deliver a Subordination Non-Disturbance and Attornment Agreement in the form annexed as Schedule IV to Tenants under future Major Lease approved by Lender promptly upon request with such commercially reasonable changes as may be requested by Tenants, from time to time, and which are reasonably acceptable to Lender.

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(b) Borrower (i) shall observe and perform the obligations imposed upon the lessor under the Leases in a commercially reasonable manner; (ii) shall enforce the terms, covenants and conditions contained in the Leases upon the part of the lessee thereunder to be observed or performed in a commercially reasonable manner; provided, however, Borrower shall not terminate or accept a surrender of a Major Lease without Lender’s prior approval, not to be unreasonably withheld or delayed in the event of a material default under a Major Lease; (iii) shall not collect any of the Rents more than one (1) month in advance (other than security deposits); (iv) shall not execute any assignment of lessor’s interest in the Leases or the Rents (except as contemplated by the Loan Documents and the Guaranty Security Documents); (v) shall not alter, modify or change any Major Lease so as to change the amount of or payment date for rent, change the expiration date, grant any option for additional space or term, materially reduce the obligations of the lessee or increase the obligations of lessor without Lender’s prior written approval, such approval not to be unreasonably withheld or delayed if no Trigger Event has occurred and is continuing; and (vi) shall hold all security deposits under all Leases in accordance with Legal Requirements. Upon request, Borrower shall furnish Lender with executed copies of all Leases.

(c) Notwithstanding anything to the contrary contained in this Section 4.1.9:

(i) whenever Lender’s approval or consent is required pursuant to the provisions of this Section 4.1.9, Borrower shall have the right to submit a term sheet of such transaction to Lender for Lender’s approval, such approval not to be unreasonably withheld or delayed. Any such term sheet submitted to Lender shall set forth all material terms of the proposed transaction including, without limitation, identity of tenant, square footage, term, rent, rent credits, abatements, work allowances and tenant improvements to be constructed by Borrower. Lender shall use good faith efforts to respond within ten (10) Business Days after Lender’s receipt of the Borrower’s written request for approval or consent of such term sheet. If Lender fails to respond to such request within ten (10) Business Days, and the Borrower sends a second request containing a legend in bold letters stating that Lender’s failure to respond within five (5) Business Days shall be deemed consent or approval, Lender shall be deemed to have approved or consented to such term sheet if Lender fails to respond to such second written request before the expiration of such five (5) Business Day period;

(ii) whenever Lender’s approval or consent is required pursuant to the provisions of this Section 4.1.9 for any matter that Lender has not previously approved a term sheet pursuant to Section 4.1.9(c)(i) above, Lender shall use good faith efforts to respond within ten (10) Business Days after Lender’s receipt of Borrower’s written request for such approval or consent. If Lender fails to respond to such request within ten (10) Business Days, and Borrower sends a second request containing a legend in bold letters stating that Lender’s failure to respond within ten (10) Business Days shall be deemed consent or approval, Lender shall be deemed to have approved or consented to the matter for which Lender’s consent or approval was sought if Lender fails to respond to such second written request before the expiration of such ten (10) Business Day period;

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(iii) whenever Lender’s approval or consent is required pursuant to the provisions of this Section 4.1.9 for any matter that Lender has previously approved a term sheet pursuant to Section 4.1.9(c)(i) above, Lender shall use good faith efforts to respond within five (5) Business Days after Lender’s receipt of Borrower’s written request for such approval or consent. If Lender fails to respond to such request within five (5) Business Days, and Borrower sends a second request containing a legend in bold letters stating that Lender’s failure to respond within five (5) Business Days shall be deemed consent or approval, Lender shall be deemed to have approved or consented to the matter for which Lender’s consent or approval was sought if Lender fails to respond to such second written request before the expiration of such five (5) Business Day period, provided that there have been no material deviations from the term sheet and that the aggregate economics of the transaction are no less favorable to Borrower than as set forth in the term sheet;

(iv) in the event that Lender shall have approved (or be deemed to have approved) a term sheet submitted by Borrower with respect to a certain Lease, Lender shall not withhold its approval or consent with respect to such Lease on the basis of any provisions of such Lease dealing with the items contained in the approved term sheet; and

(v) Borrower shall have the right, without the consent or approval of Lender in any instance, to terminate or accept a surrender of any Lease that is not a Major Lease.

4.1.10 Alterations. Lender’s prior approval shall be required in connection with any alterations to any Improvements (except tenant improvements under any Lease approved by Lender or under any Lease for which approval was not required by Lender under this Agreement) at the Individual Property (a) that may have a material adverse effect on Borrower’s financial condition, the value of the Individual Property or the ongoing revenues and expenses of the Individual Property, or (b) the cost of which (including any related alteration, improvement or replacement), is reasonably anticipated to exceed the Alteration Threshold, which approval may be granted or withheld in Lender’s sole discretion. If the total unpaid amounts incurred and to be incurred with respect to such alterations to the Improvements shall at any time exceed the Alteration Threshold, Borrower shall promptly deliver to Lender as security for the payment of such amounts and as additional security for Borrower’s obligations under the Loan Documents and the Guaranty Security Documents any of the following: (i) cash, (ii) Letters of Credit, (iii) U.S. Obligations, (iv) other securities acceptable to Lender, provided that Lender shall have received a Rating Agency Confirmation as to the form and issuer of same, or (v) a completion bond, provided that Lender shall have received a Rating Agency Confirmation as to the form and issuer of same. Such security shall be in an amount equal to the excess of the total unpaid amounts incurred and to be incurred with respect to such alterations to the Improvements on the Individual Property (other than such amounts to be paid or reimbursed by Tenants under the Leases) over the Alteration Threshold.

4.1.11 Intentionally Deleted.

4.1.12 Material Agreements. Borrower shall (a) promptly perform and/or observe all of the material covenants and agreements required to be performed and observed by

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it under each Material Agreement to which it is a party, and do all things necessary to preserve and to keep unimpaired its rights thereunder, (b) promptly notify Lender in writing of the giving of any notice of any default by any party under any Material Agreement of which it is aware and (c) promptly enforce the performance and observance of all of the material covenants and agreements required to be performed and/or observed by the other party under each Material Agreement to which it is a party in a commercially reasonable manner.

4.1.13 Performance by Borrower. Borrower shall in a timely manner observe, perform and fulfill each and every covenant, term and provision of each Loan Document and each Security Document executed and delivered by Borrower, and shall not enter into or otherwise suffer or permit any amendment, waiver, supplement, termination or other modification of any Loan Document or Security Document executed and delivered by Borrower without the prior consent of Lender.

4.1.14 Costs of Enforcement/Remedying Defaults. In the event (a) that the Mortgage is foreclosed in whole or in part or the Note or any other Loan Document or Security Document is put into the hands of an attorney for collection, suit, action or foreclosure, (b) of the foreclosure of any Lien or Mortgage prior to or subsequent to the Mortgage in which proceeding Lender is made a party, (c) of the bankruptcy, insolvency, rehabilitation or other similar proceeding in respect of Borrower or Guarantor or an assignment by Borrower or Guarantor for the benefit of its creditors, or (d) Lender shall remedy or attempt to remedy any Event of Default hereunder, Borrower shall be chargeable with and agree to pay all costs incurred by Lender as a result thereof, including costs of collection and defense (including reasonable attorneys’, experts’, consultants’ and witnesses’ fees and disbursements) in connection therewith and in connection with any appellate proceeding or post-judgment action involved therein, which shall be due and payable on demand, together with interest thereon from the date incurred by Lender at the Default Rate, and together with all required service or use taxes.

4.1.15 Business and Operations. Borrower will continue to engage in the businesses currently conducted by them as and to the extent the same are necessary for the ownership and leasing of the Individual Property. Borrower will qualify to do business and will remain in good standing under the laws of each jurisdiction as and to the extent the same are required for the ownership and leasing of the Individual Property. Borrower shall at all times cause the Individual Property to be maintained as an office building.

4.1.16 Loan Fees. Borrower shall pay all fees and costs (including, without limitation, all origination and commitment fees) required of Borrower pursuant to the terms of that certain summary of terms letter between Wells Real Estate Funds and Morgan Stanley Mortgage Capital, Inc. dated March 2, 2004.

Section 4.2 Borrower Negative Covenants.

Borrower covenants and agrees with Lender that:

4.2.1 Due on Sale and Encumbrance; Transfers of Interests. Without the prior written consent of Lender, neither Borrower nor any other Person having a direct or indirect ownership or beneficial interest in Borrower shall sell, convey, mortgage, grant, bargain,

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encumber, pledge, assign or transfer any interest, direct or indirect, in Borrower, the Individual Property or any part thereof, whether voluntarily or involuntarily, in violation of the covenants and conditions set forth in the Mortgages and this Agreement.

4.2.2 Liens. Borrower shall not create, incur, assume or suffer to exist any Lien on any portion of the Individual Property except for Permitted Encumbrances.

4.2.3 Dissolution. Borrower shall not (i) engage in any dissolution, liquidation or consolidation or merger with or into any other business entity, (ii) engage in any business activity not related to the ownership and operation of the Individual Property, (iii) transfer, lease or sell, in one transaction or any combination of transactions, all or substantially all of the properties or assets of Borrower except to the extent expressly permitted by the Loan Documents, or (iv) cause, permit or suffer any SPC Party to (A) dissolve, wind up or liquidate or take any action, or omit to take an action, as a result of which such SPC Party would be dissolved, wound up or liquidated in whole or in part, or (B) amend, modify, waive or terminate the certificate of incorporation, limited partnership or formation, as applicable, or bylaws, partnership agreement or operating agreement, as applicable, of such SPC Party, in each case without obtaining the prior consent of Lender, but only to the extent such action requires consent of the Lender pursuant to the terms of the partnership agreement or operating agreement delivered to Lender in connection with the closing of the Loan.

4.2.4 Change in Business. Borrower shall not enter into any line of business other than the ownership and operation of the Individual Property.

4.2.5 Debt Cancellation. Borrower shall not cancel or otherwise forgive or release any claim or debt (other than termination of Leases in accordance herewith) owed to Borrower by any Person, except for adequate consideration and in the ordinary course of Borrower’s business, provided, that, nothing contained in this Section shall in and of itself require Borrower to pursue collection of debts in a manner that is not commercially reasonable.

4.2.6 Affiliate Transactions. Borrower shall not enter into, or be a party to, any transaction with an Affiliate of Borrower or any of the partners or members of Borrower except in the ordinary course of business and on terms which are fully disclosed to Lender in advance and are no less favorable to Borrower or such Affiliate than would be obtained in a comparable arm’s length transaction with an unrelated third party.

4.2.7 Zoning. Borrower shall not initiate or consent to any zoning reclassification of any portion of the Individual Property or seek any variance under any existing zoning ordinance or use or permit the use of any portion of the Individual Property in any manner that could result in such use becoming a non conforming use under any zoning ordinance or any other applicable land use law, rule or regulation, without the prior consent of Lender which shall not be unreasonably withheld or delayed if such action is required to be undertaken by Borrower pursuant to a Lease that Lender has approved.

4.2.8 Assets. Borrower shall not purchase or own any properties other than the Individual Property and any property necessary or incidental for the operation of the Individual Property.

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4.2.9 No Joint Assessment. Borrower shall not suffer, permit or initiate the joint assessment of the Individual Property (i) with any other real property constituting a tax lot separate from the Individual Property, and (ii) with any portion of the Individual Property which may be deemed to constitute personal property, or any other procedure whereby the lien of any taxes which may be levied against such personal property shall be assessed or levied or charged to the Individual Property.

4.2.10 Principal Place of Business. Borrower shall not change its principal place of business from the address set forth on the first page of this Agreement without first giving Lender thirty (30) days prior notice.

4.2.11 ERISA. (a) Borrower shall not engage in any transaction which would cause any obligation, or action taken or to be taken, hereunder (or the exercise by Lender of any of its rights under the Note, this Agreement or the other Loan Documents or the Guaranty Security Documents) to be a non-exempt (under a statutory or administrative class exemption) prohibited transaction under the ERISA or Section 4975 of the Code.

(b) Borrower shall deliver to Lender such certifications or other evidence from time to time throughout the term of the Loan, as requested by Lender in its sole discretion, that (A) Borrower is not an “employee benefit plan” as defined in Section 3(3) of ERISA, which is subject to Title I of ERISA, or a “plan” within the meaning of Section 4975 of the Code; (B) Borrower is not subject to any state statute regulating investments of, or fiduciary obligations with respect to, governmental plans as defined in Section 3(32) of ERISA; and (C) one or more of the following circumstances is true:

(i) Equity interests in Borrower are publicly offered securities, within the meaning of the Plan Assets Regulation;

(ii) Less than twenty-five percent (25%) of each outstanding class of equity interests in Borrower is held by “benefit plan investors” within the meaning of the Plan Assets Regulation; or

(iii) Borrower qualifies as an “operating company” or a “real estate operating company” within the meaning of the Plan Assets Regulation.

4.2.12 Material Agreements. Borrower shall not, without Lender’s prior written consent which shall not be unreasonably withheld or delayed: (a) enter into, surrender or terminate any Material Agreement to which it is a party (unless the other party thereto is in material default and the termination of such agreement would be commercially reasonable), (b) increase or consent to the increase of the amount of any charges under any Material Agreement to which it is a party, except as provided therein or on an arms’-length basis and commercially reasonable terms; or (c) otherwise modify, change, supplement, alter or amend, or waive or release any of its rights and remedies under any Material Agreement to which it is a party in any material respect, except on an arm’s length basis and commercially reasonable terms.

4.2.13 REA. Borrower agrees that without the prior consent of Lender, Borrower will not execute modifications to any REA it is a party to if such modifications will

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have a material adverse effect on the use, operation or value (including the Underwritable Cash Flow) of the Individual Property, taken as a whole, or the ability of Borrower to pay its obligations in respect of the Loan.

V. INSURANCE, CASUALTY AND CONDEMNATION

Section 5.1 Insurance.

5.1.1 Insurance Policies. (a) Borrower shall obtain and maintain, or cause to be maintained, insurance for Borrower and the Individual Property providing at least the following coverages:

(i) comprehensive all risk insurance on the Improvements and the personal property, if any, owned by the respective Borrower at the Individual Property, including contingent liability from Operation of Building Laws, Demolition Costs and Increased Cost of Construction Endorsements, in each case (A) in an amount equal to one hundred percent (100%) of the “Full Replacement Cost,” which for purposes of this Agreement shall mean actual replacement value (exclusive of costs of excavations, foundations, underground utilities and footings) with a waiver of depreciation, but the amount shall in no event be less than the Allocated Loan Amount for the Individual Property; (B) containing an agreed amount endorsement with respect to the Improvements and personal property at the Individual Property waiving all co-insurance provisions; (C) providing for deductibles no greater than $250,000 for all such insurance coverage (provided, that, upon request of Borrower a higher deductible may be approved by Lender in its reasonable discretion, such approval or rejection to be based on then-current insurance market conditions and the then-current amount of equity that the Borrower has in the Individual Property); and (D) containing an “Ordinance or Law Coverage” or “Enforcement” endorsement if any of the Improvements or the use of the Individual Property shall at any time constitute legal non-conforming structures or uses. In addition, Borrower shall obtain: (y) if any portion of the Improvements is currently or at any time in the future located in an area identified by the Federal Emergency Management Agency as a “special flood hazard area,” flood hazard insurance in an amount equal to the lesser of (1) the Allocated Loan Amount or (2) the maximum amount of such insurance available under the National Flood Insurance Act of 1968, the Flood Disaster Protection Act of 1973 or the National Flood Insurance Reform Act of 1994, as each may be amended or such greater amount as Lender shall require or (3) $50,000,000 for flood zones A& C and $250,000,000 for other flood coverage; and (z) earthquake insurance in amounts and in form and substance satisfactory to Lender in the event the Individual Property is located in a seismic area designated as a Zone 3 or 4 by the Rating Agencies (Source: ICBC 1994 Uniform Building Code, or similar designation under successor standards), provided that the insurance pursuant to clauses (y) and (z) hereof shall be on terms consistent with the comprehensive all risk insurance policy required under this subsection (i).

(ii) commercial general liability insurance against claims for personal injury, bodily injury, death or property damage occurring upon, in or about each of the Individual Property, such insurance (A) to be on the so-called “occurrence” form with a

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combined limit, excluding umbrella coverage, of not less than One Million and No/100 Dollars ($1,000,000) per occurrence and $2,000,000 in the aggregate; (B) to continue at not less than the aforesaid limit until required to be changed by Lender in writing by reason of changed economic conditions making such protection inadequate; and (C) to cover at least the following hazards: (1) premises and operations; (2) products and completed operations on an “if any” basis; (3) independent contractors; (4) blanket contractual liability for all legal contracts; and (5) contractual liability covering the indemnities contained in Article 9 of the Mortgage to the extent the same is available;

(iii) business income insurance (A) with loss payable to Lender; (B) covering all risks required to be covered by the insurance provided for in subsection (i) above for a period commencing at the time of loss for such length of time as it takes to repair or replace with the exercise of due diligence and dispatch; (C) containing an extended period of indemnity endorsement which provides that after the physical loss to the Improvements and Personal Property has been repaired, the continued loss of income at the Individual Property will be insured until such income either returns to the same level it was at prior to the loss, or the expiration of twelve (12) months from the date that the Individual Property is repaired or replaced and operations are resumed, whichever first occurs, and notwithstanding that the policy may expire prior to the end of such period; and (D) in an amount equal to one hundred percent (100%) of the projected gross income (less non-continuing expenses) from the Individual Property for a period from the date of loss to a date (assuming total destruction) which is twelve (12) months from the date that the Individual Property is repaired or replaced and operations are resumed. The amount of such business income insurance shall be determined prior to the date hereof and at least once each year thereafter based on the Borrower’s reasonable estimate of the gross income (less non-continuing expenses) from the Individual Property for the succeeding twenty-four (24) month period. All proceeds payable to Lender pursuant to this subsection shall be held by Lender and shall be applied to the obligations secured by the Loan Documents from time to time due and payable hereunder and under the Note; provided, however, that nothing herein contained shall be deemed to relieve Borrower of its obligations to pay the obligations secured by the Loan Documents on the respective dates of payment provided for in the Note and the other Loan Documents except to the extent such amounts are actually paid out of the proceeds of such business income insurance;

(iv) at all times during which structural construction, repairs or alterations are being made with respect to the Improvements, and only if the Property coverage form does not otherwise apply, (A) owner’s contingent or protective liability insurance covering claims not covered by or under the terms or provisions of the above mentioned commercial general liability insurance policy; and (B) the insurance provided for in subsection (i) above written in a so-called builder’s risk completed value form (1) on a non-reporting basis, (2) against all risks insured against pursuant to subsection (i) above, (3) including permission to occupy the Individual Property, and (4) with an agreed amount endorsement waiving co-insurance provisions;

(v) workers’ compensation, subject to the statutory limits of the state in which the Individual Property is located, and employer’s liability insurance, in an

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amount satisfying statutory requirements, in respect of any work or operations on or about the Individual Property, or in connection with the Individual Property or its operation (if applicable), provided, that, Borrower shall not be required to maintain insurance pursuant to this clause (v) for such time that it does not have any employees;

(vi) comprehensive boiler and machinery insurance, if applicable, in amounts as shall be reasonably required by Lender on terms consistent with the commercial property insurance policy required under subsection (i) above;

(vii) umbrella liability insurance in addition to primary coverage in an amount not less than Fifty Million and No/100 Dollars ($50,000,000) per occurrence on terms consistent with the commercial general liability insurance policy required under subsection (ii) above and (viii) below;

(viii) motor vehicle liability coverage for all owned and non-owned vehicles, including rented and leased vehicles containing minimum limits per occurrence, including umbrella coverage, of One Million and No/100 Dollars ($1,000,000), provided, that, Borrower shall not be required to maintain insurance pursuant to this clause (viii) for such time that it does not own any automobiles or require any employees to use automobiles in their business duties;

(ix) so-called “dramshop” insurance or other liability insurance required in connection with the sale of alcoholic beverages, provided, that, Borrower shall not be required to maintain insurance pursuant to this clause (ix) for such time that Borrower does not operate a business at the Individual Property that would cause a prudent lender to require such coverage;

(x) insurance against employee dishonesty in an amount not less than one (1) month of gross revenue from the Individual Property and with a deductible reasonably approved by Lender, provided, that, Borrower shall not be required to maintain insurance pursuant to this clause (x) for such time that it does not have any employees;

(xi) (A) during any period of the term of the Loan that TRIA is in effect, if “acts of terrorism” or other similar acts or events are hereafter excluded from Borrower’s comprehensive all risk insurance policy (including business income), Borrower shall obtain an endorsement to such policy, or a separate policy from an insurance provider which maintains at least an investment grade rating from Moody’s (that is, “Baa3”) and/or S&P (that is, “BBB-“) (provided that neither Moody’s nor S&P rates such provider less than investment grade), insuring against all “certified acts of terrorism” as defined by TRIA and “fire following”, each in an amount equal to one hundred percent (100%) of the “Full Replacement Cost,” which for purposes of this Agreement shall mean actual replacement value (exclusive of costs of excavations, foundations, underground utilities and footings) with a waiver of depreciation, but the amount shall in no event be less than the total outstanding principal balance of the Loan; provided, however, the total annual premium payable by Borrower for the Individual Property shall not exceed the Terrorism Insurance Premium Limit for such coverage for

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the Individual Property. The endorsement or policy shall be in form and substance reasonably satisfactory to Lender and shall meet Rating Agency criteria for securitized loans; or

(B) during any period of the term of the Loan that TRIA is not in effect, if “acts of terrorism” or other similar acts or events or “fire following” are hereafter excluded from Borrower’s comprehensive all risk insurance policy or business income insurance coverage, Borrower shall obtain an endorsement to such policy, or a separate policy from an insurance provider which maintains at least an investment grade rating from Moody’s (that is, “Baa3”) and/or S&P (that is, “BBB-“) (provided that neither Moody’s nor S&P rates such provider less than investment grade), insuring against all such excluded acts or events, to the extent such policy or endorsement is available, in an amount determined by Lender in its sole discretion (but in no event greater than the total insurable value plus business income insurance coverage satisfying the provisions of clause (iii) above; provided, however, Borrower shall not be required to pay annual premiums in excess of the Terrorism Insurance Premium Limit for such coverage. The endorsement or policy shall be in form and substance reasonably satisfactory to Lender and shall meet Rating Agency criteria for securitized loans; and

(xii) upon sixty (60) days’ notice, such other reasonable insurance and in such reasonable amounts as Lender from time to time may reasonably request against such other insurable hazards which at the time are commonly insured against for property similar to the Individual Property located in or around the region in which the Individual Property is located.

(b) All insurance provided for in Section 5.1.1(a) shall be obtained under valid and enforceable policies (collectively, the “Policies” or, in the singular, the “Policy”) and, to the extent not specified above, shall be subject to the reasonable approval of Lender as to deductibles, loss payees and insureds. Borrower shall deliver to Lender certified copies of the Policies promptly upon Lender’s request therefor. Not less than ten (10) days prior to the expiration dates of the Policies theretofore furnished to Lender, certificates of insurance evidencing the Policies accompanied by evidence satisfactory to Lender of payment of the premiums then due thereunder (the “Insurance Premiums”), shall be delivered by Borrower to Lender.

(c) Any blanket insurance Policy shall specifically allocate to the Individual Property the amount of coverage from time to time required hereunder and shall otherwise provide the same protection as would a separate Policy insuring only the Individual Property in compliance with the provisions of Section 5.1.1(a).

(d) All Policies of insurance provided for or contemplated by Section 5.1.1(a) shall be primary coverage and, except for the Policy referenced in Section 5.1.1(a)(v), shall name Borrower as the insured and Lender and its successors and/or assigns as the additional insured, as its interests may appear, and in the case of property damage, boiler and machinery, flood, earthquake and terrorism insurance, shall contain a so-called New York standard non-contributing mortgagee clause or similar endorsement in favor of Lender providing that the loss thereunder shall be payable to Lender. Borrower shall not procure or permit any of its constituent entities to procure any other insurance coverage which would be on the same level of payment as the Policies or would adversely impact in any way the ability of Lender or Borrower to collect any proceeds under any of the Policies.

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(e) All Policies of insurance provided for in Section 5.1.1(a), except for the Policies referenced in Section 5.1.1(a)(v) and (a)(viii) shall contain clauses or endorsements to the effect that:

(i) with respect to the insurance coverage obtained pursuant to Section 5.1.1(a)(i), (iii), (iv) and (vi) above, no act or negligence of Borrower, or anyone acting for Borrower, or of any Tenant or other occupant, or failure to comply with the provisions of any Policy, which might otherwise result in a forfeiture of the insurance or any part thereof, shall in any way affect the validity or enforceability of the insurance insofar as Lender is concerned;

(ii) the Policy shall not be canceled without at least thirty (30) days’ written notice to Lender and any other party named therein as an additional insured and, if obtainable by Borrower using commercially reasonable efforts, shall not be materially changed (other than to increase the coverage provided thereby) without such a thirty (30) day notice; and

(iii) Lender shall not be liable for any Insurance Premiums thereon or subject to any assessments thereunder.

(f) If at any time Lender is not in receipt of written evidence that all insurance required hereunder is in full force and effect, Lender shall have the right, without notice to Borrower, to take such action as Lender deems necessary to protect its interest in the Individual Property, including, without limitation, the obtaining of such insurance coverage as Lender in its sole discretion deems appropriate and all premiums incurred by Lender in connection with such action or in obtaining such insurance and keeping it in effect shall be paid by Borrower to Lender upon demand and until paid shall be secured by the Mortgage and shall bear interest at the Default Rate.

(g) In the event of foreclosure of any Mortgage with respect to the Individual Property or other transfer of title to the Individual Property in extinguishment in whole or in part of the Debt, all right, title and interest of the Borrower in and to the Policies that are not blanket Policies then in force concerning the Individual Property and all proceeds payable thereunder shall thereupon vest in the purchaser at such foreclosure or Lender or other transferee in the event of such other transfer of title.

5.1.2 Insurance Company. The Policies shall be issued by financially sound and responsible insurance companies authorized to do business in the state in which the Individual Property is located and having a claims paying ability rating of “A” or better by S&P and Fitch and an insurance financial strength rating of “Aa2” by Moody’s. If a Securitization occurs, (i) the foregoing required insurance company rating by a Rating Agency not rating any Securities shall be disregarded and (ii) if the insurance company complies with the aforesaid S&P required rating (and S&P is rating the Securities) and the other Rating Agencies rating the Securities do not rate the insurance company, such insurance company shall be deemed

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acceptable with respect to such Rating Agency not rating such insurance company. If a Securitization occurs and S&P is not a Rating Agency, each of the insurance companies shall have a claims paying ability rating of at least A- by Fitch and an insurance financial strength rating of A3 by Moody’s and at least sixty-seven percent (67%) of the coverage shall be provided by insurance companies having claims paying ability ratings of AA by Fitch and an insurance financial strength rating of Aa2 by Moody’s; provided, however, if Fitch or Moody’s shall not provide a rating for an insurance company, then an A.M. Best rating of A(X) shall be substituted for each of the foregoing rating requirements of Fitch or Moody’s, as applicable. Notwithstanding the foregoing, Borrower shall be permitted to maintain the Policies with insurance companies which do not meet the foregoing requirements (an “Otherwise Rated Insurer”), provided Borrower obtains a “cut-through” endorsement (that is, an endorsement which permits recovery against the provider of such endorsement) with respect to any Otherwise Rated Insurer from an insurance company which meets the claims paying ability ratings required above. Moreover, if Borrower desires to maintain insurance required hereunder from an insurance company which does not meet the claims paying ability ratings set forth herein but the parent of such insurance company, which owns at least fifty-one percent (51%) of such insurance company, maintains such ratings, Borrower may use such insurance companies if approved by the Rating Agencies (such approval may be conditioned on items required by the Rating Agencies including a requirement that the parent guarantee the obligations of such insurance company).

Section 5.2 Casualty and Condemnation.

5.2.1 Casualty. If the Individual Property shall sustain a Casualty, Borrower shall give prompt notice of such Casualty to Lender and shall promptly commence and diligently prosecute to completion the repair and restoration of the Individual Property as nearly as possible to the condition the Individual Property was in immediately prior to such Casualty (a “Restoration”) and otherwise in accordance with Section 5.3, it being understood, however, that Borrower shall not be obligated to restore the Individual Property to the precise condition of the Individual Property prior to such Casualty provided the Individual Property is restored, to the extent practicable, to be of at least equal value and of substantially the same character as prior to the Casualty. The Borrower shall pay all costs of such Restoration whether or not such costs are covered by insurance. Lender may, but shall not be obligated to, make proof of loss if not made promptly by the applicable Borrower. In the event of a Casualty where the loss does not exceed Restoration Threshold, Borrower may settle and adjust such claim; provided that (a) no Event of Default has occurred and is continuing and (b) such adjustment is carried out in a commercially reasonable and timely manner. In the event of a Casualty where the loss exceeds the Restoration Threshold or if an Event of Default then exists, Borrower may settle and adjust such claim only with the consent of Lender (which consent shall not be unreasonably withheld or delayed) and Lender shall have the opportunity to participate, at Borrower’s cost, in any such adjustments. Notwithstanding any Casualty, Borrower shall continue to pay the Debt at the time and in the manner provided for its payment in the Note and in this Agreement.

5.2.2 Condemnation. Borrower shall give Lender prompt notice of any actual or threatened Condemnation by any Governmental Authority of all or any part of the Individual Property and shall deliver to Lender a copy of any and all papers served in connection with such proceedings. Provided no Event of Default has occurred and is continuing, in the event of a

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Condemnation where the amount of the taking does not exceed the Restoration Threshold, Borrower may settle and compromise such Condemnation; provided that the same is effected in a commercially reasonable and timely manner. In the event a Condemnation where the amount of the taking exceeds the Restoration Threshold or if an Event of Default then exists, Borrower may settle and compromise the Condemnation only with the consent of Lender (which consent shall not be unreasonably withheld or delayed) and Lender shall have the opportunity to participate, at Borrower’s cost, in any litigation and settlement discussions in respect thereof and Borrower shall from time to time deliver to Lender all instruments requested by Lender to permit such participation. Borrower shall, at its expense, diligently prosecute any such proceedings, and shall consult with Lender, its attorneys and experts, and cooperate with them in the carrying on or defense of any such proceedings. Notwithstanding any Condemnation, Borrower shall continue to pay the Debt at the time and in the manner provided for its payment in the Note and in this Agreement. Lender shall not be limited to the interest paid on the Award by any Governmental Authority but shall be entitled to receive out of the Award interest at the rate or rates provided herein or in the Note. If the Individual Property or any portion thereof is taken by any Governmental Authority, Borrower shall promptly commence and diligently prosecute the Restoration of the Individual Property and otherwise comply with the provisions of Section 5.3. If the Individual Property is sold, through foreclosure or otherwise, prior to the receipt by Lender of the Award, Lender shall have the right, whether or not a deficiency judgment on the Note shall have been sought, recovered or denied, to receive the Award, or a portion thereof sufficient to pay the Debt.

5.2.3 Business Interruption Insurance Proceeds. Notwithstanding the second-to-last sentence of Section 5.1.1(a)(iii) and provided no Event of Default exists hereunder, proceeds received by Lender on account of the business interruption insurance specified in Subsection 5.1.1(a)(iii) above with respect to any Casualty shall be deposited by Lender directly into the Clearing Account; however, during the continuance of a Trigger Period such proceeds shall be deposited directly into the Deposit Account (as defined in the Cash Management Agreement) but (a) only to the extent it reflects a replacement for (i) lost Rents that would have been due under Leases existing on the date of such Casualty, and/or (ii) lost Rents under Leases that had not yet been executed and delivered at the time of such Casualty which Borrower has proven to the insurance company would have been due under such Leases (and then only to the extent such proceeds disbursed by the insurance company reflect a replacement for such past due Rents) and (b) only to the extent necessary to fully make the disbursements required by Section 3.3(a)(i) through 3.3(a)(vii) of the Cash Management Agreement. All other such proceeds shall be held by Lender and disbursed in accordance with Section 5.3 hereof.

Section 5.3 Delivery of Net Proceeds.

5.3.1 Minor Casualty or Condemnation. If a Casualty or Condemnation has occurred to the Individual Property and the Net Proceeds shall be less than the Restoration Threshold and the costs of completing the Restoration shall be less than the Restoration Threshold, and provided no Event of Default shall have occurred and remain uncured, the Net Proceeds will be disbursed by Lender to Borrower. Promptly after receipt of the Net Proceeds, Borrower shall commence and satisfactorily complete with due diligence the Restoration in accordance with the terms of this Agreement. If any Net Proceeds are received by Borrower and may be retained by Borrower pursuant to the terms hereof, such Net Proceeds shall, until

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completion of the Restoration, be held in trust for Lender and shall be segregated from other funds of Borrower to be used to pay for the cost of Restoration in accordance with the terms hereof.

5.3.2 Major Casualty or Condemnation. (a) If a Casualty or Condemnation has occurred to the Individual Property and the Net Proceeds are equal to or greater than the Restoration Threshold or the costs of completing the Restoration is equal to or greater than the Restoration Threshold, Lender shall make the Net Proceeds available for the Restoration, provided that each of the following conditions are met:

(i) no Event of Default shall have occurred and be continuing;

(ii) (A) in the event the Net Proceeds are insurance proceeds, less than thirty-three percent (33%) of the total floor area of the Improvements at the Individual Property that has been damaged, destroyed or rendered unusable as a result of such Casualty or (B) in the event the Net Proceeds are an Award, less than ten percent (10%) of the land constituting the Individual Property is taken, and such land is located along the perimeter or periphery of the Individual Property, and no portion of the Improvements is the subject of the Condemnation;

(iii) Leases requiring payment of annual rent equal to eighty percent (80%) of the Gross Revenue at the Individual Property received by Borrower during the twelve (12) month period immediately preceding the Casualty or Condemnation and all Major Leases shall remain in full force and effect during and after the completion of the Restoration without abatement of rent beyond the time required for Restoration, notwithstanding the occurrence of such Casualty or Condemnation.

(iv) Borrower shall commence the Restoration as soon as reasonably practicable (but in no event later than ninety (90) days after such Casualty or Condemnation, whichever the case may be, occurs) and shall diligently pursue the same to satisfactory completion;

(v) Lender shall be satisfied that any operating deficits and all payments of principal and interest under the Note will be paid during the period required for Restoration from (A) the Net Proceeds, or (B) other funds of Borrower;

(vi) Lender shall be satisfied that the Restoration will be completed on or before the earliest to occur of (A) the date six (6) months prior to the Maturity Date, (B) the earliest date required for such completion under the terms of any Lease at the Individual Property or other Leases necessary to meet the condition set forth in clause (iii) above, (C) such time as may be required under applicable Legal Requirements in order to repair and restore the Individual Property to the condition it was in immediately prior to such Casualty or to as nearly as possible the condition it was in immediately prior to such Condemnation, as applicable or (D) the expiration of the insurance coverage referred to in Section 5.1.1(a)(iii) unless Borrower deposits with Lender additional amounts necessary to pay Debt Service and Operating Expenses for the period not covered by the insurance referred to in Section 5.1.1(a)(iii) through completion of the

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Restoration (provided, that, in no event shall Borrower’s deposit of additional funds extend the deadline for completion of the Restoration otherwise set forth in (A)-(C) of this clause (vi));

(vii) the Individual Property and the use thereof after the Restoration will be in compliance with and permitted under all applicable Legal Requirements;

(viii) the Restoration shall be done and completed by Borrower in an expeditious and diligent fashion and in compliance with all applicable Legal Requirements; and

(ix) such Casualty or Condemnation, as applicable, does not result in the loss of access to the Individual Property or the related Improvements.

(b) The Net Proceeds shall be paid directly to Lender and held by Lender in an interest-bearing account and, until disbursed in accordance with the provisions of this Section 5.3.2, shall constitute additional security for the Debt. The Net Proceeds shall be disbursed by Lender to, or as directed by, Borrower from time to time during the course of the Restoration, upon receipt of evidence satisfactory to Lender that (A) all requirements set forth in Section 5.3.2(a) have been satisfied, (B) all materials installed and work and labor performed (except to the extent that they are to be paid for out of the requested disbursement) in connection with the Restoration have been paid for in full, and (C) there exist no notices of pendency, stop orders, mechanic’s or materialman’s liens or notices of intention to file same, or any other liens or encumbrances of any nature whatsoever on the Individual Property arising out of the Restoration which have not either been fully bonded to the satisfaction of Lender and discharged of record or in the alternative fully insured to the satisfaction of Lender by the title company issuing the Title Insurance Policy.

(c) All plans and specifications required in connection with the Restoration shall be subject to prior approval of Lender (such approval not to be unreasonably withheld or delayed) and an independent architect selected by Lender (the “Casualty Consultant”). The plans and specifications shall require that the Restoration be completed in a first-class workmanlike manner at least equivalent to the quality and character of the original work in the Improvements (provided, however, that in the case of a partial Condemnation, the Restoration shall be done to the extent reasonable practicable after taking into account the consequences of such partial Condemnation), so that upon completion thereof, the Individual Property shall be at least equal in value and general utility to the Individual Property prior to the damage or destruction; it being understood, however, that Borrower shall not be obligated to restore the Individual Property to the precise condition of the Individual Property prior to such Casualty provided the Individual Property is restored, to the extent practicable, to be of at least equal value and of substantially the same character as prior to the Casualty. Borrower shall restore all Improvements such that when they are fully restored and/or repaired, such Improvements and their contemplated use fully comply with all applicable material Legal Requirements. The identity of the general contractor and material subcontractors and materialmen engaged in the Restoration, as well as the contracts under which they have been engaged, shall be subject to approval of Lender and the Casualty Consultant, such approval not to be unreasonably withheld or delayed. All costs and expenses incurred by Lender in connection with recovering, holding and advancing the Net Proceeds for the Restoration including, without limitation, reasonable attorneys’ fees and disbursements and the Casualty Consultant’s fees and disbursements, shall be paid by Borrower.

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(d) In no event shall Lender be obligated to make disbursements of the Net Proceeds in excess of an amount equal to the costs actually incurred from time to time for work in place as part of the Restoration, as certified by the Casualty Consultant, less the Casualty Retainage. The term “Casualty Retainage” shall mean, as to each contractor, subcontractor or materialman engaged in the Restoration, an amount equal to ten percent (10%) of the costs actually incurred for work in place as part of the Restoration, as certified by the Casualty Consultant, until the Restoration has been completed. The Casualty Retainage shall in no event, and notwithstanding anything to the contrary set forth above in this Section 5.3.2(d), be less than the amount actually held back by Borrower from contractors, subcontractors and materialmen engaged in the Restoration. The Casualty Retainage shall not be released until the Casualty Consultant certifies to Lender that the Restoration has been completed in accordance with the provisions of this Section 5.3.2(d) and that all approvals necessary for the re-occupancy and use of the Individual Property have been obtained from all appropriate Governmental Authorities, and Lender receives evidence satisfactory to Lender that the costs of the Restoration have been paid in full or will be paid in full out of the Casualty Retainage; provided, however, that Lender will release the portion of the Casualty Retainage being held with respect to any contractor, subcontractor or materialman engaged in the Restoration as of the date upon which the Casualty Consultant certifies to Lender that the contractor, subcontractor or materialman has satisfactorily completed all work and has supplied all materials in accordance with the provisions of the contractor’s, subcontractor’s or materialman’s contract, the contractor, subcontractor or materialman delivers the lien waivers and evidence of payment in full of all sums due to the contractor, subcontractor or materialman as may be reasonably requested by Lender or by the title company issuing the Title Insurance Policy, and Lender receives an endorsement to the Title Insurance Policy insuring the continued priority of the lien of the related Mortgage and evidence of payment of any premium payable for such endorsement. If required by Lender, the release of any such portion of the Casualty Retainage shall be approved by the surety company, if any, which has issued a payment or performance bond with respect to the contractor, subcontractor or materialman.

(e) Lender shall not be obligated to make disbursements of the Net Proceeds more frequently than once every calendar month.

(f) If at any time the Net Proceeds or the undisbursed balance thereof shall not, in the opinion of Lender in consultation with the Casualty Consultant, be sufficient to pay in full the balance of the costs which are estimated by the Casualty Consultant to be incurred in connection with the completion of the Restoration, Borrower shall deposit the deficiency (the “Net Proceeds Deficiency”) with Lender before any further disbursement of the Net Proceeds shall be made. The Net Proceeds Deficiency deposited with Lender shall be held by Lender and shall be disbursed for costs actually incurred in connection with the Restoration on the same conditions applicable to the disbursement of the Net Proceeds, and until so disbursed pursuant to this Section 5.3.2 shall constitute additional security for the Debt.

(g) The excess, if any, of the Net Proceeds and the remaining balance, if any, of the Net Proceeds Deficiency deposited with Lender after the Casualty Consultant certifies to

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Lender that the Restoration has been completed in accordance with the provisions of this Section 5.3.2, and the receipt by Lender of evidence satisfactory to Lender that all costs incurred in connection with the Restoration have been paid in full, shall be remitted by Lender to Borrower, provided no Event of Default shall have occurred and shall be continuing under any of the Loan Documents or the Guaranty Security Documents; provided, however, the amount of such excess returned to Borrower in the case of a Condemnation shall not exceed the amount of Net Proceeds Deficiency deposited by Borrower with the balance being applied to the Debt in the manner provided for in Subsection 5.3.2(h).

(h) All Net Proceeds not required (i) to be made available for the Restoration or (ii) to be returned to Borrower as excess Net Proceeds pursuant to Section 5.3.2(g) may be retained and applied by Lender toward the payment of the Components, whether or not due and payable, in the manner and priority specified in Section 2.4.2 or, at the discretion of Lender, the same may be paid, either in whole or in part, to Borrower for such purposes as Lender shall designate.

VI. RESERVE FUNDS

Section 6.1 Required Repair Fund.

6.1.1 Deposit of Required Repair Funds. Borrower shall perform the repairs at the Individual Property as more particularly set forth on Schedule II hereto (such repairs hereinafter referred to as “Required Repairs”) and shall complete each of the Required Repairs on or before the respective deadline for each repair as set forth on Schedule II. On the Closing Date, Borrower shall deposit with Agent the amount for the Individual Property set forth on such Schedule II hereto to perform the Required Repairs for the Individual Property. Amounts deposited pursuant to this Section 6.1.1 are referred to herein as the “Required Repair Funds.”

6.1.2 Release of Required Repair Funds. Lender shall direct Agent to disburse to the applicable Borrower the Required Repair Funds upon satisfaction by Borrower of each of the following conditions: (a) Borrower shall submit a written request for payment to Lender at least ten (10) days prior to the date on which Borrower requests such payment be made and specifies the Required Repairs to be paid, (b) on the date such request is received by Lender and on the date such payment is to be made, no Event of Default shall exist and remain uncured, (c) Lender shall have received an Officer’s Certificate (i) stating that all Required Repairs to be funded by the requested disbursement have been completed in a good and workmanlike manner and in accordance with all applicable Legal Requirements, such certificate to be accompanied by a copy of any license, permit or other approval by any Governmental Authority required in connection with the Required Repairs, (ii) identifying the general contractor and material subcontractors and suppliers that supplied materials or labor in connection with the Required Repairs performed at the Individual Property to be funded by the requested disbursement, and (iii) stating that each such Person has been paid in full or will be paid in full upon such disbursement, such certificate to be accompanied by lien waivers or other evidence of payment satisfactory to Lender, (d) at Lender’s option, a title search for the Individual Property for which Required Repair Funds are being disbursed indicating that the Individual Property is free from all liens, claims and other encumbrances not previously approved by Lender, (e) at Lender’s option, if the cost of the Required Repairs exceeds $500,000, Lender shall have received a report

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satisfactory to Lender in its reasonable discretion from an architect or engineer approved by Lender in respect of such architect or engineer’s inspection of the required repairs, and (f) Lender shall have received such other evidence as Lender shall reasonably request that the Required Repairs to be funded by the requested disbursement have been completed and are paid for or will be paid upon such disbursement to Borrower. Lender shall not be required to disburse Required Repair Funds more frequently than once each calendar month, or with respect to the Individual Property unless such requested disbursement is in an amount greater than the Minimum Disbursement Amount (or a lesser amount if the total Required Repair Funds is less than the Minimum Disbursement Amount, in which case only one disbursement of the amount remaining in the account shall be made).

Section 6.2 Tax Funds.

6.2.1 Deposits of Tax Funds. During the continuance of a Trigger Period only, pursuant to the Cash Management Agreement there shall be deposited on each Monthly Payment Date an amount equal to one-twelfth of the Taxes that Lender estimates will be payable during the next ensuing twelve (12) months in order to accumulate sufficient funds to pay all such Taxes at least ten (10) days prior to their respective due dates. Amounts deposited pursuant to this Section 6.2.1 are referred to herein as the “Tax Funds.” If at any time Lender reasonably determines that the Tax Funds will not be sufficient to pay the Taxes, Lender shall notify Borrower of such determination and the monthly deposits for Taxes shall be increased by the amount that Lender estimates is sufficient to make up the deficiency at least ten (10) days prior to the respective due dates for the Taxes; provided that if Borrower receives notice of any deficiency after the date that is ten (10) days prior to the date that Taxes are due, Borrower will deposit such amount within three (3) Business Days after its receipt of such notice.

6.2.2 Release of Tax Funds. Provided no Event of Default has occurred and is continuing, Lender shall apply the Tax Funds, if any, to payments of Taxes. In making any payment relating to Taxes, Lender may do so according to any bill, statement or estimate procured from the appropriate public office (with respect to Taxes) without inquiry into the accuracy of such bill, statement or estimate or into the validity of any tax, assessment, sale, forfeiture, tax lien or title or claim thereof. If the amount of the Tax Funds shall exceed the amounts due for Taxes, Lender shall, in its sole discretion, return any excess to Borrower or credit such excess against future payments to be made to the Tax Funds. Any Tax Funds remaining after the Debt has been paid in full shall be returned to Borrower.

Section 6.3 Insurance Funds.

6.3.1 Deposits of Insurance Funds. During the continuance of a Trigger Period only, pursuant to the Cash Management Agreement there shall be deposited on each Monthly Payment Date an amount equal to one-twelfth of the Insurance Premiums that Lender estimates will be payable for the renewal of the coverage afforded by the Policies upon the expiration thereof in order to accumulate sufficient funds to pay all such Insurance Premiums at least thirty (30) days prior to the expiration of the Policies. Any amounts deposited pursuant to this Section 6.3.1 are referred to herein as the “Insurance Funds.” If at any time Lender reasonably determines that the Insurance Funds will not be sufficient to pay the Insurance Premiums, Lender shall notify Borrower of such determination and the monthly deposits for Insurance Premiums shall be increased by the amount that Lender estimates is sufficient to make up the deficiency at least thirty (30) days prior to expiration of the Policies.

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6.3.2 Release of Insurance Funds. Provided no Event of Default has occurred and is continuing, Lender shall apply the Insurance Funds, if any, to payment of Insurance Premiums. In making any payment relating to Insurance Premiums, Lender may do so according to any bill, statement or estimate procured from the insurer or its agent, without inquiry into the accuracy of such bill, statement or estimate. If the amount of the Insurance Funds shall exceed the amounts due for Insurance Premiums, Lender shall, in its sole discretion, return any excess to Borrower or credit such excess against future payments to be made to the Insurance Funds. Any Insurance Funds remaining after the Debt has been paid in full shall be returned to Borrower.

Section 6.4 Capital Expenditure Funds.

6.4.1 Deposits of Capital Expenditure Funds. During the continuance of a Trigger Period only, Borrowers shall deposit with Lender on each Monthly Payment Date an aggregate amount equal to one-twelfth of the Cap Ex Amount for annual Capital Expenditures approved by Lender under Section 4.1.10 hereof or otherwise approved by Lender, which approval shall not be unreasonably withheld or delayed. Any amounts deposited pursuant to this Section 6.4.1 are referred to herein as the “Capital Expenditure Funds.” Lender may reassess its estimate of the amount necessary for capital expenditures from time to time and, and may require Borrower to increase the monthly deposits required pursuant to this Section 6.4.1 upon thirty (30) days notice to Borrower if Lender determines in its reasonable discretion that an increase is necessary to maintain proper operation of the Individual Property.

6.4.2 Release of Capital Expenditure Funds. (a) Lender shall direct Agent to disburse Capital Expenditure Funds only for Capital Expenditures.

(b) Lender shall direct Agent to disburse to Borrower the Capital Expenditure Funds upon satisfaction by the requesting Borrower of each of the following conditions: (i) Borrower shall submit a written request for payment to Lender at least ten (10) days prior to the date on which Borrower requests such payment be made and specifies the Capital Expenditures to be paid, (ii) on the date such request is received by Lender and on the date such payment is to be made, no Event of Default shall exist and remain uncured, (iii) Lender shall have received an Officer’s Certificate (A) stating that the items to be funded by the requested disbursement are Capital Expenditures, (B) stating that all Capital Expenditures at the Individual Property to be funded by the requested disbursement have been completed in a good and workmanlike manner and in accordance with all applicable Legal Requirements, such certificate to be accompanied by a copy of any license, permit or other approval required by any Governmental Authority in connection with the Capital Expenditures, (C) identifying the general contractor and material subcontractors and suppliers that supplied materials or labor in connection with the Capital Expenditures performed at the Individual Property to be funded by the requested disbursement, and (D) stating that each such Person has been paid in full or will be paid in full upon such disbursement, such certificate to be accompanied by lien waivers or other evidence of payment satisfactory to Lender, (iv) at Lender’s option, a title search for the Individual Property for which Capital Expenditure Funds are being disbursed indicating that the Individual Property is free from all Liens, claims and other encumbrances not previously

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approved by Lender, and (v) at Lender’s option, if the cost of the individual Capital Expenditure exceeds $500,000, Lender shall have received a report satisfactory to Lender in its reasonable discretion from an architect or engineer approved by Lender in respect of such architect or engineer’s inspection of the required repairs, and (vi) Lender shall have received such other evidence as Lender shall reasonably request that the Capital Expenditures at the Individual Property to be funded by the requested disbursement have been completed and are paid for or will be paid upon such disbursement to Borrower. Lender shall not be required to disburse Capital Expenditure Funds more frequently than once each calendar month, or with respect to the Individual Property unless such requested disbursement is in an amount greater than the Minimum Disbursement Amount (or a lesser amount if the total amount of Capital Expenditure Funds is less than the Minimum Disbursement Amount, in which case only one disbursement of the amount remaining in the account shall be made).

(c) Nothing in this Section 6.4.2 shall (i) make Lender responsible for making or completing the Capital Expenditures Work; (ii) require Lender to expend funds in addition to the Capital Expenditure Funds to complete any Capital Expenditures Work; (iii) obligate Lender to proceed with the Capital Expenditures Work; or (iv) obligate Lender to demand from Borrower additional sums to complete any Capital Expenditures Work.

(d) Borrower shall permit Lender and Lender’s agents and representatives (including, without limitation, Lender’s engineer, architect, or inspector) or third parties to enter onto the Individual Property during normal business hours (subject to the rights of Tenants under their Leases) to inspect the progress of any Capital Expenditures Work and all materials being used in connection therewith and to examine all plans and shop drawings relating to such Capital Expenditures Work. Borrower shall cause all contractors and subcontractors to cooperate with Lender or Lender’s representatives or such other Persons described above in connection with inspections described in this Section 6.4.2(d).

(e) If a disbursement will exceed $[250,000], Lender may require an inspection of the Individual Property at Borrower’s expense prior to making a disbursement of Capital Expenditure Funds in order to verify completion of the Capital Expenditures Work for which reimbursement is sought. Lender may require that such inspection be conducted by an appropriate independent qualified professional selected by Lender and may require a certificate of completion by an independent qualified professional architect acceptable to Lender prior to the disbursement of Capital Expenditure Funds. Borrower shall pay the expense of the inspection as required hereunder, whether such inspection is conducted by Lender or by an independent qualified professional architect.

(f) In addition to any insurance required under the Loan Documents and/or the Guaranty Security Documents, Borrower shall provide or cause to be provided workmen’s compensation insurance, builder’s risk, and public liability insurance and other insurance to the extent required under applicable law in connection with Capital Expenditures Work. All such policies shall be in form and amount reasonably satisfactory to Lender.

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Section 6.5 Rollover Funds.

6.5.1 Deposits of Rollover Funds. During the continuance of a Trigger Period only, Borrowers shall deposit with Lender on each Monthly Payment Date an aggregate amount equal to one-twelfth of the Rollover Amount for tenant improvements and leasing commissions that may be incurred at each Individual Property following the date hereof. Any amounts deposited pursuant to this Section 6.5.1 are referred to herein as the “Rollover Funds.”

6.5.2 Release of Rollover Funds. Lender shall direct Agent to disburse to Borrower the Rollover Funds upon satisfaction by Borrower of each of the following conditions: (i) the requesting Borrower shall submit a written request for payment to Lender at least ten (10) days prior to the date on which Borrower requests such payment be made and specifies the tenant improvement costs and leasing commissions to be paid, (ii) on the date such request is received by Lender and on the date such payment is to be made, no Event of Default shall exist and remain uncured, (iii) the Lease in respect of which Borrower is obligated to pay or reimburse certain tenant improvement costs and leasing commissions shall (A) have been approved or deemed approved by Lender pursuant to the terms of this Agreement or (B) not be subject to Lender approval pursuant to the terms of this Agreement, (iv) to the extent not set forth in the Approved Annual Budget, Lender shall have received and approved a budget for tenant improvement costs and a schedule of leasing commissions payments and the requested disbursement will be used to pay all or a portion of such costs and payments, (v) Lender shall have received an Officer’s Certificate (A) stating that all tenant improvements at the Individual Property to be funded by the requested disbursement have been completed in good and workmanlike manner and in accordance with all applicable federal, state and local laws, rules and regulations, such certificate to be accompanied by a copy of any license, permit or other approval by any Governmental Authority required in connection with such tenant improvements, (B) identifying the general contractor and material subcontractors and suppliers that supplied materials or labor in connection with the tenant improvements performed at the Individual Property to be funded by the requested disbursement, and (C) stating that each such Person has been paid in full or will be paid in full upon such disbursement, such certificate to be accompanied by lien waivers or other evidence of payment satisfactory to Lender, (vi) at Lender’s option, a title search for the Individual Property for which Rollover Funds are being disbursed indicating that the Individual Property is free from all Liens, claims and other encumbrances not previously approved by Lender, and (vii) Lender shall have received such other evidence as Lender shall reasonably request that the tenant improvements at the Individual Property to be funded by the requested disbursement have been completed and are paid for or will be paid upon such disbursement to the requesting Borrower. Lender shall not be required to disburse Rollover Funds more frequently than once each calendar month, or with respect to the Individual Property unless such requested disbursement is in an amount greater than the Minimum Disbursement Amount (or a lesser amount if the total amount of Rollover Funds is less than the Minimum Disbursement Amount, in which case only one disbursement of the amount remaining in the account shall be made).

Section 6.6 Lease Termination Rollover Funds.

6.6.1 Deposits of Rollover Funds. In the event that Borrower receives a fee, payment or other compensation from any Tenant relating to or in exchange for the termination of

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such Tenant’s Lease (a “Lease Termination Fee”), Borrower shall, during the continuance of a Trigger Period only, immediately deposit such Lease Termination Fee with Lender, to be utilized for tenant improvements and leasing commissions that may be incurred with respect to the space relating to such Lease Termination Fee (a “Termination Space”) and, in the event that there is a Rent Deficiency (as hereinafter defined) for the Termination Space from and after the date that the Lease for the Termination Space was terminated, in replacement of Rent. Amounts deposited pursuant to this Section 6.6.1 are referred to herein as the “Lease Termination Rollover Funds.”

6.6.2 Release of Lease Termination Rollover Funds. (a) Lender shall direct Agent to disburse to the applicable Borrower the Lease Termination Rollover Funds upon satisfaction by the requesting Borrower of each of the following conditions: (i) the requesting Borrower shall submit a written request for payment to Lender at least ten (10) days prior to the date on which Borrower requests such payment be made and (A) specifies the tenant improvement costs and leasing commissions to be paid for the Termination Space or (B) specifies the amount by which the rent expected to be obtained by Borrower for the Termination Space during the next succeeding calendar month pursuant to the Lease or Leases for such Termination Space (a “Replacement Lease”) is less than the amount of monthly rent received from the previous Tenant in the Termination Space pursuant to its Lease prior to such termination (the “Rent Deficiency”), (ii) on the date such request is received by Lender and on the date such payment is to be made, no Event of Default shall exist and remain uncured, (iii) the Replacement Lease in respect of which Borrower is obligated to pay or reimburse certain tenant improvement costs and leasing commissions shall (A) have been approved or deemed approved by Lender pursuant to the terms of this Agreement or (B) not be subject to Lender approval pursuant to the terms of this Agreement, (iv) with respect to any Lease Termination Rollover Funds to be released by Lender for tenant improvements or leasing commissions pursuant to a Replacement Lease, Lender shall have received a budget for tenant improvement costs and a schedule of leasing commissions payments and the requested disbursement will be used to pay all or a portion of such costs and payments, (v) with respect to any Lease Termination Rollover Funds to be released by Lender for tenant improvements or leasing commissions pursuant to a Replacement Lease, Lender shall have received an Officer’s Certificate from Borrower (A) stating that all tenant improvements at the Individual Property to be funded by the requested disbursement have been completed in good and workmanlike manner and in accordance with all applicable federal, state and local laws, rules and regulations, such certificate to be accompanied by a copy of any license, permit or other approval by any Governmental Authority required in connection with the Capital Expenditures, (B) identifying the general contractor and material subcontractors and suppliers that supplied materials or labor in connection with the tenant improvements performed at the Individual Property to be funded by the requested disbursement, and (C) stating that each such Person has been paid in full or will be paid in full upon such disbursement, such certificate to be accompanied by lien waivers or other evidence of payment satisfactory to Lender, (vi) with respect to any Lease Termination Rollover Funds to be released by Lender for tenant improvements or leasing commissions pursuant to a Replacement Lease, at Lender’s option, a title search for the Individual Property for which Lease Termination Rollover Funds are being disbursed indicating that the Individual Property is free from all Liens, claims and other encumbrances not previously approved by Lender and (vii) with respect to any Lease Termination Rollover Funds to be released by Lender for tenant improvements or leasing commissions pursuant to a Replacement Lease, Lender shall have received such other evidence as Lender shall reasonably request that the tenant improvements at

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the Individual Property to be funded by the requested disbursement have been completed and are paid for or will be paid upon such disbursement to the Borrower. Lender shall not be required to disburse Lease Termination Rollover Funds more frequently than once each calendar month, or with respect to the Individual Property, unless such requested disbursement is in an amount greater than the Minimum Disbursement Amount (or a lesser amount if the total amount of Lease Termination Rollover Funds is less than the Minimum Disbursement Amount, in which case only one disbursement of the amount remaining in the account shall be made). All Rent Deficiency disbursements made by Lender shall be deposited into the Deposit Account as if such sums were received by Borrower as Rent during the calendar month after such request is made by Borrower.

(b) Notwithstanding the foregoing, upon receipt by Lender of evidence that, with respect to any new Replacement Lease with a term of at least five (5) years, all tenant improvements required to be completed by the applicable Borrower pursuant to the Replacement Lease, if any, have been completed and all leasing commissions required to be paid by Borrower with respect to the Replacement Lease, if any, have been paid, and provided no Event of Default then exists, Lender shall direct Agent to disburse to Borrower the Lease Termination Rollover Funds on deposit with respect to such Termination Space provided that the rent to be obtained by Borrower for such Termination Space during the next succeeding sixty (60) calendar months pursuant to the respective Replacement Lease is equal to or greater than the sum of the monthly rent last received from the previous Tenant in such Termination Space pursuant to its Lease multiplied by sixty (60).

Section 6.7 Ground Rent Funds.

6.7.1 Deposits of Ground Rent Funds. If any Substitute Property shall consist of a Ground Lease, Borrower shall deposit with Lender, at least ten (10) Business Days prior to each Monthly Payment Date, an amount (the “Monthly Ground Rent Deposit”) equal to the Ground Rent that will be payable under such Ground Lease(s) for the month in which such Monthly Payment Date occurs (such amounts so deposited shall hereinafter be referred to as the “Ground Rent Funds”). Such deposit may be increased by Lender in the amount Lender deems is necessary in its reasonable discretion based on any increases in the Ground Rent.

6.7.2 Release of Ground Rent Funds. Provided no Event of Default has occurred and is continuing, Lender shall apply the Ground Rent Funds to payments of Ground Rent. In making any payment relating to Ground Rent, Lender may do so according to any bill or statement given by the ground lessor under any Ground Lease without inquiry into the accuracy of such bill or statement or into the validity of any rent, additional rent or other charge thereof. If the amount of the Ground Rent Funds shall exceed the amounts due for Ground Rent, Lender shall, in its sole discretion, either (a) return any excess to Borrower or (b) credit such excess against future payments to be made to the Ground Rent Funds. Any Ground Rent Funds remaining after the Debt has been paid in full shall be returned to Borrower.

Section 6.8 Application of Reserve Funds. Upon the occurrence of an Event of Default, Lender, at its option, may withdraw the Reserve Funds and apply the Reserve Funds to the items for which the Reserve Funds were established or to payment of the Debt in such order, proportion and priority as Lender may determine in its sole discretion. Lender’s right to withdraw and apply the Reserve Funds shall be in addition to all other rights and remedies provided to Lender under the Loan Documents and the Guaranty Security Documents.

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Section 6.9 Security Interest in Reserve Funds.

6.9.1 Grant of Security Interest. Borrower shall be the owner of the Reserve Funds. Borrower hereby pledges, assigns and grants a security interest to Lender, as security for payment of the Debt and the performance of all other terms, conditions and covenants of the Loan Documents and the Guaranty Security Documents on Borrower’s part to be paid and performed, in all of Borrower’s right, title and interest in and to the Reserve Funds. The Reserve Funds shall be under the sole dominion and control of Lender.

6.9.2 Income Taxes. Borrower shall report on its federal, state and local income tax returns all interest or income accrued on the Reserve Funds to the extent that it constitutes reportable income.

6.9.3 Prohibition Against Further Encumbrance. Borrower shall not, without the prior consent of Lender, further pledge, assign or grant any security interest in the Reserve Funds or permit any lien or encumbrance to attach thereto, or any levy to be made thereon, or any UCC-1 Financing Statements, except those naming Lender as the secured party, to be filed with respect thereto.

Section 6.10 Letters of Credit.

6.10.1 Delivery of Letters of Credit. (a) In lieu of making the payments to any of the Reserve Funds as required pursuant to the terms hereof, Borrower may deliver to Lender a Letter of Credit in accordance with the provisions of this Section 6.10. Additionally, Borrower may deliver to Lender a Letter of Credit in accordance with the provisions of this Section 6.10 in lieu of deposits previously made to the Reserve Funds. The aggregate amount of any Letter of Credit and cash on deposit with respect to the Capital Expenditure Funds, the Required Repair Funds and Rollover Funds shall at all times be at least equal to the aggregate amount which Borrower is required to have on deposit in such Reserve Fund pursuant to this Agreement. The aggregate amount of any Letter of Credit and cash on deposit with respect to the Tax Funds shall at all times be at least equal to the aggregate which Borrower would be required to deposit in such Reserve Fund over the next twelve (12) month period. The aggregate amount of any Letter of Credit and cash on deposit with respect to the Insurance Funds and the Ground Rent Funds, if applicable, shall at all times be at least equal to the aggregate which Borrower would be required to deposit in such Reserve Fund over the next twelve (12) month period. In the event that a Letter of Credit is delivered in lieu of any portion of the Tax Funds, the Insurance Funds or the Ground Rent Funds, if applicable, Borrower shall be responsible for the payment of Taxes, Insurance Premiums or Ground Rent, as applicable, and Lender shall not be responsible therefor. In the event that a Letter of Credit is delivered in lieu of any portion of the Tax Funds, the Insurance Funds or the Ground Rent Funds, if applicable, Lender shall return to Borrower any cash deposits that are no longer required to be on deposit (based on the provisions of this clause(a)).

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(b) Borrower shall give Lender no less than thirty (30) days notice of Borrower’s election to deliver a Letter of Credit and Borrower shall pay to Lender all of Lender’s reasonable out-of-pocket costs and expenses in connection therewith. Borrower shall not be entitled to draw from any such Letter of Credit. Upon thirty (30) days notice to Lender, Borrower may replace a Letter of Credit with a cash deposit to the applicable Reserve Fund if a Letter of Credit has been outstanding for more than six (6) months. Prior to the return of a Letter of Credit, Borrower shall deposit an amount equal to the amount that would have accumulated in the applicable Reserve Fund and not been disbursed in accordance with this Agreement if such Letter of Credit had not been delivered.

(c) Borrower shall provide Lender with notice of any increases in the annual payments for Taxes, Insurance Premiums and Ground rent, if applicable, thirty (30) days prior to the effective date of any such increase and any applicable Letter of Credit shall be increased by such increased amount at least ten (10) days prior to the effective date of such increase.

Section 6.11 Provisions Regarding Letters of Credit.

6.11.1 Security for Debt. Each Letter of Credit delivered under this Agreement shall be additional security for the payment of the Debt. Upon the occurrence of an Event of Default, Lender shall have the right, at its option, to draw on any Letter of Credit and to apply all or any part thereof to the payment of the items for which such Letter of Credit was established or to apply each such Letter of Credit to payment of the Debt in such order, proportion or priority as Lender may determine. Any such application to the Debt shall be subject to the Yield Maintenance Premium. On the Maturity Date, any such Letter of Credit may be applied to reduce the Debt.

6.11.2 Additional Rights of Lender. In addition to any other right Lender may have to draw upon a Letter of Credit pursuant to the terms and conditions of this Agreement, Lender shall have the additional rights to draw in full any Letter of Credit: (a) with respect to any evergreen Letter of Credit, if Lender has received a notice from the issuing bank that the Letter of Credit will not be renewed and a substitute Letter of Credit is not provided at least thirty (30) days prior to the date on which the outstanding Letter of Credit is scheduled to expire; (b) with respect to any Letter of Credit with a stated expiration date, if Lender has not received a notice from the issuing bank that it has renewed the Letter of Credit at least thirty (30) days prior to the date on which such Letter of Credit is scheduled to expire and a substitute Letter of Credit is not provided at least thirty (30) days prior to the date on which the outstanding Letter of Credit is scheduled to expire; (c) upon receipt of notice from the issuing bank that the Letter of Credit will be terminated (except if the termination of such Letter of Credit is permitted pursuant to the terms and conditions of this Agreement or a substitute Letter of Credit is provided); or (d) if Lender has received notice that the bank issuing the Letter of Credit shall cease to be an Eligible Institution. Notwithstanding anything to the contrary contained in the above, Lender is not obligated to draw any Letter of Credit upon the happening of an event specified in (a), (b), (c) or (d) above and shall not be liable for any losses sustained by Borrower due to the insolvency of the bank issuing the Letter of Credit if Lender has not drawn the Letter of Credit. Provided no Event of Default is continuing, draws of a Letter of Credit under this Section 6.11.2 shall thereafter be held as Reserve Funds in accordance with this Agreement.

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VII. PROPERTY MANAGEMENT

Section 7.1 The Management Agreement. Borrower shall cause the Manager of the Individual Property to manage the Individual Property substantially in accordance with its Management Agreement. Borrower shall (i) diligently perform and observe all of the material terms, covenants and conditions of its Management Agreement on the part of Borrower to be performed and observed, (ii) promptly notify Lender of any notice to Borrower of any default by Borrower in the performance or observance of any of the terms, covenants or conditions of its Management Agreement on the part of Borrower to be performed and observed, and (iii) upon request of Lender, promptly deliver to Lender a copy of each financial statement, business plan, capital expenditures plan, report and estimate received by it under each Management Agreement. If Borrower shall default in the performance or observance of any material term, covenant or condition of any Management Agreement on the part of Borrower to be performed or observed, then, without limiting Lender’s other rights or remedies under this Agreement or the other Loan Documents, and without waiving or releasing Borrower from any of its obligations hereunder or under such Management Agreement, upon five (5) Business Days’ prior notice to Borrower, Lender shall have the right, but shall be under no obligation, to pay any sums and to perform any act as may be appropriate to cause all the material terms, covenants and conditions of such Management Agreement on the part of the Borrower to be performed or observed.

Section 7.2 Prohibition Against Termination or Modification. Borrower shall not surrender, terminate, cancel, modify, renew or extend any Management Agreement, or enter into any other agreement relating to the management or operation of the Individual Property with Manager or any other Person, or consent to the assignment by the Manager of its interest under the related Management Agreement, in each case without the express consent of Lender, which consent shall not be unreasonably withheld; provided, however, with respect to a new manager such consent may be conditioned upon Borrower delivering a Rating Agency Confirmation as to such new manager and management agreement and, if such new manager is an Affiliate of Borrower, upon delivery of a non-consolidation opinion acceptable to the Rating Agencies. If at any time Lender consents to the appointment of a new manager, such new manager and the applicable Borrower shall, as a condition of Lender’s consent, execute a subordination of management agreement in the form then used by Lender. Notwithstanding anything contained in this Section 7.2 to the contrary, Wells Management Company, Inc. is hereby approved by Lender as a substitute property manager for any Manager currently managing an Individual Property, provided, that, prior to Wells Management Company, Inc. becoming the manager of the Individual Property, Borrower shall be required to satisfy each of the conditions set forth in this Section other than obtaining Lender’s approval or a Rating Agency Confirmation.

Section 7.3 Replacement of Manager. Lender shall have the right to require Borrower to replace any Manager at the Individual Property with a Person which is not an Affiliate of, but is chosen by, Borrower and approved by Lender upon the occurrence of any one or more of the following events: (i) from and after the Maturity Date, (ii) at any time following the occurrence of an Event of Default, (iii) if at any time the Debt Service Coverage Ratio falls below 1.20 to 1.0 (the “Manager Termination Ratio”), as determined by Lender in its sole discretion on a quarterly basis and/or (iv) if such Manager shall be in monetary default or any other material default under its Management Agreement beyond any applicable notice and cure

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period or if at any time such Manager has engaged in gross negligence, fraud or willful misconduct. Notwithstanding the provisions of clause (iii) above, the applicable Borrower shall nevertheless have the right to retain such Manager if, prior to the replacement of such Manager, Borrower shall provide additional collateral in the form of Letters of Credit for a portion of the Loan, satisfactory to Lender, such that the Manager Termination Ratio can be maintained on the Loan Amount net of such additional collateral. Lender may require the Borrower to increase the additional collateral to the extent such Debt Service Coverage Ratio continues to decline in subsequent quarters. Such additional collateral shall be released to Borrower when the Debt Service Coverage Ratio equals or exceeds the Manager Termination Ratio for six (6) consecutive months and provided no Event of Default has occurred. Letters of Credit provided under this section shall be additional security for the repayment of the Indebtedness and may be drawn upon by Lender upon the occurrence of an Event of Default and applied by Lender in such order and priority as Lender may determine in its sole discretion.

VIII. PERMITTED TRANSFERS

Section 8.1 Permitted Transfer of the Individual Property. Lender shall not withhold its consent to the one-time conveyance of the Individual Property to a Permitted Transferee provided that (a) Lender has received a Rating Agency Confirmation as to the conveyance of the Individual Property to the Permitted Transferee, (b) Lender has received an agreement, acceptable to it in its sole discretion, pursuant to which Permitted Transferee assumes all of Borrower’s obligations under the Loan Documents, (c) Lender receives a transfer fee equal to one percent (1.0%) of the original Loan Amount, (d) Lender shall have received such documents, certificates and legal opinions as it may reasonably request and (e) the Other Borrowers simultaneously transfer the Other Properties to such Transferee and satisfy the conditions set forth in Section 8.1 of each of the Other Loan Agreements.

Section 8.2 Permitted Transfers of Interest in Borrower. The restrictions on Transfers of ownership interests in the Borrower set forth in Article 6 of the Mortgage shall not apply to the issuance, sale, transfer or pledge of publicly traded shares of the REIT or the issuance, transfer or pledge of limited partnership interests (including the conversion of general partnership interests to limited partnership interests) in Wells Operating Partnership, L.P. (“the OP”), provided that (x) no one Person or its Affiliates owns more than forty-nine percent (49%) of the REIT or the OP (other than the REIT pursuant to clause (ii) below) and the REIT shall at all times (i) be and remain the sole general partner of the OP and have the right and power to direct the management, policies and day-to-day business and affairs of the OP and (ii) directly own a minimum of ninety percent (90%) of the interests in the OP, (y) the OP directly or indirectly at all times owns at least one hundred percent (100%) of the ownership interests in Borrower and retains control of the Borrower and the day-to-day management of the Individual Property and (z) if after giving effect to such transfer and all prior transfers, more than forty-nine percent (49%) in the aggregate of direct or indirect interests in the Borrower are owned by any Person and its Affiliates that owned less than a forty-nine percent (49%) direct or indirect interest in Borrower as of the Closing Date, Lender receives a non-consolidation opinion acceptable to Lender and the Rating Agencies.

Section 8.3 Permitted Easements. Lender shall not unreasonably withhold or delay its consent to grants of easements, restrictions, covenants, reservations and rights of way in

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the ordinary course of business for water and sewer lines, telephone and telegraph lines, electric lines and other utilities or for other similar purposes, provided that no such grant shall materially impair the utility and operation of the Individual Property or materially adversely affect the value of the Individual Property or materially adversely affect Borrower’s ability to pay the Loan.

IX. SALE AND SECURITIZATION OF MORTGAGE

Section 9.1 Sale of Mortgage and Securitization.

(a) Lender shall have the right (i) to sell or otherwise transfer the Loan or any portion thereof as a whole loan, (ii) to sell participation interests in the Loan or (iii) to securitize the Loan or any portion thereof in a single asset securitization or a pooled loan securitization. (The transaction referred to in clauses (i), (ii) and (iii) shall hereinafter be referred to collectively as “Secondary Market Transactions” and the transactions referred to in clause (iii) shall hereinafter be referred to as a “Securitization.” Any certificates, notes or other securities issued in connection with a Securitization are hereinafter referred to as “Securities.”)

(b) If requested by Lender, Borrower shall assist Lender in satisfying the market standards to which Lender customarily adheres or which may be reasonably required in the marketplace or by the Rating Agencies in connection with any Secondary Market Transactions, including, without limitation, to:

(i) (A) provide updated financial and other information with respect to the Individual Property, the business operated at the Individual Property, Borrower and, to the extent reasonably available to Borrower, each Manager, (B) provide updated budgets relating to the Individual Property and (C) at Lender’s expense provide updated appraisals, market studies, environmental reviews (Phase I’s and, if appropriate, Phase II’s), property condition reports and other due diligence investigations of the Individual Property (the “Updated Information”), together, if customary, with appropriate verification of the Updated Information through letters of auditors or opinions of counsel acceptable to Lender and the Rating Agencies;

(ii) provide opinions of counsel, which may be relied upon by Lender, the Rating Agencies and their respective counsel, agents and representatives, as to non-consolidation, fraudulent conveyance, and true sale or any other opinion customary in Secondary Market Transactions or required by the Rating Agencies with respect to the Individual Property and Borrower and Affiliates, which counsel and opinions shall be satisfactory to Lender and the Rating Agencies;

(iii) provide updated, as of the closing date of the Secondary Market Transaction, representations and warranties made in the Loan Documents and such additional representations and warranties substantially similar to the representations and warranties contained in the Loan Documents as the Rating Agencies may require; and

(iv) execute amendments to the Loan Documents and the Guaranty Security Documents and Borrower’s organizational documents reasonably requested by Lender; provided, however, that Borrower shall not be required to modify or amend any

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Loan Document if such modification or amendment would (A) change the interest rate, the stated maturity or the amortization of principal as set forth herein or in the Note, (B) modify or amend any other material economic term of the Loan, or (C) materially decrease the rights or materially increase the obligations of the Borrower.

Any reports, statements or other information required to be delivered under this Section 9.1 shall be delivered in paper form or transmitted electronically in PDF or other similar format or Borrower may deliver such reports, statements and other information (A) on a diskette, or (B) in electronic form and prepared using Microsoft Word for Windows or WordPerfect for Windows files (which files may be prepared using a spreadsheet program and saved as word processing files), provided, that, delivery of such reports, statements and other information in such formats shall be subject to Borrower’s satisfaction of the reporting and delivery obligations and requirements of the Servicer. Notwithstanding the foregoing, Borrower shall be required to deliver original opinions, agreements, amendments, certificates of the Borrower or its Affiliates, and title insurance policies or endorsements, and Borrower shall be required to deliver originals of any other agreements, documents, certificates and reports if such originals are reasonably requested by Lender, the Servicer or the Rating Agencies or otherwise required pursuant to the Loan Documents.

Section 9.2 Securitization Indemnification.

(a) Borrower understands that information provided to Lender by Borrower and its agents, counsel and representatives may be included in disclosure documents in connection with the Securitization, including, without limitation, an offering circular, a prospectus, prospectus supplement, private placement memorandum or other offering document (each, a “Disclosure Document”) and may also be included in filings with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the “Securities Act”), or the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), and may be made available to investors or prospective investors in the Securities, the Rating Agencies, and service providers relating to the Securitization.

(b) Borrower shall provide in connection with each of (i) a preliminary and a final private placement memorandum or (ii) a preliminary and final prospectus or prospectus supplement, as applicable, an agreement (A) certifying that Borrower has examined such Disclosure Documents specified by Lender and that, to the best of Borrower’s knowledge, each such Disclosure Document, as it relates to Borrower, Borrower’s Affiliates, the Individual Property, Manager and all other aspects of the Loan, does not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in the light of the circumstances under which they were made, not misleading, (B) indemnifying Lender (and for purposes of this Section 9.2, Lender hereunder shall include its officers and directors), the Affiliate of Morgan Stanley Dean Witter & Co. (“Morgan Stanley”) that has filed the registration statement relating to the Securitization (the “Registration Statement”), each of its directors, each of its officers who have signed the Registration Statement and each Person that controls the Affiliate within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act (collectively, the “Morgan Stanley Group”), and Morgan Stanley, and any other placement agent or

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underwriter with respect to the Securitization, each of their respective directors and each Person who controls Morgan Stanley or any other placement agent or underwriter within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act (collectively, the “Underwriter Group”) for any losses, claims, damages or liabilities (collectively, the “Liabilities”) to which Lender, the Morgan Stanley Group or the Underwriter Group may become subject insofar as the Liabilities arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in such sections or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated in such sections or necessary in order to make the statements in such sections, in light of the circumstances under which they were made, not misleading and (C) agreeing to reimburse Lender, the Morgan Stanley Group and/or the Underwriter Group for any legal or other expenses reasonably incurred by Lender, the Morgan Stanley Group and the Underwriter Group in connection with investigating or defending the Liabilities; provided, however, that Borrower will be liable in any such case under clauses (B) or (C) above only to the extent that any such loss claim, damage or liability arises out of or is based upon any such untrue statement or omission made therein in reliance upon and in conformity with information furnished to Lender by or on behalf of Borrower in connection with the preparation of the Disclosure Document or in connection with the underwriting or closing of the Loan, including, without limitation, financial statements of Borrower, operating statements and rent rolls with respect to the Individual Property. This indemnity agreement will be in addition to any liability which Borrower may otherwise have.

(c) In connection with Exchange Act Filings, Borrower shall (i) indemnify Lender, the Morgan Stanley Group and the Underwriter Group for Liabilities to which Lender, the Morgan Stanley Group or the Underwriter Group may become subject insofar as the Liabilities arise out of or are based upon the omission or alleged omission to state in the Disclosure Document a material fact required to be stated in the Disclosure Document in order to make the statements in the Disclosure Document, in light of the circumstances under which they were made, not misleading and (ii) reimburse Lender, the Morgan Stanley Group or the Underwriter Group for any legal or other expenses reasonably incurred by Lender, the Morgan Stanley Group or the Underwriter Group in connection with defending or investigating the Liabilities; provided, however, that Borrower will be liable in any such case under clauses (i) or (ii) above only to the extent that any such loss claim, damage or liability arises out of or is based upon any such untrue statement or omission made therein in reliance upon and in conformity with information furnished to Lender by or on behalf of Borrower in connection with the preparation of the Disclosure Document or in connection with the underwriting or closing of the Loan, including, without limitation, financial statements of Borrower, operating statements and rent rolls with respect to the Individual Property. This indemnity agreement will be in addition to any liability which Borrower may otherwise have.

(d) Promptly after receipt by an indemnified party under this Section 9.2 of notice of the commencement of any action, such indemnified party will, if a claim in respect thereof is to be made against the indemnifying party under this Section 9.2, notify the indemnifying party in writing of the commencement thereof, but the omission to so notify the indemnifying party will not relieve the indemnifying party from any liability which the indemnifying party may have to any indemnified party hereunder except to the extent that failure to notify causes prejudice to the indemnifying party. In the event that any action is brought against any indemnified party, and it notifies the indemnifying party of the commencement thereof, the indemnifying party will be entitled, jointly with any other indemnifying party, to

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participate therein and, to the extent that it (or they) may elect by written notice delivered to the indemnified party promptly after receiving the aforesaid notice from such indemnified party, to assume the defense thereof with counsel reasonably satisfactory to such indemnified party. After notice from the indemnifying party to such indemnified party under this Section 9.2, such indemnified party shall pay for any legal or other expenses subsequently incurred by such indemnified party in connection with the defense thereof other than reasonable costs of investigation; provided, however, if the defendants in any such action include both the indemnified party and the indemnifying party and the indemnified party shall have reasonably concluded that there are any legal defenses available to it and/or other indemnified parties that are different from or additional to those available to the indemnifying party, the indemnified party or parties shall have the right to select separate counsel to assert such legal defenses and to otherwise participate in the defense of such action on behalf of such indemnified party at the cost of the indemnifying party. The indemnifying party shall not be liable for the expenses of more than one separate counsel unless an indemnified party shall have reasonably concluded that there may be legal defenses available to it that are different from or additional to those available to another indemnified party.

(e) In order to provide for just and equitable contribution in circumstances in which the indemnity agreement provided for in Section 9.2(b) or (c) is for any reason held to be unenforceable as to an indemnified party in respect of any losses, claims, damages or liabilities (or action in respect thereof) referred to therein which would otherwise be indemnifiable under Section 9.2(b) or (c), the indemnifying party shall contribute to the amount paid or payable by the indemnified party as a result of such losses, claims, damages or liabilities (or action in respect thereof); provided, however, that no Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation. In determining the amount of contribution to which the respective parties are entitled, the following factors shall be considered: (i) Morgan Stanley’s and Borrower’s relative knowledge and access to information concerning the matter with respect to which the claim was asserted; (ii) the opportunity to correct and prevent any statement or omission; and (iii) any other equitable considerations appropriate in the circumstances. Lender and Borrower hereby agree that it would not be equitable if the amount of such contribution were determined by pro rata or per capita allocation.

(f) The liabilities and obligations of both of Borrower and Lender under this Section 9.2 shall survive the termination of this Agreement and the satisfaction and discharge of the Debt.

X. DEFAULTS

Section 10.1 Event of Default.

(a) Each of the following events shall constitute an event of default hereunder (an “Event of Default”):

(i) if (A) any monthly installment of principal and/or interest due under the Note or the payment due on the Maturity Date is not paid when due or (B) any

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other portion of the Debt is not paid when due and such non-payment continues for five (5) days following notice to Borrower that the same is due and payable;

(ii) if any of the Taxes or Other Charges are not paid when due;

(iii) if the Policies are not kept in full force and effect;

(iv) if Borrower breaches or permits or suffers a breach of Article 6 of the Mortgage;

(v) if any representation or warranty made by Borrower herein or in any other Loan Document or any Guaranty Security Document, or in any report, certificate, financial statement or other instrument, agreement or document furnished to Lender shall have been false or misleading in any material respect as of the date the representation or warranty was made;

(vi) if Borrower, any SPC Party, any of the Other Borrowers or Guarantor shall make an assignment for the benefit of creditors;

(vii) if a receiver, liquidator or trustee shall be appointed for Borrower, any SPC Party, any of the Other Borrowers or Guarantor or if Borrower, any SPC Party, any of the Other Borrowers or Guarantor shall be adjudicated a bankrupt or insolvent, or if any petition for bankruptcy, reorganization or arrangement pursuant to federal bankruptcy law, or any similar federal or state law, shall be filed by or against, consented to, or acquiesced in by, Borrower, any SPC Party, any of the Other Borrowers or Guarantor, or if any proceeding for the dissolution or liquidation of Borrower, any SPC Party, any of the Other Borrowers or Guarantor shall be instituted; provided, however, if such appointment, adjudication, petition or proceeding was involuntary and not consented to by Borrower, and SPC Party, any of the Other Borrowers or Guarantor, upon the same not being discharged, stayed or dismissed within sixty (60) days;

(viii) if Borrower attempts to assign its rights under this Agreement or any of the other Loan Documents or the Guaranty Security Documents or any interest herein or therein in contravention of the Loan Documents or the Guaranty Security Documents;

(ix) if any of the assumptions contained in the Non-Consolidation Opinion, or in any other non-consolidation opinion delivered to Lender in connection with the Loan, or in any other non-consolidation delivered subsequent to the closing of the Loan, is or shall become untrue in any material respect;

(x) if Borrower breaches any representation, warranty or covenant contained in Section 3.1.24 hereof;

(xi) if Borrower fails to comply with the covenants as to Prescribed Laws set forth in Section 4.1.1, provided, that, it shall not be an Event of Default under this clause (xi) if Borrower’s failure to comply with Prescribed Laws (A) is unintentional, (B) occurs after the date of this Agreement, (C) is susceptible of cure in the reasonable

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discretion of the Lender and is actually cured within thirty (30) days of the date upon which Borrower receives notice of, or becomes aware of, any breach of the covenant with respect to Prescribed Laws as set forth in Section 4.1.1 hereof, (D) can be cured within such thirty (30) day period in such a way so that Lender will not incur any damages or liability and (E) is due to the direct or indirect action(s) of an unaffiliated third party with which Borrower or its Affiliates is then doing business;

(xii) if Borrower breaches any of the negative covenants contained in Sections 4.2.12 or 4.2.13 hereof or acts or neglects to act in such a manner as to be considered a default under the Operating Agreements and such failure is not cured within ten (10) days of written notice from Lender;

(xiii) if any Ground Lease is part of the collateral for the Loan, (A) Borrower shall fail in the payment of any rent, additional rent or other charge mentioned in or made payable by the Ground Lease as and when such rent or other charge is payable (unless waived by the landlord under the Ground Lease), (B) there shall occur any default by Borrower, as tenant under the Ground Lease, in the observance or performance of any term, covenant or condition of the Ground Lease on the part of Borrower, to be observed or performed (unless cured within applicable grace, notice or cure periods set forth in such Ground Lease or otherwise waived by the landlord under the Ground Lease), (C) if any one or more of the events referred to in the Ground Lease shall occur which would cause the Ground Lease to terminate without notice or action by the landlord under the Ground Lease or which would entitle the landlord to terminate the Ground Lease and the term thereof by giving notice to Borrower, as tenant thereunder (unless waived by the landlord under the Ground Lease), (D) if the leasehold estate created by the Ground Lease shall be surrendered or the Ground Lease shall be terminated or canceled for any reason or under any circumstances whatsoever or (E) if any of the terms, covenants or conditions of the Ground Lease shall in any manner be modified, changed, supplemented, altered, or amended without the consent of Lender except as otherwise permitted by this Agreement;

(xiv) if Guarantor breaches in any material respect any covenant, warranty or representation contained in the Guaranty or if Borrower breaches in any material respect any covenant, warranty or representation contained in the Guaranty of Other Loans which is not cured within any applicable notice and cure period provided therein;

(xv) if Borrower shall continue to be in Default under any of the other terms, covenants or conditions of this Agreement not specified in Subsections (i) to (xiv) above, for ten (10) days after notice to Borrower from Lender, in the case of any Default which can be cured by the payment of a sum of money, or for thirty (30) days after notice from Lender in the case of any other Default; provided, however, that if such non monetary Default is susceptible of cure but cannot reasonably be cured within such 30 day period and provided further that Borrower shall have commenced to cure such Default within such 30 day period and thereafter diligently and expeditiously proceeds to cure the same, such 30 day period shall be extended for such time as is reasonably necessary for Borrower in the exercise of due diligence to cure such Default, such additional period not to exceed sixty (60) days plus time permitted for Excusable Delays;

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(xvi) an “Event of Default” shall occur under, and as defined in, any of the Other Loan Documents or the Guaranty Security Documents; or

(xvii) if there shall be default under any of the other Loan Documents or the Guaranty Security Documents beyond any applicable cure periods contained in such Loan Documents or such Guaranty Security Documents, whether as to Borrower or the Individual Property, or if any other such event shall occur or condition shall exist, if the effect of such event or condition is to accelerate the maturity of any portion of the Debt or to permit Lender to accelerate the maturity of all or any portion of the Debt.

(b) Upon the occurrence of an Event of Default (other than an Event of Default described in clause (vi), (vii) or (viii) above) and at any time thereafter Lender may, in addition to any other rights or remedies available to it pursuant to this Agreement and the other Loan Documents or the Guaranty Security Documents or at law or in equity, take such action, without notice or demand, that Lender deems advisable to protect and enforce its rights against Borrower and in and to the Individual Property, including, without limitation, declaring the Debt to be immediately due and payable, and Lender may enforce or avail itself of any or all rights or remedies provided in the Loan Documents against Borrower and any or all of the Individual Property, including, without limitation, all rights or remedies available at law or in equity; and upon any Event of Default described in clauses (vi), (vii) or (viii) above, the Debt and all other obligations of Borrower hereunder and under the other Loan Documents and the Guaranty Security Documents shall immediately and automatically become due and payable, without notice or demand, and Borrower hereby expressly waives any such notice or demand, anything contained herein or in any other Loan Document or in any of the Guaranty Security Documents to the contrary notwithstanding.

Section 10.2 Remedies.

(a) Upon the occurrence of an Event of Default, all or any one or more of the rights, powers, privileges and other remedies available to Lender against Borrower under this Agreement or any of the other Loan Documents or any of the Guaranty Security Documents executed and delivered by, or applicable to, Borrower or at law or in equity may be exercised by Lender at any time and from time to time, whether or not all or any of the Debt shall be declared due and payable, and whether or not Lender shall have commenced any foreclosure proceeding or other action for the enforcement of its rights and remedies under any of the Loan Documents or the Guaranty Security Documents with respect to the Individual Property. Any such actions taken by Lender shall be cumulative and concurrent and may be pursued independently, singly, successively, together or otherwise, at such time and in such order as Lender may determine in its sole discretion, to the fullest extent permitted by law, without impairing or otherwise affecting the other rights and remedies of Lender permitted by law, equity or contract or as set forth herein or in the other Loan Documents or in the Guaranty Security Documents. Without limiting the generality of the foregoing, if an Event of Default is continuing (i) Lender is not subject to any “one action” or “election of remedies” law or rule, and (ii) all liens and other rights, remedies or privileges provided to Lender shall remain in full force and effect until Lender has exhausted all of its remedies against the Individual Property and the Mortgage has been foreclosed, sold and/or otherwise realized upon in satisfaction of the Debt or the Debt has been paid in full.

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(b) With respect to the Borrower and the Individual Property, nothing contained herein or in any other Loan Document shall be construed as requiring Lender to resort to the Individual Property for the satisfaction of any of the Debt in preference or priority to any other Individual Property, and Lender may seek satisfaction out of the Individual Property or any part thereof, in its absolute discretion in respect of the Debt. In addition, Lender shall have the right from time to time to partially foreclose the Mortgages in any manner and for any amounts secured by the Mortgages then due and payable as determined by Lender in its sole discretion including, without limitation, the following circumstances: (i) in the event Borrower default beyond any applicable grace period in the payment of one or more scheduled payments of principal and interest, Lender may foreclose one or more Mortgages to recover such delinquent payments, or (ii) in the event Lender elects to accelerate less than the entire outstanding principal balance of the Loan, Lender may foreclose one or more Mortgage to recover so much of the principal balance of the Loan as Lender may accelerate and such other sums secured by one or more Mortgages as Lender may elect. Notwithstanding one or more partial foreclosures, the Individual Property shall remain subject to the Mortgages to secure payment of sums secured by the Mortgages and not previously recovered.

(c) Lender shall have the right from time to time to sever the Note and the other Loan Documents into one or more separate notes, mortgages and other Guaranty Security Documents (the “Severed Loan Documents”) in such denominations as Lender shall determine in its sole discretion for purposes of evidencing and enforcing its rights and remedies provided hereunder. Borrower shall execute and deliver to Lender from time to time, promptly after the request of Lender, a severance agreement and such other documents as Lender shall request in order to effect the severance described in the preceding sentence, all in form and substance reasonably satisfactory to Lender. Borrower hereby absolutely and irrevocably appoints Lender as its true and lawful attorney, coupled with an interest, in its name and stead to make and execute all documents necessary or desirable to effect the aforesaid severance, Borrower ratifying all that their said attorney shall do by virtue thereof; provided, however, Lender shall not make or execute any such documents under such power until three (3) days after notice has been given to Borrower by Lender of Lender’s intent to exercise its rights under such power. Except as may be required in connection with a Securitization pursuant to Section 9.1 hereof, (i) Borrower shall not be obligated to pay any costs or expenses incurred in connection with the preparation, execution, recording or filing of the Severed Loan Documents, and (ii) the Severed Loan Documents shall not contain any representations, warranties or covenants not contained in the Loan Documents or the Guaranty Security Documents and any such representations and warranties contained in the Severed Loan Documents will be given by Borrower only as of the Closing Date.

(d) Any amounts recovered from the Individual Property or any other collateral for the Loan after an Event of Default may be applied by Lender toward the payment of any interest and/or principal of the Components and/or any other amounts due under the Loan Documents or the Guaranty Security Documents in such order, priority and proportions as Lender in its sole discretion shall determine.

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Section 10.3 Right to Cure Defaults. Lender may, but without any obligation to do so and without notice to or demand on Borrower and without releasing Borrower from any obligation hereunder or being deemed to have cured any Event of Default hereunder, make, do or perform any obligation of Borrower hereunder in such manner and to such extent as Lender may deem necessary. Lender is authorized to enter upon the Individual Property for such purposes, or appear in, defend, or bring any action or proceeding to protect its interest in the Individual Property for such purposes, and the cost and expense thereof (including reasonable attorneys’ fees to the extent permitted by law), with interest as provided in this Section 10.3, shall constitute a portion of the Debt and shall be due and payable to Lender upon demand. All such costs and expenses incurred by Lender in remedying such Event of Default or such failed payment or act or in appearing in, defending, or bringing any action or proceeding shall bear interest at the Default Rate, for the period after such cost or expense was incurred until the date of payment to Lender. All such costs and expenses incurred by Lender together with interest thereon calculated at the Default Rate shall be deemed to constitute a portion of the Debt and be secured by the liens, claims and security interests provided to Lender under the Loan Documents and shall be immediately due and payable upon demand by Lender therefore.

Section 10.4 Remedies Cumulative. The rights, powers and remedies of Lender under this Agreement shall be cumulative and not exclusive of any other right, power or remedy which Lender may have against Borrower pursuant to this Agreement or the other Loan Documents, or existing at law or in equity or otherwise. Lender’s rights, powers and remedies may be pursued singly, concurrently or otherwise, at such time and in such order as Lender may determine in Lender’s sole discretion. No delay or omission to exercise any remedy, right or power accruing upon an Event of Default shall impair any such remedy, right or power or shall be construed as a waiver thereof, but any such remedy, right or power may be exercised from time to time and as often as may be deemed expedient. A waiver of one Default or Event of Default with respect to Borrower shall not be construed to be a waiver of any subsequent Default or Event of Default by Borrower or to impair any remedy, right or power consequent thereon.

XI. MISCELLANEOUS

Section 11.1 Successors and Assigns. All covenants, promises and agreements in this Agreement, by or on behalf of Borrower, shall inure to the benefit of the legal representatives, successors and assigns of Lender.

Section 11.2 Lender’s Discretion. Whenever pursuant to this Agreement Lender exercises any right given to it to approve or disapprove, or any arrangement or term is to be satisfactory to Lender, the decision of Lender to approve or disapprove or to decide whether arrangements or terms are satisfactory or not satisfactory shall (except as is otherwise specifically herein provided) be in the sole discretion of Lender and shall be final and conclusive. Prior to a Securitization, whenever pursuant to this Agreement the Rating Agencies are given any right to approve or disapprove, or any arrangement or term is to be satisfactory to the Rating Agencies, the decision of Lender to approve or disapprove or to decide whether arrangements or terms are satisfactory or not satisfactory, based upon Lender’s determination of Rating Agency criteria, shall be substituted therefore.

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Section 11.3 Governing Law.

(A) THIS AGREEMENT WAS NEGOTIATED IN THE STATE OF NEW YORK, AND THE LOAN WAS MADE BY LENDER AND ACCEPTED BY BORROWER IN THE STATE OF NEW YORK, AND THE PROCEEDS OF THE LOAN DELIVERED PURSUANT HERETO WERE DISBURSED FROM THE STATE OF NEW YORK, WHICH STATE THE PARTIES AGREE HAS A SUBSTANTIAL RELATIONSHIP TO THE PARTIES AND TO THE UNDERLYING TRANSACTION EMBODIED HEREBY, AND IN ALL RESPECTS, INCLUDING, WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE, THIS AGREEMENT, THE NOTE AND THE OTHER LOAN DOCUMENTS AND THE OBLIGATIONS ARISING HEREUNDER AND THEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND PERFORMED IN SUCH STATE (WITHOUT REGARD TO PRINCIPLES OF CONFLICT OF LAWS (OTHER THAN SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW (THE “GOL”)) AND ANY APPLICABLE LAW OF THE UNITED STATES OF AMERICA, EXCEPT THAT AT ALL TIMES (I) THE PROVISIONS OF THIS AGREEMENT GOVERNING THE CREATION, PERFECTION, PRIORITY AND ENFORCEMENT OF THE LIENS AND SECURITY INTERESTS CREATED PURSUANT HERETO WITH RESPECT TO THE PROPERTY (OTHER THAN AS DESCRIBED IN SUBSECTION II BELOW) SHALL BE GOVERNED BY AND CONSTRUED ACCORDING TO THE LAW OF THE STATE IN WHICH THE INDIVIDUAL PROPERTY AND FIXTURES ARE LOCATED AND (II) WITH RESPECT TO THE LIENS AND SECURITY INTERESTS CREATED BY THIS AGREEMENT IN PROPERTY COVERED BY ARTICLE 9 OF THE UNIFORM COMMERCIAL CODE (OTHER THAN THE ACCOUNTS), THE LAW OF THE JURISDICTION APPLICABLE IN ACCORDANCE WITH SECTIONS 9-301 THROUGH 9-307 OF THE UNIFORM COMMERCIAL CODE IN EFFECT IN THE STATE WHERE THE INDIVIDUAL PROPERTY IS LOCATED SHALL GOVERN THE PERFECTION, THE EFFECT OF PERFECTION OR NON-PERFECTION, AND THE PRIORITY THEREOF. TO THE FULLEST EXTENT PERMITTED BY LAW, BORROWER HEREBY UNCONDITIONALLY AND IRREVOCABLY WAIVES ANY CLAIM TO ASSERT THAT THE LAW OF ANY OTHER JURISDICTION GOVERNS THIS AGREEMENT AND THE NOTE, AND THIS AGREEMENT AND THE NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK PURSUANT TO SECTION 5-1401 OF THE GOL EXCEPT AS SPECIFICALLY SET FORTH ABOVE.

(B) ANY LEGAL SUIT, ACTION OR PROCEEDING AGAINST LENDER OR BORROWER ARISING OUT OF OR RELATING TO THIS AGREEMENT MAY AT LENDER’S OPTION BE INSTITUTED IN ANY FEDERAL OR STATE COURT IN THE CITY OF NEW YORK, COUNTY OF

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NEW YORK, PURSUANT TO SECTION 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW AND BORROWER WAIVES ANY OBJECTIONS WHICH IT MAY NOW OR HEREAFTER HAVE BASED ON VENUE AND/OR FORUM NON CONVENIENS OF ANY SUCH SUIT, ACTION OR PROCEEDING, AND BORROWER HEREBY IRREVOCABLY SUBMITS TO THE JURISDICTION OF ANY SUCH COURT IN ANY SUIT, ACTION OR PROCEEDING. BORROWER HEREBY DESIGNATES AND APPOINTS:

CT CORPORATION SYSTEM

111 EIGHTH AVENUE

NEW YORK, NEW YORK 10011

ATTN: SERVICE OF PROCESS DEPT.

AS ITS AUTHORIZED AGENT TO ACCEPT AND ACKNOWLEDGE ON THEIR BEHALF SERVICE OF ANY AND ALL PROCESS WHICH MAY BE SERVED IN ANY SUCH SUIT, ACTION OR PROCEEDING IN ANY FEDERAL OR STATE COURT IN NEW YORK, NEW YORK, AND AGREES THAT SERVICE OF PROCESS UPON SAID AGENT AT SAID ADDRESS AND WRITTEN NOTICE OF SAID SERVICE MAILED OR DELIVERED TO BORROWER IN THE MANNER PROVIDED HEREIN SHALL BE DEEMED IN EVERY RESPECT EFFECTIVE SERVICE OF PROCESS UPON BORROWER, IN ANY SUCH SUIT, ACTION OR PROCEEDING IN THE STATE OF NEW YORK. BORROWER (I) SHALL GIVE PROMPT NOTICE TO LENDER OF ANY CHANGED ADDRESS OF THEIR AUTHORIZED AGENT HEREUNDER, (II) MAY AT ANY TIME AND FROM TIME TO TIME DESIGNATE A SUBSTITUTE AUTHORIZED AGENT WITH AN OFFICE IN NEW YORK, NEW YORK (WHICH SUBSTITUTE AGENT AND OFFICE SHALL BE DESIGNATED AS THE PERSON AND ADDRESS FOR SERVICE OF PROCESS), AND (III) SHALL PROMPTLY DESIGNATE SUCH A SUBSTITUTE IF THEIR AUTHORIZED AGENT CEASES TO HAVE AN OFFICE IN NEW YORK, NEW YORK OR IS DISSOLVED WITHOUT LEAVING A SUCCESSOR.

Section 11.4 Modification, Waiver in Writing. No modification, amendment, extension, discharge, termination or waiver of any provision of this Agreement or of any other Loan Document or any other Guaranty Security Documents, nor consent to any departure by Borrower therefrom, shall in any event be effective unless the same shall be in a writing signed by the party against whom enforcement is sought, and then such waiver or consent shall be effective only in the specific instance, and for the purpose, for which given. Except as otherwise expressly provided herein, no notice to, or demand on Borrower, shall entitle Borrower to any other or future notice or demand in the same, similar or other circumstances.

Section 11.5 Delay Not a Waiver. Neither any failure nor any delay on the part of Lender in insisting upon strict performance of any term, condition, covenant or agreement, or exercising any right, power, remedy or privilege hereunder, or under any other Loan Document or Security Document, shall operate as or constitute a waiver thereof, nor shall a single or partial exercise thereof preclude any other future exercise, or the exercise of any other right, power, remedy or privilege. In particular, and not by way of limitation, by accepting payment after the due date of any amount payable under this Agreement or any other Loan Document or Security

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Document, Lender shall not be deemed to have waived any right either to require prompt payment when due of all other amounts due under this Agreement or the other Loan Documents or Security Document, or to declare a default for failure to effect prompt payment of any such other amount. Lender shall have the right to waive or reduce any time periods that Lender is entitled to under the Loan Documents or the Guaranty Security Documents in its sole and absolute discretion.

Section 11.6 Notices. All notices, demands, requests, consents, approvals or other communications (any of the foregoing, a “Notice”) required, permitted, or desired to be given hereunder shall be in writing sent by registered or certified mail, postage prepaid, return receipt requested, or delivered by hand or reputable overnight courier addressed to the party to be so notified at its address hereinafter set forth, or to such other address as such party may hereafter specify in accordance with the provisions of this Section 11.6. Any Notice shall be deemed to have been received: (a) three (3) days after the date such Notice is mailed, (b) on the date of delivery by hand if delivered during business hours on a Business Day (otherwise on the next Business Day), and (c) on the next Business Day if sent by an overnight commercial courier, in each case addressed to the parties as follows:

If to Lender:	Morgan Stanley Mortgage Capital Inc.
1221 Avenue of the Americas, 27th Floor
New York, New York 10020
Attention: James Flaum and Kevin Swartz

with a copy to:	Cadwalader, Wickersham & Taft LLP
100 Maiden Lane
New York, New York 10038
Attention: John M. Zizzo, Esq.

If to Borrower:	c/o Wells Real Estate Funds
6200 The Corners Parkway, Suite 250
Norcross, Georgia 30092-6040
Attention: Finance Department

with a copy to:	Alston & Bird LLP
1201 West Peachtree Street
Atlanta, Georgia 30309-3424
Attention: Steven D. Collier, Esq.

Section 11.7 Trial by Jury. BORROWER AND LENDER EACH HEREBY AGREES NOT TO ELECT A TRIAL BY JURY OF ANY ISSUE TRIABLE OF RIGHT BY JURY, AND WAIVES ANY RIGHT TO TRIAL BY JURY FULLY TO THE EXTENT THAT ANY SUCH RIGHT SHALL NOW OR HEREAFTER EXIST WITH REGARD TO THE LOAN DOCUMENTS, OR ANY CLAIM, COUNTERCLAIM OR OTHER ACTION ARISING IN CONNECTION THEREWITH. THIS WAIVER OF RIGHT TO TRIAL BY JURY IS GIVEN KNOWINGLY AND VOLUNTARILY BY THE BORROWER AND LENDER, AND IS INTENDED TO ENCOMPASS INDIVIDUALLY EACH INSTANCE AND EACH ISSUE AS TO WHICH THE RIGHT TO A TRIAL BY

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JURY WOULD OTHERWISE ACCRUE. EACH PARTY IS HEREBY AUTHORIZED TO FILE A COPY OF THIS PARAGRAPH IN ANY PROCEEDING AS CONCLUSIVE EVIDENCE OF THIS WAIVER.

Section 11.8 Headings. The Article and/or Section headings and the Table of Contents in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.

Section 11.9 Severability. Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

Section 11.10 Preferences. Lender shall have the continuing and exclusive right to apply or reverse and reapply any and all payments by Borrower to any portion of the obligations of Borrower hereunder. To the extent Borrower makes a payment or payments to Lender, which payment or proceeds or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, state or federal law, common law or equitable cause, then, to the extent of such payment or proceeds received, the obligations hereunder or part thereof intended to be satisfied shall be revived and continue in full force and effect, as if such payment or proceeds had not been received by Lender.

Section 11.11 Waiver of Notice. s shall not be entitled to any notices of any nature whatsoever from Lender except with respect to matters for which this Agreement or the other Loan Documents or the Guaranty Security Documents specifically and expressly provide for the giving of notice by Lender to Borrower and except with respect to matters for which Borrower is not, pursuant to applicable Legal Requirements, permitted to waive the giving of notice. Borrower hereby expressly waives the right to receive any notice from Lender with respect to any matter for which this Agreement or the other Loan Documents or the Guaranty Security Documents do not specifically and expressly provide for the giving of notice by Lender to Borrower.

Section 11.12 Remedies of Borrower. In the event that a claim or adjudication is made that Lender or its agents have acted unreasonably or unreasonably delayed acting in any case where, by law or under this Agreement or the other Loan Documents or the other Guaranty Security Documents, Lender or such agent, as the case may be, has an obligation to act reasonably or promptly, neither Lender nor its agents shall be liable for any monetary damages, and Borrower’s sole remedy shall be limited to commencing an action seeking injunctive relief or declaratory judgment. Any action or proceeding to determine whether Lender has acted reasonably shall be determined by an action seeking declaratory judgment.

Section 11.13 Expenses; Indemnity.

(a) Borrower shall pay or, if Borrower fails to pay, reimburse Lender upon receipt of notice from Lender, for all reasonable costs and expenses (including reasonable

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attorneys’ fees and disbursements) incurred by Lender in connection with (i) Borrower’s ongoing performance of and compliance with Borrower’s agreements and covenants contained in this Agreement and the other Loan Documents and the Guaranty Security Documents on its part to be performed or complied with after the Closing Date, including, without limitation, confirming compliance with environmental and insurance requirements; (ii) Lender’s ongoing performance of and compliance with all agreements and covenants contained in this Agreement and the other Loan Documents and the Guaranty Security Documents on its part to be performed or complied with after the Closing Date; (iii) the negotiation, preparation, execution, delivery and administration of any consents, amendments, waivers or other modifications to this Agreement and the other Loan Documents and the Guaranty Security Documents and any other documents or matters requested by Borrower; (iv) the filing and recording fees and expenses, title insurance and reasonable fees and expenses of counsel for providing to Lender all required legal opinions, and other similar expenses incurred, in creating and perfecting the Liens in favor of Lender pursuant to this Agreement and the other Loan Documents and the Guaranty Security Documents; (v) enforcing or preserving any rights, in response to third party claims or the prosecuting or defending of any action or proceeding or other litigation or otherwise, in each case against, under or affecting Borrower, this Agreement, the other Loan Documents, the Guaranty Security Documents, the Individual Property, or any other security given for the Loan; and (vi) enforcing any obligations of or collecting any payments due from Borrower under this Agreement, the other Loan Documents, the Guaranty Security Documents or with respect to the Individual Property or in connection with any refinancing or restructuring of the credit arrangements provided under this Agreement in the nature of a “work out” or of any insolvency or bankruptcy proceedings; provided, however, that Borrower shall not be liable for the payment of any such costs and expenses to the extent the same arise by reason of the gross negligence, illegal acts, fraud or willful misconduct of Lender. Any costs due and payable to Lender may be paid to Lender pursuant to the Cash Management Agreement.

(b) Borrower shall indemnify, defend and hold harmless Lender and its officers, directors, agents, employees (and the successors and assigns of the foregoing) (the “Lender Indemnitees”) from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs, expenses and disbursements of any kind or nature whatsoever (including, without limitation, the reasonable fees and disbursements of counsel for the Lender Indemnitees in connection with any investigative, administrative or judicial proceeding commenced or threatened, whether or not the Lender Indemnitees shall be designated a party thereto), that may be imposed on, incurred by, or asserted against the Lender Indemnitees in any manner relating to or arising out of (i) any breach by Borrower of its obligations under, or any material misrepresentation by Borrower contained in, this Agreement or the other Loan Documents or the Guaranty Security Documents, or (ii) the use or intended use of the proceeds of the Loan (collectively, the “Indemnified Liabilities”); provided, however, that Borrower shall not have any obligation to the Lender Indemnitees hereunder to the extent that such Indemnified Liabilities arise from the gross negligence, illegal acts, fraud or willful misconduct of the Lender Indemnitees. To the extent that the undertaking to indemnify, defend and hold harmless set forth in the preceding sentence may be unenforceable because it violates any law or public policy, Borrower shall pay the maximum portion that it is permitted to pay and satisfy under applicable law to the payment and satisfaction of all Indemnified Liabilities incurred by the Lender Indemnitees.

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Section 11.14 Schedules Incorporated. The Schedules annexed hereto are hereby incorporated herein as a part of this Agreement with the same effect as if set forth in the body hereof.

Section 11.15 Offsets, Counterclaims and Defenses. Any assignee of Lender’s interest in and to this Agreement and the other Loan Documents and the Guaranty Security Documents shall take the same free and clear of all offsets, counterclaims or defenses which are unrelated to such documents which Borrower may otherwise have against any assignor of such documents, and no such unrelated counterclaim or defense shall be interposed or asserted by Borrower in any action or proceeding brought by any such assignee upon such documents and any such right to interpose or assert any such unrelated offset, counterclaim or defense in any such action or proceeding is hereby expressly waived by Borrower.

Section 11.16 No Joint Venture or Partnership; No Third Party Beneficiaries.

(a) Borrower and Lender intend that the relationships created hereunder and under the other Loan Documents and the Guaranty Security Documents be solely that of borrower and lender. Nothing herein or therein is intended to create a joint venture, partnership, tenancy in common, or joint tenancy relationship between Borrower and Lender nor to grant Lender any interest in the Individual Property other than that of mortgagee, beneficiary or lender.

(b) This Agreement and the other Loan Documents and the Guaranty Security Documents are solely for the benefit of Lender and nothing contained in this Agreement or the other Loan Documents and the Guaranty Security Documents shall be deemed to confer upon anyone other than Lender any right to insist upon or to enforce the performance or observance of any of the obligations contained herein or therein. All conditions to the obligations of Lender to make the Loan hereunder are imposed solely and exclusively for the benefit of Lender and no other Person shall have standing to require satisfaction of such conditions in accordance with their terms or be entitled to assume that Lender will refuse to make the Loan in the absence of strict compliance with any or all thereof and no other Person shall under any circumstances be deemed to be a beneficiary of such conditions, any or all of which may be freely waived in whole or in part by Lender if, in Lender’s sole discretion, Lender deems it advisable or desirable to do so.

Section 11.17 Publicity. All news releases, publicity or advertising by either party to this Agreement through any media intended to reach the general public which refers to the Loan Documents, to the parties, or any of their Affiliates shall be subject to the prior approval of the other party, not to be unreasonably withheld or delayed.

Section 11.18 Cross Default; Cross-Collateralization; Waiver of Marshalling of Assets.

(a) To the fullest extent permitted by law, Borrower, for itself and its successors and assigns, waives all rights to a marshalling of the assets of Borrower, Borrower’s partners and others with interests in Borrower, and of the Individual Property, or to a sale in inverse order of alienation in the event of foreclosure of all or any of the Mortgage, and agrees

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not to assert any right under any laws pertaining to the marshalling of assets, the sale in inverse order of alienation, homestead exemption, the administration of estates of decedents, or any other matters whatsoever to defeat, reduce or affect the right of Lender under the Loan Documents or the Guaranty Security Documents to a sale of the Individual Property for the collection of the Debt without any prior or different resort for collection or of the right of Lender to the payment of the Debt out of the net proceeds of the Individual Property in preference to every other claimant whatsoever. In addition, Borrower, for itself and its successors and assigns, waives in the event of foreclosure of any or all of the Mortgage, any equitable right otherwise available to Borrower which would require the separate sale of the Individual Property or require Lender to exhaust its remedies against the Individual Property.

Section 11.19 Waiver of Offsets/Defenses/Counterclaims. Borrower hereby waives the right to assert a counterclaim, other than a compulsory counterclaim, in any action or proceeding brought against it by Lender or its agents or otherwise to offset any obligations to make the payments required by the Loan Documents or the Guaranty Security Documents. No failure by Lender to perform any of its obligations hereunder shall be a valid defense to, or result in any offset against, any payments which Borrower is obligated to make under any of the Loan Documents.

Section 11.20 Conflict; Construction of Documents; Reliance. In the event of any conflict between the provisions of this Agreement and any of the other Loan Documents or the Guaranty Security Documents, the provisions of this Agreement shall control. The parties hereto acknowledge that they were represented by competent counsel in connection with the negotiation, drafting and execution of the Loan Documents and that such Loan Documents and Guaranty Security Documents shall not be subject to the principle of construing their meaning against the party which drafted same. Borrower acknowledges that, with respect to the Loan, Borrower shall rely solely on their own judgment and advisors in entering into the Loan without relying in any manner on any statements, representations or recommendations of Lender or any parent, subsidiary or Affiliate of Lender. Lender shall not be subject to any limitation whatsoever in the exercise of any rights or remedies available to it under any of the Loan Documents or any other agreements or instruments which govern the Loan by virtue of the ownership by it or any parent, subsidiary or Affiliate of Lender of any equity interest any of them may acquire in Borrower, and Borrower hereby irrevocably waives the right to raise any defense or take any action on the basis of the foregoing with respect to Lender’s exercise of any such rights or remedies. Borrower acknowledges that Lender engages in the business of real estate financings and other real estate transactions and investments which may be viewed as adverse to or competitive with the business of Borrower or its Affiliates.

Section 11.21 Brokers and Financial Advisors. Borrower hereby represents that it has dealt with no financial advisors, brokers, underwriters, placement agents, agents or finders in connection with the transactions contemplated by this Agreement. Borrower shall indemnify, defend and hold Lender harmless from and against any and all claims, liabilities, costs and expenses of any kind (including Lender’s attorneys’ fees and expenses) in any way relating to or arising from a claim by any Person that such Person acted on behalf of Borrower or Lender in connection with the transactions contemplated herein. The provisions of this Section 11.21 shall survive the expiration and termination of this Agreement and the payment of the Debt.

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Section 11.22 Exculpation. Subject to the qualifications below, Lender shall not enforce the liability and obligation of Borrower to perform and observe the obligations contained in the Note, this Agreement, the Mortgage, the other Loan Documents or the Guaranty Security Documents by any action or proceeding wherein a money judgment shall be sought against Borrower, except that Lender may bring a foreclosure action, an action for specific performance or any other appropriate action or proceeding to enable Lender to enforce and realize upon its interest under the Note, this Agreement, the Mortgages, the other Loan Documents and the Guaranty Security Documents, or in the Individual Property, the Rents, or any other collateral given to Lender pursuant to the Loan Documents and the Guaranty Security Documents; provided, however, that, except as specifically provided herein, any judgment in any such action or proceeding shall be enforceable against Borrower only to the extent of Borrower’s interest in the Individual Property, in the Rents and in any other collateral given to Lender, and Lender, by accepting the Note, this Agreement, the Mortgages, the other Loan Documents and the Guaranty Security Documents, shall not sue for, seek or demand any deficiency judgment against Borrower in any such action or proceeding under or by reason of or under or in connection with the Note, this Agreement, the Mortgages, the other Loan Documents or the Guaranty Security Documents. The provisions of this Section shall not, however, (a) constitute a waiver, release or impairment of any obligation evidenced or secured by any of the Loan Documents or the Guaranty Security Documents; (b) impair the right of Lender to name Borrower as a party defendant in any action or suit for foreclosure and sale under any of the Mortgages; (c) affect the validity or enforceability of any guaranty made in connection with the Loan or any of the rights and remedies of Lender thereunder; (d) impair the right of Lender to obtain the appointment of a receiver; (e) impair the enforcement of any of the Assignments of Leases; (f) constitute a prohibition against Lender to seek a deficiency judgment against Borrower in order to fully realize on any security given by Borrower in connection with the Loan or to commence any other appropriate action or proceeding in order for Lender to exercise its remedies against such security; or (g) constitute a waiver of the right of Lender to enforce the liability and obligation of Borrower, by money judgment or otherwise, to the extent of any loss, damage, cost, expense, liability, claim or other obligation incurred by Lender (including attorneys’ fees and costs reasonably incurred) arising out of or in connection with the following:

(i) fraud or intentional misrepresentation by Borrower or any guarantor in connection with the Loan;

(ii) the gross negligence or intentionally tortious conduct of Borrower;

(iii) the breach of any representation, warranty, covenant or indemnification provision in the Environmental Indemnity or in the Mortgage concerning environmental laws, hazardous substances and asbestos and any indemnification of Lender with respect thereto in either document;

(iv) the removal or disposal of any portion of the Individual Property after an Event of Default;

(v) the misapplication or conversion by Borrower of (A) any insurance proceeds paid by reason of any loss, damage or destruction to the Individual Property, (B) any Awards or other amounts received in connection with the Condemnation of all or a portion of the Individual Property, or (C) any Rents following an Event of Default;

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(vi) failure to pay charges for labor or materials or other charges that can create Liens on any portion of the Individual Property unless Borrower promptly bonds off the resulting Lien from the Individual Property to the reasonable satisfaction of the Lender and in compliance with applicable law;

(vii) any security deposits, advance deposits or any other deposits collected with respect to the Individual Property which are not delivered to Lender upon a foreclosure of the Individual Property or action in lieu thereof, except to the extent any such security deposits were applied in accordance with the terms and conditions of any of the Leases prior to the occurrence of the Event of Default that gave rise to such foreclosure or action in lieu thereof; and

(viii) Borrower’s indemnification of Lender set forth in Section 9.2 hereof.

Notwithstanding anything to the contrary in this Agreement, the Note or any of the Loan Documents, (A) Lender shall not be deemed to have waived any right which Lender may have under Section 506(a), 506(b), 1111(b) or any other provisions of the Bankruptcy Code to file a claim for the full amount of the Debt or to require that all collateral shall continue to secure all of the Debt owing to Lender in accordance with the Loan Documents, and (B) the Debt shall be fully recourse to Borrower in the event that: (i) Borrower fails to obtain Lender’s prior written consent to any subordinate financing or other voluntary Lien encumbering the Individual Property; (ii) Borrower fails to obtain Lender’s prior written consent to any assignment, transfer, or conveyance of the Individual Property or any interest therein as required by the Mortgages or this Agreement; (iii) Borrower files a voluntary petition under the Bankruptcy code or any other Federal or state bankruptcy or insolvency law; (iv) an Affiliate, officer, director, or representative which controls, directly or indirectly, Borrower files, or joins in the filing of, an involuntary petition against Borrower under the Bankruptcy Code or any other Federal or state bankruptcy or insolvency law, or solicits or causes to be solicited petitioning creditors for any involuntary petition against Borrower from any Person; (v) Borrower files an answer consenting to or otherwise acquiescing in or joining in any involuntary petition filed against it, by any other Person under the Bankruptcy Code or any other Federal or state bankruptcy or insolvency law, or solicits or causes to be solicited petitioning creditors for any involuntary petition from any Person; (vi) any Affiliate, officer, director, or representative which controls Borrower consents to or acquiesces in or joins in an application for the appointment of a custodian, receiver, trustee, or examiner for Borrower or any portion of the Property; or (vii) Borrower makes an assignment for the benefit of creditors, or admits, in writing or in any legal proceeding, its insolvency or inability to pay its debts as they become due.

Section 11.23 Prior Agreements. This Agreement and the other Loan Documents and the Guaranty Security Documents contain the entire agreement of the parties hereto and thereto in respect of the transactions contemplated hereby and thereby, and all prior agreements among or between such parties, whether oral or written, are superseded by the terms of this Agreement, the other Loan Documents and the Guaranty Security Documents.

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Section 11.24 Servicer.

(a) At the option of Lender, the Loan may be serviced by a servicer (the “Servicer”) selected by Lender and Lender may delegate all or any portion of its responsibilities under this Agreement, the other Loan Documents and the Guaranty Security Documents to the Servicer pursuant to a servicing agreement (the “Servicing Agreement”) between Lender and Servicer. Borrower shall be responsible for any reasonable set-up fees or any other costs relating to or arising under the Servicing Agreement, including the payment, on a monthly basis, of the monthly servicing fee due to the Servicer under the Servicing Agreement in an amount not to exceed one basis point on the amount of the Loan per annum. Servicer shall also be entitled to reimbursement of costs and expenses as and to the same extent (but without duplication) as Lender is entitled thereto under the applicable provisions of this Agreement and the other Loan Documents.

(b) Upon notice thereof from Lender, Servicer shall have the right to exercise all rights of Lender and enforce all obligations of Borrower pursuant to the provisions of this Agreement, the Note and the other Loan Documents.

(c) Provided Borrower shall have been given notice of Servicer’s address by Lender, Borrower shall deliver to Servicer duplicate originals of all notices and other instruments which Borrower may or shall be required to deliver to Lender pursuant to this Agreement, the Note, the other Loan Documents and the Guaranty Security Documents (and no delivery of such notices or other instruments by Borrower shall be of any force or effect unless delivered to Lender and Servicer as provided above).

Section 11.25 Joint and Several Liability. If Borrower is comprised of more than one Person, all representations, warranties, covenants (both affirmative and negative) and all other Obligations hereunder shall be the joint and several obligation of each entity making up Borrower and a Default or Event of Default by any such Person shall be deemed a Default or Event of Default by all such entities and Borrower. The representations, covenants and warranties contained herein or in any other Loan Document shall be read to apply to the individual entities comprising Borrower when the context so requires but a breach of any such representation, covenant or warranty or a breach of any obligation under the Loan Documents shall be deemed a breach by all such entities and Borrower, entitling the Lender to exercise all of its rights and remedies under all the Loan Documents and under applicable law.

Section 11.26 Creation of Security Interest. Notwithstanding any other provision set forth in this Agreement, the Note, the Mortgage, the other Loan Documents or the Guaranty Security Documents, Lender may at any time create a security interest in all or any portion of its rights under this Agreement, the Note, the Mortgage, the Loan Documents and any other Security Document (including, without limitation, the advances owing to it) in favor of any Federal Reserve Bank in accordance with Regulation A of the Board of Governors of the Federal Reserve System.

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Section 11.27 Assignments and Participations.

(a) The Lender may assign to one or more Persons all or a portion of its rights and obligations under this Agreement, the Note, the Mortgage, any Loan Document and any Security Document.

(b) Upon such execution and delivery, from and after the effective date of any such Assignment, the assignee thereunder shall be a party hereto and have the rights and obligations of Lender hereunder.

(c) Lender may sell participations to one or more Persons in or to all or a portion of its rights and obligations under this Agreement; provided, however, that (i) Lender’s obligations under this Agreement shall remain unchanged, (ii) Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (ii) Lender shall remain the holder of any Note for all purposes of this Agreement and (iv) Borrower shall continue to deal solely and directly with Lender in connection with Lender’s rights and obligations under and in respect of this Agreement and the other Loan Documents and the Guaranty Security Documents.

(d) Lender may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Section 11.27, disclose to the assignee or participant or proposed assignee or participant, as the case may be, any information relating to Borrower or any of its Affiliates or to any aspect of the Loan that has been furnished to the Lender by or on behalf of Borrower or any of its Affiliates.

Section 11.28 Set-Off. In addition to any rights and remedies of Lender provided by this Loan Agreement and by law, the Lender shall have the right, without prior notice to Borrower, any such notice being expressly waived by Borrower to the extent permitted by applicable law, upon any amount becoming due and payable by Borrower hereunder (whether at the stated maturity, by acceleration or otherwise) and the expiration of any applicable grace, notice and cure periods, to set-off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by Lender or any Affiliate thereof to or for the credit or the account of Borrower. Lender agrees promptly to notify Borrower after any such set-off and application made by Lender; provided that the failure to give such notice shall not affect the validity of such set-off and application.

[SIGNATURE PAGES IMMEDIATELY FOLLOW]

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IN WITNESS WHEREOF, the parties hereto have caused this Loan Agreement to be duly executed by their duly authorized representatives, all as of the day and year first above written.

LENDER:

MORGAN STANLEY MORTGAGE CAPITAL INC., a New York corporation

By:
Name:
Title:

BORROWER:

WELLS REIT – ORANGE COUNTY, CA, L.P., a Delaware limited partnership

By:	Wells REIT – Orange County, CA, LLC, a Delaware limited liability company, its general partner

By:
Name:
Title: